UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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BMC Software, Inc.

(Name of Registrant as Specified In Its Charter)

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BMC Software, Inc.

2101 CityWest Boulevard

Houston, Texas 77042

(713) 918-8800

June 24, 2009

Dear Stockholder:

BMC Software’s Annual Meeting of Stockholders will be held on Tuesday, July 28, 2009 at 8:00 a.m., local time, in the Eden Vale room at The Westin Waltham-Boston, 70 Third Avenue, Waltham, Massachusetts. We look forward to your attendance either in person or by proxy. If you received your Annual Meeting materials by mail, the annual report, notice of Annual Meeting, proxy statement and proxy card from our Board of Directors are enclosed. If you received your Annual Meeting materials via e-mail, the e-mail contains voting instructions and links to the annual report and proxy statement on the Internet at http://materials.proxyvote.com/055921. We encourage you to conserve natural resources, as well as significantly reduce our printing and mailing costs, by signing up for electronic delivery of BMC Software stockholder communications. For more information, see “Electronic Delivery of BMC Software Stockholder Communications” in the proxy statement.

At this year’s Annual Meeting, we request your approval of three proposals. First, we seek the election of nine members to our Board of Directors. Second, we seek ratification of the appointment by our Audit Committee of Ernst & Young LLP as our independent registered public accountants for fiscal 2010. Third, we seek your approval of an amendment to our 2007 Incentive Plan to increase the number of shares of our common stock reserved for issuance under such plan by 16,000,000 shares. Our Board of Directors recommends that you vote FOR each of these proposals. Please refer to the proxy statement for detailed information on each of the proposals to be considered at the Annual Meeting.

Very truly yours,

ROBERT E. BEAUCHAMP

Chairman of the Board, President and Chief

Executive Officer

BMC SOFTWARE, INC.

2101 CityWest Boulevard

Houston, Texas 77042-2827

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

July 28, 2009

To the stockholders of

BMC Software, Inc.:

The Annual Meeting of stockholders of BMC Software, Inc., a Delaware corporation (“BMC Software”), will be held in the Eden Vale room at The Westin Waltham-Boston, 70 Third Avenue, Waltham, Massachusetts on July 28, 2009 at 8:00 a.m., local time.

We are holding the Annual Meeting for the following purposes:

1. To elect nine directors, each to serve until the next annual stockholders’ meeting or until his or her respective successor has been duly elected or appointed;

2. To ratify the appointment by our Audit Committee of Ernst & Young LLP as independent registered public accountants of BMC Software for the fiscal year ending March 31, 2010;

3. To approve an amendment to the BMC Software 2007 Incentive Plan to increase the number of shares of BMC Software Common Stock reserved for issuance under such plan by 16,000,000 shares; and

4. To transact such other business as may properly come before the Annual Meeting and at any adjournments or postponements of the meeting.

The above matters are fully described in the proxy statement, which is part of this notice. We have not received notice of any other matters that may be properly presented at the Annual Meeting.

Only stockholders of record at the close of business on June 1, 2009 will be entitled to vote at the Annual Meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at our offices, 2101 CityWest Boulevard, Houston, Texas 77042 for 10 days prior to the Annual Meeting. If you would like to review the stockholder list, please call our investor relations department at (713) 918-4525 to schedule an appointment.

To ensure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the Annual Meeting. Most stockholders have three options for submitting their vote: (1) via the Internet, (2) by phone or (3) by mail using the paper proxy card. For further details, see “Voting” and your proxy card or the email you received for electronic delivery of this proxy statement. If you have Internet access, we encourage you to record your vote on the Internet. It is convenient and it saves us significant postage and processing costs.

By Order of the Board of Directors,

DENISE M. CLOLERY

Senior Vice President, General Counsel

and Secretary

June 24, 2009

This proxy statement and the Annual Report to stockholders will be made available on the Internet at http://materials.proxyvote.com/055921 on or about June 24, 2009.

Electronic Delivery of BMC Software Stockholder Communications

If you received your Annual Meeting materials by mail, we encourage you to conserve natural resources, as well as significantly reduce our printing and mailing costs, by signing up to receive your BMC Software stockholder communications via e-mail. With electronic delivery, you will be notified via e-mail as soon as the annual report and the proxy statement are available on the Internet, and you can easily submit your stockholder votes online. Electronic delivery can also help reduce the number of bulky documents in your personal files and eliminate duplicate mailings. If you would like to view future proxy statements and annual reports over the Internet instead of receiving paper copies, you can elect to do so by voting at www.proxyvote.com and providing your e-mail address through such website after you vote. Your election to view these documents over the Internet will remain in effect until you elect otherwise. Please be aware that if you choose to access these materials over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible. If you choose to view future proxy statements and annual reports over the Internet, next year you will receive an e-mail with instructions on how to view those materials and vote.

Your electronic delivery enrollment will be effective until you cancel it. If you have questions about electronic delivery, please call our investor relations department at (713) 918-4525.

Stockholders Sharing the Same Last Name and Address

In accordance with notices we sent to certain stockholders, we are sending only one copy of our annual report and proxy statement to stockholders who share the same last name and address, unless they have notified us that they want to continue receiving multiple copies. This practice, known as “householding,” is designed to reduce duplicate mailings and save significant printing and postage costs as well as natural resources.

If you received a householded mailing this year and you would like to have additional copies of our annual report and/or proxy statement mailed to you or you would like to opt out of this practice for future mailings, please call 1-800-542-1061, send a request via email to sendmaterial@proxyvote.com or write to Householding Department, 51 Mercedes Way, Edgewood, NY 11717, including your name, the name of your broker or other holder of record and your account number(s). If you revoke your consent, you will be removed from the Householding program within 30 days of receipt of your revocation and each stockholder at your address will receive individual copies of our disclosure documents. You may also contact us if you received multiple copies of the Annual Meeting materials and would prefer to receive a single copy in the future.

Attending the Annual Meeting

The Annual Meeting will be held at 8:00 a.m., local time, on Tuesday, July 28, 2009, in the Eden Vale room at The Westin Waltham-Boston, 70 Third Avenue, Waltham, Massachusetts. When you arrive, signs will direct you to the Eden Vale room. Please note that the doors to the meeting room will not be open until 7:30 a.m. You do not need to attend the Annual Meeting to vote. Even if you plan to attend the Annual Meeting, please submit your vote in advance as instructed below.

Voting

To ensure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the Annual Meeting in person. Most stockholders have three options for submitting their votes: (1) via the Internet, (2) by phone or (3) by mail using the paper proxy card. If you have Internet access, we encourage you to record your vote on the Internet. It is convenient and it saves us significant postage and processing costs. In addition, when you vote via the Internet or by phone prior to the meeting date, your vote is recorded immediately and there is no risk that postal delays will cause your vote to arrive late and therefore not be counted. For further instructions on voting, see your proxy card or the e-mail you received for electronic delivery of this proxy statement. If you attend the Annual Meeting, you may also submit your vote in person, and any previous votes that you submitted, whether by Internet, phone or mail, will be superseded by the vote that you cast at the Annual Meeting.

BMC SOFTWARE, INC.

2101 CityWest Boulevard

Houston, Texas 77042-2827

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

To Be Held July 28, 2009

This proxy statement is furnished to the stockholders of BMC Software, Inc. in connection with the solicitation of proxies by the Board of Directors (the “Board”). The proxies are to be voted at the 2009 Annual Meeting of stockholders of BMC Software (the “Annual Meeting”) to be held in the Eden Vale room at The Westin Waltham-Boston, 70 Third Avenue, Waltham, Massachusetts, at 8:00 a.m., local time, on July 28, 2009, and any adjournments or postponements thereof, for the purposes set forth in the accompanying notice. The Board is not aware of any other matters to be presented at the Annual Meeting. If any other matter should be presented at the Annual Meeting upon which a vote properly may be taken, shares represented by all duly executed proxies received by us will be voted with respect thereto in accordance with the best judgment of the persons designated as the proxies. This proxy statement and the accompanying form of proxy have been mailed to stockholders on or about June 24, 2009.

As of June 1, 2009, the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting, there were outstanding and entitled to vote 184,715,225 shares of the common stock, $.01 par value, of BMC Software (the “Common Stock”). Each share of Common Stock entitles the holder to one vote on each matter presented at the Annual Meeting. A majority of the outstanding shares present in person or by proxy will constitute a quorum.

Proxies will be voted in accordance with the directions specified thereon and otherwise in accordance with the judgment of the persons designated as proxies. Any proxy on which no direction is specified will be voted FOR the election of the nominees named herein to the Board, FOR the ratification of the appointment by our Audit Committee of Ernst & Young LLP as our independent registered public accountants for fiscal 2010, and FOR the approval of the amendment to the 2007 Incentive Plan.

Our annual report to stockholders containing financial statements for the fiscal year ended March 31, 2009 accompanies this proxy statement. Stockholders are referred to the annual report for financial and other information about our business activities. The annual report is not incorporated by reference into this proxy statement and is not deemed to be a part hereof.

QUESTIONS AND ANSWERS ABOUT THE MEETING AND VOTING

1.	What is a proxy?

It is your legal designation of another person to vote the stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. Robert E. Beauchamp, Chairman of the Board, President and Chief Executive Officer, and Denise M. Clolery, Senior Vice President, General Counsel and Secretary, have been designated as proxies for the 2009 Annual Meeting.

2.	What is a proxy statement?

It is a document that the regulations of the Securities and Exchange Commission (“SEC”) require us to give you when we ask you to sign a proxy card designating Robert E. Beauchamp and Denise M. Clolery each as proxies to vote on your behalf. The proxy statement includes information about the proposals to be considered at the Annual Meeting and other required disclosures including information about our Board and officers.

3.	What is the difference between a stock owner of record and a stock owner who holds stock in street name?

(a) If your shares are registered in your name, you are a stockholder of record.

(b) If your shares are registered in the name of your broker or bank, your shares are held in street name.

4.	What different methods can you use to vote?

(a) By Internet Proxy: All stockholders of record as of June 1, 2009 can have their shares voted by proxy via the Internet, using the procedures and instructions described on the proxy card and other enclosures. Votes submitted electronically via the Internet or by telephone must be received by 11:59 p.m. Eastern Time, on July 27, 2009.

(b) By Telephone Proxy: All stockholders of record as of June 1, 2009 can also have their shares voted by proxy via touchtone telephone from the U.S. and Canada, using the toll free telephone number on the proxy card. Votes submitted electronically via the Internet or by telephone must be received by 11:59 p.m. Eastern Time, on July 27, 2009.

Street name holders may vote by telephone or over the Internet if their bank or broker makes those methods available, in which case the bank or broker will enclose the instructions with the proxy statement. The telephone and Internet voting procedures, including the use of control numbers, are designed to authenticate stockholders’ identities, to allow share owners to vote their shares and to confirm that their instructions have been properly recorded.

(c) By Written Proxy: All stockholders of record as of June 1, 2009 can also vote by written proxy card. Votes submitted via written proxy must be received by 5:00 p.m. Eastern Time on July 27, 2009.

(d) In Person: All stockholders of record as of June 1, 2009 may vote in person at the Annual Meeting. Street name holders may vote in person at the Annual Meeting only if they obtain a legal proxy from their bank or broker.

5.	What is the record date and what does it mean?

The record date for the 2009 Annual Meeting is June 1, 2009. The record date is established by the Board as required by Delaware law. Owners of record of Common Stock at the close of business on the record date are entitled to:

(a)	receive notice of the Annual Meeting, and

(b)	vote at the Annual Meeting and any adjournments or postponements of the meeting.

6.	How can you revoke a proxy?

A stockholder of record may revoke a proxy prior to the completion of voting at the Annual Meeting by giving written notice to our Secretary, delivering a later-dated proxy (via the Internet, by telephone or by written proxy card), or voting in person at the Annual Meeting.

7.	How many shares must be present or represented to conduct business at the Annual Meeting?

In order to carry on the business of the Annual Meeting, we must have a quorum. This means at least a majority of the outstanding shares eligible to vote must be represented at the meeting, either by proxy or in person. Treasury shares, which are shares owned by BMC Software itself, are not voted and do not count for this purpose.

8.	What are your voting choices when voting for director nominees, and what vote is needed to elect Directors?

In the vote on the election of nine director nominees to serve until the 2010 Annual Meeting, stockholders may:

(a)	vote in favor of all nominees,

(b)	vote to withhold votes as to all nominees, or

(c)	vote to withhold votes as to specific nominees.

The nominees receiving votes of a majority of the shares entitled to vote at the Annual Meeting in person or by proxy will be elected as directors. A vote to withhold votes as to a nominee will be treated as a vote against that nominee. Stockholders may not cumulate their votes in the election of directors.

The Board recommends a vote FOR each of the nominees.

9.	What are your voting choices when voting on the ratification of the appointment by our Audit Committee of Ernst & Young LLP as independent registered public accountants for fiscal 2010, and what vote is needed to ratify their appointment?

In the vote on the ratification of the appointment by our Audit Committee of Ernst & Young LLP as independent registered public accountants for fiscal 2010, stockholders may:

(a)	vote in favor of the ratification,

(b)	vote against the ratification, or

(c)	abstain from voting on the ratification.

The proposal to ratify the appointment by our Audit Committee of Ernst & Young LLP as independent registered public accountants for fiscal 2010 will require approval by votes of a majority of the shares entitled to vote at the Annual Meeting in person or by proxy.

The Board recommends a vote FOR the ratification of the appointment by our Audit Committee of Ernst & Young LLP as our independent registered public accountants for fiscal 2010.

10.	What are your voting choices when voting on the amendment to the 2007 Incentive Plan, and what vote is needed to approve the amendment?

In the vote on the amendment to the 2007 Incentive Plan, stockholders may:

(a)	vote in favor of the amendment,

(b)	vote against the amendment, or

(c)	abstain from voting on the amendment.

The proposal to amend the 2007 Incentive Plan will require approval by votes of a majority of the shares entitled to vote at the Annual Meeting in person or by proxy.

The Board recommends a vote FOR the amendment to the 2007 Incentive Plan.

11.	What if a stockholder does not specify a choice for a matter when returning a proxy?

Stockholders should specify their choice for each matter on the enclosed proxy. If no specific instructions are given, proxies which are signed and returned will be voted FOR the election of all director nominees, FOR the proposal to ratify the appointment by our Audit Committee of Ernst & Young LLP, and FOR the amendment to the 2007 Incentive Plan.

12.	How are abstentions and broker non-votes counted?

Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions and broker non-votes will have the same effect as a vote against the proposals. A broker non-vote occurs when a broker submits a proxy card with respect to shares of Common Stock held in a fiduciary capacity (typically referred to as being held in “street name”), but declines to vote on a particular matter because the broker has not received voting instructions from the beneficial owner.

PROPOSAL ONE: ELECTION OF DIRECTORS

The size of our Board is currently set at nine directors. The current Board members are the Board’s nominees for the upcoming election of directors. Based upon a review of their professional and personal affiliations, the Board has determined that eight of the director nominees are independent directors, as defined in the applicable rules for companies listed on the New York Stock Exchange (“NYSE”), the applicable regulations of the Securities and Exchange Commission (“SEC”) and the standards set forth in our Corporate Governance Guidelines. The remaining director nominee is Robert E. Beauchamp, who is our President and Chief Executive Officer and therefore is not independent. Each director is elected annually to serve until the next Annual Meeting or until his or her successor is elected. Each of the nominees listed below was elected by the stockholders at the last Annual Meeting. No proxy may be voted for more persons than the number of nominees listed below. Shares represented by all duly executed proxies received by us and not marked to withhold authority to vote for any individual director or for all directors will be voted FOR the election of all the nominees named below. The nominees receiving votes of a majority of the shares entitled to vote at the meeting in person or by proxy will be elected as directors. Stockholders may not cumulate their votes in the election of directors. If a director nominee becomes unavailable before the election, your proxy authorizes the people named as proxies to vote for a replacement if the Board names one.

Recommendation of the Board. The Board recommends a vote “FOR” the election to the Board of each of the following nominees:

Name	Age	Position and Office Held	Director Since
Robert E. Beauchamp	49	Director – Chairman of the Board, President and Chief Executive Officer	2001
B. Garland Cupp	68	Director – Independent, Presiding Director	1989
Jon E. Barfield	57	Director – Independent	2001
Gary L. Bloom	48	Director – Independent	2007
Meldon K. Gafner	61	Director – Independent	1987
P. Thomas Jenkins	49	Director – Independent	2004
Louis J. Lavigne, Jr.	61	Director – Independent	2008
Kathleen A. O’Neil	57	Director – Independent	2002
Tom C. Tinsley	56	Director – Independent	1997

Mr. Beauchamp has served as Chairman of the Board since October 2008 and has served as our President and Chief Executive Officer and a member of the Board since January 2001. He brings to these positions a thorough understanding of our business with experience in key areas, including business strategy, research and development, marketing and sales. Mr. Beauchamp joined us in May 1988, dedicating six years to the sales organization and progressing from senior account representative to sales manager. While in sales he gained a solid understanding of the business issues our customers face on a daily basis. He joined our marketing organization in 1994 as Vice President, Strategy Marketing & Development and subsequently assumed responsibility for our mergers and acquisitions efforts as Vice President, Business Strategy. Prior to his selection as President and Chief Executive Officer, he further developed his knowledge of our company and the software business as Senior Vice President of Research and Development. Mr. Beauchamp currently serves on the board of National Oilwell Varco, Inc., a public company, and is active in the Houston business community, serving on several civic boards.

Mr. Cupp has served as our Presiding Director since October 2008 and previously served as our Chairman of the Board from May 2001 to October 2008. He was employed by the American Express Corporation from 1978 to 1995 in various executive positions. His last position before retiring in 1995 was Executive Vice President — TRS Technologies and Chief Information Officer at the Travel Related Services subsidiary of American Express Corporation. Mr. Cupp is currently a private investor.

Mr. Barfield has served since 1995 as the Chairman, President and Chief Executive Officer of The Bartech Group, Inc., one of the nation’s largest minority-owned talent acquisition and management services firms specializing in engineering and information technology staffing services, business process consulting, and outsourced vendor management services for regional and global corporations. From 1981 to 1995, Mr. Barfield served as President of The Bartech Group. He practiced corporate and securities law at Sidley Austin from 1977 to 1981. Mr. Barfield is a director of CMS Energy Corporation, a public company.

Mr. Bloom is currently a consultant of Texas Pacific Group, a leading global private investment firm. Mr. Bloom brings more than 20 years of senior executive experience in software technology, most recently as Vice Chairman and President of Symantec, which he joined in 2005 through the company’s merger with VERITAS Software, where he was Chairman, President, and Chief Executive Officer of the company. Earlier in his career, Mr. Bloom spent 14 years at Oracle Corporation, rising to the rank of Executive Vice President. Mr. Bloom also serves on the board of Taleo Corporation, a public company.

Mr. Gafner has served since 1998 as the Chief Executive Officer of the Farsight Group, a company that specializes in advanced communications equipment and consulting. Mr. Gafner served as Chairman of the Board of Kestrel Solutions from April 1997 to June 2001. He was President, Chief Executive Officer and Chairman of the Board of Comstream Corporation, a manufacturer of high-speed satellite earth stations for data distribution, from July 1988 to July 1997. He also serves as a director of several private companies.

Mr. Jenkins currently serves as Chairman of the Board of Open Text Corporation, a leader in providing enterprise content management. He served as Chief Executive Officer of Open Text from July 1997 to July 2005. From December 1994 to July 1997, Mr. Jenkins held progressive executive positions with Open Text.

Mr. Lavigne is currently a management consultant specializing in the areas of corporate finance, accounting and strategy. Mr. Lavigne retired in March 2005 as Executive Vice President and Chief Financial Officer of Genentech, Inc. He served as Genentech’s Chief Financial Officer from 1988 to 2005. Mr. Lavigne became the Controller in May 1983 and an officer of Genentech in February 1984. Mr. Lavigne serves as a trustee of the California Institute of Technology (CalTech) and also serves on the board of Allergan, Inc., a public company. Mr. Lavigne previously served on our Board from October 2004 to February 2007.

Ms. O’Neil is the President and Chief Executive Officer of Liberty Street Advisors, LLC, a company that she founded in 2001. Liberty Street Advisors, LLC advises public and private companies on corporate governance, risk management, strategy development, infrastructure needs, leadership alignment and execution of change initiatives. Prior to her work at Liberty Street Advisors, Ms. O’Neil was employed at IBM as General Manager of the company’s Global Financial Markets Infrastructure Group from January 2001 to September 2001. Prior to joining IBM, Ms. O’Neil served for 24 years at the Federal Reserve Bank of New York in a series of executive roles including Chief Operations Officer, Chief Financial Officer, Chief Administrative Officer and Chief Risk Officer. Earlier in her career she was the bank’s Chief Financial Examiner. She is also a member of the boards of directors of Guidance Software and MetLife Bank, N.A., public companies, and the Motley Fool Independence Fund.

Mr. Tinsley has been a Partner with General Atlantic Partners, a private equity investment firm, since February 2001 and served as a Special Advisor to the firm from September 1999 until becoming a partner. Mr. Tinsley joined Baan Company N.V., in November 1995 as President and Chief Operating Officer and served in that position until June 1999. Prior to joining Baan, he was a Director at McKinsey & Company, Inc., where he was employed for eighteen years. Mr.  Tinsley is a director of Critical Path, Net1 UEPS Technologies, Inc. and Xchanging plc, public companies.

Corporate Governance Principles and Board Matters

Corporate governance is typically defined as the system that allocates duties and authority among a company’s stockholders, board of directors and management. The stockholders elect the Board and vote on extraordinary matters. The Board is the company’s governing body, responsible for hiring, overseeing and evaluating management, particularly the Chief Executive Officer (“CEO”), and management runs the company’s day-to-day operations. The nominees for election include eight independent directors, as defined by the rules of the NYSE, and our President and Chief Executive Officer. The Board’s principal responsibility is to promote the best interests of our stockholders by providing guidance and oversight for the management of our business and affairs.

The Board has adopted Corporate Governance Guidelines, and the Board’s Corporate Governance and Nominating Committee is responsible for overseeing these Guidelines and making recommendations to the Board concerning corporate governance matters. The Guidelines can be viewed on our website at www.bmc.com/investors. Among other matters, the Guidelines include the following:

•	Membership on our Board will be predominantly non-employee directors who, at a minimum, meet the criteria for independence required by the NYSE.

•	The Board has adopted additional independence criteria set forth in the Guidelines.

•	Each regularly scheduled Board meeting will include an executive session of the independent directors; the Presiding Director presides during such executive sessions.

•	The Board conducts an annual evaluation of itself, its committees and each individual director.

•

While the Board recognizes the potential value of splitting the roles of Chairman of the Board and CEO, the Board currently has no policy mandating this and believes that this is a matter that should be discussed and determined by the Board from time to time. When the Chairman is not independent, then the Board will appoint an independent director as Presiding Director. The Chairman is reviewed annually as part of the Board’s evaluation process and is subject to removal or rotation at the discretion of the Board.

•	The Board expects our directors and officers to exhibit the highest standards of ethical behavior and to set an ethical tone for our company.

•	To effectively discharge their oversight duties, the Board has direct access to management.

•	All members of the Board stand for election at the Annual Meeting of stockholders.

•	The Board is committed to a diversified membership.

The Board’s Corporate Governance Guidelines contain a guideline that generally, a director will not be nominated to stand for election at an Annual Meeting if he or she would be age 70 or older at the time of the election; provided, that such director has had the opportunity to serve at least five years as a director.

Presiding Director

The Board’s Corporate Governance Guidelines provide that the independent directors will designate a Presiding Director when the Chairman of the Board is not independent.

The Presiding Director consults with the Chairman on the agenda for meetings of the Board, and the Presiding Director chairs Board or stockholder meetings when the Chairman is not present. The Presiding Director may call meetings of the full Board or just the independent directors of the Board, in addition to the executive sessions held during regularly scheduled Board meetings. The Presiding Director schedules, sets the agenda for and chairs executive sessions of the independent directors of the Board. The Presiding Director shares responsibility with the Chairman for monitoring the quality, quantity and timeliness of the flow of information between management and the Board and consults with the Corporate Governance & Nominating Committee with respect to the membership of the various Board committees and the selection of the committee chairs. The Presiding Director interviews, along with members of the Corporate Governance & Nominating Committee (and other independent directors to the extent practical), all Board candidate finalists. In addition, the Presiding Director serves as a liaison between the Chairman and/or CEO and the other independent directors on matters discussed in executive sessions, approves in consultation with the independent directors the retention and compensation of consultants who report directly to the Board, in conjunction with the chair of one of the Board committee reviews with the CEO the CEO’s performance evaluation, and performs such other functions and responsibilities as provided in the Corporate Governance Guidelines and as requested by the Board from time to time.

Mr. Cupp has served as Presiding Director since October 2008 and previously served as our Chairman of the Board from May 2001 to October 2008.

Board Meetings and Committee Composition

The Board and its committees meet throughout the year on a set schedule and also hold special meetings and act by written consent from time to time as appropriate. Our quarterly in-person Board meeting agendas include executive sessions for the independent directors (all of whom are non-employee directors) to meet without management present. The Presiding Director, who is an independent, non-employee director, presides over these executive sessions. The Board met in person four times in fiscal 2009 and held three telephonic Board meetings. The independent directors met in executive session at the conclusion of each of the four quarterly in-person meetings. Each Board member attended at least 75% of the total number of meetings of the Board and the committees on which he or she serves. Each director is encouraged to be present at Annual Meetings of stockholders. At the 2008 Annual Meeting of stockholders, all of the directors were in attendance except for Mr. Barfield.

The Board currently has, and appoints the members of, standing Audit, Compensation, Corporate Governance and Nominating and Mergers & Acquisitions Committees. Each committee has a written charter approved by the Board. These charters are available on our website at www.bmc.com/investors. We will also furnish copies of any charter upon request. Requests for copies should be directed to Ms. Denise M. Clolery, Secretary, BMC Software, Inc., 2101 CityWest Blvd., Houston, Texas 77042.

The current members of the committees are identified in the following table.

Director	Audit	Compensation	Corporate Governance and Nominating	Mergers & Acquisitions
Jon E. Barfield	X		X
Gary L. Bloom		Chair	X
B. Garland Cupp			X	X
Meldon K. Gafner		X		X
P. Thomas Jenkins		X		Chair
Louis J. Lavigne, Jr.	Chair
Kathleen A. O’Neil	X		Chair
Tom C. Tinsley		X		X

As a non-independent director, Mr. Beauchamp does not serve on any of the Board committees.

Audit Committee. The Audit Committee has been established to assist the Board in fulfilling its responsibility to oversee (i) the integrity of our financial statements and the process that produces them, (ii) our compliance with legal and regulatory requirements, (iii) the quality and integrity of our risk management processes, and (iv) the qualifications, engagement, compensation and independence of the independent registered public accountants. The Audit Committee also oversees the performance of our internal audit function. The Audit Committee has sole responsibility for the retention and termination of the independent registered public accountants. The Audit Committee operates pursuant to a charter, which can be viewed on our website at www.bmc.com/investors. The Board has determined that each of the members of the Audit Committee qualifies as an “audit committee financial expert” as defined by the regulations of the SEC, and each of the members meets the independence criteria for audit committee members as defined by the NYSE. No member of the Audit Committee serves on more than three public company audit committees. In fiscal 2009, the Audit Committee held ten meetings. The report of the Audit Committee begins on page 61.

Compensation Committee. The Compensation Committee’s primary function is to support the Board in fulfilling its oversight responsibilities relating to senior management performance, compensation and succession. In this regard, the Board and Compensation Committee align total compensation for the CEO and other senior executives with the long-term interests of stockholders. The Compensation Committee’s duties include: making recommendations to the Board with respect to all compensation plans covering executive officers, administering our equity plans, reviewing our employee benefits and reviewing our Compensation Discussion and Analysis disclosure. The Compensation Committee operates pursuant to a charter, which can be viewed on our website at www.bmc.com/investors. In fiscal 2009, the Compensation Committee held ten meetings. The Compensation Discussion and Analysis section, which begins on page 33, contains information on the roles of the Compensation Committee, the Board, executive officers and outside consultants in determining or recommending executive compensation.

Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee (the “Governance Committee”) is appointed by the Board to ensure that the Board governance system performs well. The duties of the Governance Committee include annually reviewing and reassessing the adequacy of our

Corporate Governance Guidelines, managing the Board’s annual evaluation process, monitoring director independence and overseeing outside director compensation. In addition, the Governance Committee assesses the appropriate balance of skills, characteristics and perspectives required for an effective Board, identifies, screens and recommends qualified director candidates and periodically reassesses the adequacy of the Board’s size. The Governance Committee operates pursuant to a charter, which can be viewed on our website at www.bmc.com/investors. The Governance Committee identifies director candidates through a variety of means, including recommendations from other Board members and management. From time to time, the Governance Committee utilizes third party search consultants to identify director candidates. The Governance Committee will consider all stockholder recommendations for candidates for the Board; any such recommendations should be sent to the Governance Committee, c/o Denise M. Clolery, Secretary, BMC Software, Inc., 2101 CityWest Blvd., Houston, TX 77042, and should include the recommended candidate’s name, biographical data and qualifications. The Governance Committee’s minimum qualifications and specific qualities and skills required for directors are set forth in Section 12 of our Corporate Governance Guidelines, which can be viewed on our website at www.bmc.com/investors. The Governance Committee evaluates all potential candidates in the same manner regardless of the source of the recommendation. The Governance Committee’s review is typically based on any written materials provided with respect to the potential candidate. The Governance Committee determines whether the candidate meets our minimum qualifications and specific qualities, knowledge and skills for directors and whether requesting additional information or an interview is appropriate. In fiscal 2009, the Governance Committee held seven meetings.

Mergers and Acquisitions Committee. The Mergers and Acquisitions Committee (the “M&A Committee”) is appointed by the Board to review and assess, and assist management and the Board in reviewing and assessing, potential acquisitions, strategic investments and divestitures. The duties of the M&A Committee include providing guidance to management and the Board with respect to our acquisition, investment and divestiture strategies, assisting management and the Board with identifying acquisition, investment and divestiture opportunities, and overseeing management’s and the Board’s due diligence process with respect to proposed acquisitions, investments and divestitures. The M&A Committee operates pursuant to a charter, which can be viewed on our website at www.bmc.com/investors. In fiscal 2009, the M&A Committee held three meetings.

Communications from Stockholders to the Board

The Board is receptive to direct communication with stockholders and recommends that stockholders and other interested parties initiate any communications with the Board in writing and send them in care of the Secretary. Stockholders can send communications by e-mail to directors@bmc.com, by fax to (713) 918-1110 or by mail to Denise M. Clolery, Secretary, BMC Software, Inc., 2101 CityWest Blvd., Houston, Texas 77042. This centralized process will assist the Board in reviewing and responding to stockholder communications in an appropriate manner. The name of any specific intended Board recipient should be noted in the communication. Communications to the Board must include the number of shares owned by the stockholder as well as the stockholder’s name, address, telephone number and email address, if any. The Board has instructed the Secretary, prior to forwarding any correspondence, to review such correspondence and, pursuant to Board policy, not to forward certain items if they are deemed of a commercial or frivolous nature or otherwise inappropriate for the Board’s consideration. In such cases, some of that correspondence may be forwarded elsewhere within our company for review and possible response. A more detailed disclosure regarding our Board communication process is available on our website at www.bmc.com/investors.

Related Person Transactions and Procedures

The Board’s Governance Committee is responsible for the review, approval, or ratification of “related-person transactions” between us or our subsidiaries and related persons. Under SEC rules, a related person is a director, executive officer, nominee for director, or 5% stockholder of the company since the beginning of the last fiscal year and their immediate family members. We have adopted written policies and procedures that apply to any transaction or series of transactions in which we or a subsidiary are a participant and a related person has a direct or indirect material interest. The Governance Committee will determine, in its discretion, whether to approve or disapprove of a related person transaction. In determining whether to approve or ratify a related person transaction, the Governance Committee will take into account, among other factors it deems appropriate, whether the related person transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction. The Governance Committee has determined that, barring additional facts or circumstances, a related person does not have a direct or indirect material interest in the following categories of transactions:

•	compensation to executive officers determined by the Compensation Committee and independent members of the Board;

•	compensation to directors determined by the Board; and

•	transactions in which all security holders receive proportional benefits.

In fiscal 2009, there were no related person transactions requiring disclosure.

Professional Conduct Policy and Code of Ethics

The Board has adopted a Professional Conduct Policy and Code of Ethics (the “Code”) for our company. The Board requires all directors, officers and employees to adhere to the Code in addressing the legal, regulatory and ethical issues encountered in conducting their work. This includes our principal executive officer and principal financial and accounting officers. A copy of the Code can be viewed on the corporate commitment section of our website at www.bmc.com and is available in print upon request to Denise M. Clolery, Secretary, BMC Software, Inc., 2101 CityWest Blvd., Houston, TX 77042. Among other matters, the Code is reasonably designed to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in reports and documents that we file with, or furnish to, the SEC and in other public communications made by us;

•	compliance with applicable governmental laws, rules and regulations; and

•	accountability for adherence to the Code.

We maintain procedures for administering and reviewing potential issues under the Code, including procedures that allow employees to raise issues or report potential or actual violations anonymously. We also conduct periodic mandatory awareness training on various ethics and compliance-related topics, and we require all eligible employees and all non-employee directors to make an annual compliance certification.

Compensation of Directors

It is the general policy of the Board that compensation for directors who are not our employees (“non-employee directors”) should be a mix of cash and equity-based compensation. Any employee director, such as our CEO, is not paid for Board service in addition to his or her regular employee compensation. Non-employee directors may not receive consulting, advisory or other compensatory fees from us in addition to their Board compensation. Non-employee director compensation levels are periodically reviewed by the Governance Committee and resulting recommendations are presented to the full Board for approval. When reviewing non-employee director compensation, the Governance Committee reviews our director compensation practices and compares them against the practices of a selected peer group of technology companies (the same peer group as we use for executive compensation benchmarking) as well as against the practices of public company boards generally. In addition, from time to time, the Governance Committee may utilize the assistance and advice of outside compensation consultants. The Board believes that compensation for non-employee directors should be competitive and should fairly compensate directors for the time and skills devoted to serving our company but should not be so great as to compromise independence.

BMC compensates its non-employee directors for their commitment and service utilizing cash and equity, with the following philosophy:

–	Annual cash retainer: to compensate directors for their commitment to serve on behalf of BMC.

–

Board meeting fees: to compensate directors for the time commitment involved in participating in Board meetings in person. Meetings generally involve at least two days, including travel. Non-employee directors are also reimbursed for all travel and related expenses incurred in connection with their Board service.

–

Committee retainers: to compensate for the specific work performed by each committee. Committee fees are differentiated to acknowledge market differences as well as the magnitude of the work each committee provides. Service on the Audit Committee is the most demanding and is therefore compensated with the highest committee retainer. Committee chairs also receive a higher retainer in acknowledgement of the additional work required.

–	Equity awards: to compensate directors on a long-term basis and provide alignment with stockholder interests.

Fiscal 2009 Non-employee Director Compensation

For fiscal 2009, our annual cash retainer for non-employee directors was $35,000, which was paid in quarterly installments. The independent Chairman of the Board received an additional cash retainer at the annual rate of $70,000, which was also paid quarterly and on a pro rated basis. In conjunction with the appointments in October 2008 of Mr. Beauchamp as Chairman of the Board and Mr. Cupp as Presiding Director, the Board, upon the recommendation of the Governance Committee, approved compensation for Mr. Cupp for his service as Presiding Director for the remainder of fiscal 2009 at an annual retainer rate of $70,000, which was also paid quarterly on a pro rated basis. In sum, Mr. Cupp received $105,000 in annual cash retainer fees for his service as a director, Chairman of the Board and Presiding Director during fiscal 2009.

Each non-employee director also received a $3,000 meeting fee for each in-person Board meeting attended. There were four in-person meetings in fiscal 2009.

Members of Board committees received annual cash retainers for their service on committees in fiscal 2009 as set forth in the following chart:

Committee	Chair Retainer ($)	Member Retainer ($)
Audit	27,000	16,000
Compensation	18,000	11,000
Corporate Governance and Nominating	12,000	7,000
Mergers and Acquisitions	12,000	7,000

Each non-employee director is eligible to participate in our Deferred Compensation Plan for Outside Directors (the “director deferral plan”) which permits each participant to defer the receipt of cash compensation for services until a later distribution date. Until distribution, all deferred amounts are deemed invested in our Common Stock. Upon distribution, a participating director will receive a cash payment equal to the accrued balance in his or her deferred account, which will be based on the appreciation or depreciation of our stock price during the time between deferral and distribution.

Each director elected at our 2008 Annual Meeting of stockholders was awarded a stock option to purchase 30,000 shares of our Common Stock, and the independent Chairman was awarded a stock option to purchase 50,000 shares of our Common Stock. Such options have a term of six years and vest after one year of continued service on the Board from the date of grant; provided, that in the event the next year’s Annual Meeting of stockholders is held prior to the one-year anniversary of the grant date and a director who has served continuously since the grant date to the date of such meeting is not re-elected, such director’s options will become fully exercisable on the date of such meeting. Upon ceasing to be a member of the Board, each director will be entitled to continue to hold and exercise these stock options until the earlier of three years or the expiration of the six-year option term.

Fiscal 2009 Director Compensation Table

The following table sets forth the compensation details for each person who served as a non-employee director during fiscal 2009:

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(4)	Total ($)
Jon E. Barfield	70,000	516,910	586,910
Gary L. Bloom	68,144	538,606	606,750
B. Garland Cupp (1)	131,000	787,643	918,643
Meldon K. Gafner	65,000	516,910	581,910
Lew W. Gray (2)	20,250	92,750	113,000
P. Thomas Jenkins	67,000	516,910	583,910
Louis J. Lavigne, Jr.	74,000	516,533	590,533
Kathleen A. O’Neil	75,000	516,910	591,910
George F. Raymond (2)	21,799	92,750	114,549
Thomas J. Smach (3)	18,799	181,088	199,887
Tom C. Tinsley	65,000	516,910	581,910

(1)	Mr. Cupp served as independent Chairman of the Board through October 29, 2008 and currently serves as independent Presiding Director. Mr. Cupp deferred 50% of his fees pursuant to the director deferral plan described above. No other director participated in the director deferral plan in fiscal 2009.
(2)	Messrs. Gray and Raymond did not stand for re-election to the Board in 2008 and served as directors during fiscal 2009 until July 22, 2008.
(3)	Mr. Smach resigned from our Board effective as of July 22, 2008.
(4)	Represents the expense incurred by us in fiscal 2009, as determined under Statement of Accounting Standards No. 123(R), “Share Based Payment” (“FAS 123R”), for outstanding awards granted to non-employee directors. See the table below for the assumptions used in our calculation of option expense in the above table.

The following table sets forth the number of stock options held by each non-employee director as of March 31, 2009:

Name	Vested Stock Options	Unvested Stock Options	Total Outstanding Stock Options
Jon E. Barfield	30,000	30,000	60,000
Gary L. Bloom	27,500	30,000	57,500
B. Garland Cupp	170,000	50,000	220,000
Meldon K. Gafner	190,000	30,000	220,000
P. Thomas Jenkins	60,000	30,000	90,000
Louis J. Lavigne, Jr.	17,500	30,000	47,500
Kathleen A. O’Neil	185,000	30,000	215,000
Tom C. Tinsley	110,000	30,000	140,000

The following table sets forth the assumptions used in our calculation of fiscal 2009 option expense and included in the Fiscal 2009 Director Compensation Table above:

Name	Grant Date	Assumptions				Fiscal 2009 Expense ($)	Grant Date Fair Value of Stock Awards Granted in Fiscal 2009 ($)
		Volatility (%)	Expected Life (Years)	Risk- Free Interest Rate (%)	Dividend Yield ($)
Jon E. Barfield	7/22/08 8/21/07	34.48 43.40	6 10	3.674 4.745	— —	306,530 210,380	443,982
Gary L. Bloom	7/22/08 10/01/07	34.48 43.31	6 10	3.674 4.684	— —	306,530 232,076	443,982
B. Garland Cupp	7/22/08 8/21/07	34.48 38.99	6 7	3.674 4.498	— —	510,883 276,760	739,970
Meldon K. Gafner	7/22/08 8/21/07	34.48 43.40	6 10	3.674 4.745	— —	306,530 210,380	443,982
Lew W. Gray	8/21/07	32.23	4	4.194	—	92,750
P. Thomas Jenkins	7/22/08 8/21/07	34.48 43.40	6 10	3.674 4.745	— —	306,530 210,380	443,982
Louis J. Lavigne, Jr.	7/22/08 1/07/08	34.48 44.61	6 10	3.674 4.094	— —	306,530 210,002	443,982
Kathleen A. O’Neil	7/22/08 8/21/07	34.48 43.40	6 10	3.674 4.745	— —	306,530 210,380	443,982
George F. Raymond	8/21/07	32.23	4	4.194	—	92,750
Thomas J. Smach	8/21/07	43.40	10	4.745	—	181,088
Tom C. Tinsley	7/22/08 8/21/07	34.48 43.40	6 10	3.674 4.745	— —	306,530 210,380	443,982

Fiscal 2010 Changes to Non-employee Director Compensation

Upon the recommendation of the Governance Committee, effective April 1, 2009, the Board approved changes to our non-employee director compensation program. The annual cash retainer for non-employee directors has been increased to $50,000, which will be paid quarterly. The director serving as independent Presiding Director will receive an additional cash retainer at the annual rate of $30,000, which will also be paid quarterly. The in-person Board meeting fees remain at $3,000 per meeting attended in person, and the Committee chair and member cash retainers are unchanged and remain at the amounts listed in the chart above.

Each non-employee director will also receive an annual equity retainer in the amount of $288,000 to be delivered in the form of restricted stock units (“RSUs”) granted on the date of our Annual Meeting. On the date of such grant, each director will receive a number of RSUs equal to $288,000 divided by BMC’s per share stock price as determined in accordance with the applicable equity plan. The RSUs will become fully vested after one year of continuous service on the Board from the grant date (which is typically the date of our Annual Meeting); provided, that in the event the next year’s Annual Meeting of stockholders is held prior to the one-year anniversary of the grant date and a director who has served continuously since the grant date to the date of such meeting is not re-elected, such director’s RSUs will become fully vested on the date of such meeting.

A new director joining the Board between Annual Meetings will receive pro rata cash and equity compensation based on the point during the year in which such director joins the Board.

The Board recently amended the Corporate Governance Guidelines to require that each non-employee director own 7,500 shares of Common Stock by the later of: (i) April 27, 2014 or (ii) a director’s fifth anniversary of joining the Board. For information on the number of shares of Common Stock owned by the members of the Board as of June 1, 2009 see “Security Ownership of Management” on page 32.

PROPOSAL TWO: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee of the Board has appointed Ernst & Young LLP (“Ernst & Young”) as our independent registered public accountants to audit our consolidated financial statements for fiscal 2010. Ernst & Young has served as our independent registered public accountants since March 19, 2002. As a matter of good corporate governance, the Audit Committee and Board have determined to submit Ernst & Young’s selection to stockholders for ratification. In the event that this selection is not ratified by a majority of the shares of Common Stock entitled to vote at the Annual Meeting, the Audit Committee will review its future selection of independent registered public accountants.

The charter of the Audit Committee provides that the committee is responsible for the pre-approval of all audit and permitted non-audit services to be performed by the independent registered public accountants, subject to the requirements of applicable law and the rules and regulations of the SEC and the Public Company Accounting Oversight Board (“PCAOB”). In accordance with its charter, the Audit Committee has delegated the authority to grant such pre-approvals to the committee chair, which approvals are then reviewed by the full committee at its next regular meeting. Typically, however, the Audit Committee itself reviews the matters to be approved. The procedures for pre-approving all audit and non-audit services provided by the independent registered public accountants include the Audit Committee reviewing a budget for audit services, audit-related services, tax services and other services. The budget includes a description of, and a budgeted amount for, particular categories of audit and non-audit services that are anticipated at the time the budget is submitted. Audit Committee approval is required to exceed the budgeted amount for a particular category of non-audit services or to engage the independent registered public accountants for any services not included in the initial pre-approval. The Audit Committee periodically monitors the services rendered by and actual fees paid to the independent registered public accountants to ensure that such services are within the parameters approved by the Audit Committee. In its review and pre-approval of non-audit services, the Audit Committee considers, among other factors, the possible effect of the performance of such services on Ernst & Young’s independence.

To avoid potential conflicts of interest and to maintain auditor independence, SEC and PCAOB rules and regulations prohibit a publicly traded company from obtaining certain non-audit services from its independent registered public accountants. The Audit Committee does not pre-approve, and we do not obtain, any of those prohibited services from Ernst & Young. The Audit Committee does not delegate to management its responsibilities to pre-approve services performed by the independent registered public accountants.

Representatives of Ernst & Young are expected to attend the Annual Meeting and be available to respond to questions and, if they desire, to make a statement.

Fees Paid to Ernst & Young

The following table shows the fees for audit, audit-related, tax and other services provided by Ernst & Young for fiscal years 2009 and 2008, all of which were approved by the Audit Committee:

	2009	2008
	($ in thousands)
Audit Fees	6,600	6,800
Audit-Related Fees	—	—
Tax Fees	400	200
All Other Fees	—	—

Total	7,000	7,000

Audit Fees. Fees for audit services include fees associated with the annual audit and quarterly reviews of our consolidated financial statements, including the audit of the effectiveness of internal control over financial reporting, statutory audits required internationally, consents related to documents filed with the SEC, work performed by tax professionals in connection with the audit and quarterly reviews, work related to the issuance of comfort letters and accounting and financial reporting consultations and research necessary to comply with generally accepted auditing standards.

Audit-Related Fees. Audit-related fees refer to fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not otherwise reported as audit fees.

Tax Fees. Fees for tax service include tax compliance and tax advice including, but not limited to, international tax compliance and advice, federal and state tax advice, mergers and acquisitions tax advice and assistance with the preparation of foreign tax returns, exclusive of tax services rendered in connection with the audit and quarterly reviews. These fees were higher in fiscal 2009 due to one-time projects, including assistance with acquisition tax matters.

Recommendation of the Board

The Board recommends a vote “FOR” the ratification of the appointment by our Audit Committee of Ernst & Young as our independent registered public accountants for fiscal 2010.

PROPOSAL THREE: APPROVAL OF THE AMENDMENT TO THE BMC SOFTWARE, INC.

2007 INCENTIVE PLAN

Our Board has approved, and our stockholders are being asked to approve, an amendment to the BMC Software, Inc. 2007 Incentive Plan, as amended (the “2007 Incentive Plan”), to increase the total number of shares reserved for issuance under the 2007 Incentive Plan by 16,000,000 shares.

Current Share Reserve under the 2007 Incentive Plan

Upon the initial adoption of the 2007 Incentive Plan, the Board reserved 18,250,000 shares (the “Share Reserve”) of our Common Stock for issuance pursuant to awards that may be made under the 2007 Incentive Plan, subject to adjustment as provided therein. This amount included any shares remaining available for issuance as of August 21, 2007 (the date of stockholder approval of the 2007 Incentive Plan) from our 2000 Employee Stock Incentive Plan and our 2002 Employee Incentive Plan, as amended. Up to 100% of the Share Reserve can be issued in the form of any Award (as defined below), including incentive stock options, or in a combination of Awards. The 2007 Incentive Plan authorizes awards of a variety of incentives, including stock awards, options to purchase shares of Common Stock, stock appreciation rights, RSUs, performance awards, phantom stock and dividend equivalent rights (together, “Awards”).

The Share Reserve is reduced at any time (a) by one (1) share for each share issued pursuant to Awards of options or stock appreciation rights, and (b) by two and one-quarter (2.25) shares for each share issued pursuant to all other Awards, including RSUs. Any shares of stock used in settlement of a withholding obligation with respect to any Award will be considered issued under the 2007 Incentive Plan and shall count against the Share Reserve. In the event all or a portion of an Award is forfeited, cancelled, expired or terminated before becoming vested, paid, exercised, converted or otherwise settled in full, that number of shares shall be again available under the 2007 Incentive Plan and shall not count against the Share Reserve. Such shares would return to the reserve in proportion to the number of shares by which the reserve was reduced at the time of grant or issuance. However, to the extent an Award is settled in cash, shares will not be treated as having been issued under the 2007 Incentive Plan and will therefore not reduce the number of shares available for grant.

From the 18,250,000 Share Reserve under the 2007 Incentive Plan, as of June 10, 2009 we have (i) issued 117,157 shares of Common Stock, (ii) reserved 4,150,514 shares of Common Stock for issuance in connection with outstanding options, and (iii) reserved 3,942,858 shares of Common Stock for issuance in connection with outstanding RSU awards (depleting the Share Reserve by 8,871,431 shares for such RSUs based on the 2007 Incentive Plan provision which counts each RSU as 2.25 shares). As a result, only 4,975,161 shares of the current Share Reserve are available for future Awards under the 2007 Incentive Plan as of June 10, 2009. Since each share issued pursuant to Awards other than options and stock appreciation rights (sometimes referred to as “full value awards”) reduces the Share Reserve by 2.25 shares, no more than 2,211,182 shares can be issued in respect of future full value awards, including performance-based full value awards, from the Share Reserve as of June 10, 2009 after giving effect to outstanding Awards (excluding forfeitures, cancellations, etc. and Awards paid in cash).

If Proposal Three is approved, the Share Reserve under the 2007 Incentive Plan will be increased by 16,000,000 shares, for a total of 34,250,000 shares, of which no more than 15,222,222 shares could be issued in respect of full value awards such as RSUs. In addition, to enable us to grant performance-based compensation that is exempt from the $1 million limit on tax-deductible compensation under Section 162(m) of the Internal Revenue Code, the performance goals of the 2007 Incentive Plan must be periodically resubmitted to and reapproved by the stockholders. Stockholder approval of Proposal Three and the amendment to the 2007 Incentive Plan will constitute reapproval of the performance goals set forth in the 2007 Incentive Plan.

Reasons for the Amendment and Share Reserve Increase

Equity Awards Foster an Employee Ownership Culture and Motivate Employees to Create Stockholder Value.

The use of equity as part of our compensation program is critical to the historical and continued success of BMC Software. Our equity awards foster an ownership culture among employees by aligning their financial interests with those of stockholders. Our equity awards also help motivate employees to perform at peak levels because the value of these awards is linked to our long-term performance.

Equity Awards are a Critical Recruitment and Retention Tool.

We operate in an intensely competitive environment and recruiting and retaining talented employees is critical to our success. A competitive compensation program is therefore essential to our long-term performance. Our Board believes that equity awards are necessary to attract and retain highly talented employees. We would be at a severe competitive disadvantage within the software industry if we could not compensate our employees using equity awards. If our stockholders do not approve the amendment to the 2007 Incentive Plan, we would have to limit the amount of equity awards and/or reduce the number of participating employees and to remain competitive would have to increase cash programs. This could negatively impact the retention of our employees as they would have less equity at risk of cancellation when considering employment offers from our competitors. At the same time, our recruiting efforts would be compromised due to the loss of or limitations on our ability to use equity as a form of compensation for employees.

We Grant Equity Awards to a Broad Group of Key Employees and Such Awards Constitute a Significant Component of Our Key Employees’ Total Compensation.

Annual equity awards are a significant component of our key employees’ total compensation. As a key employee’s total compensation increases, the percentage of his or her compensation paid in equity generally increases. For fiscal 2009, approximately 19% of all employees received equity awards as part of their annual compensation. Of the equity awards granted during fiscal 2009, 24% of the shares were allocated to awards for our Named Executive Officers, 14% for other executive officers and non-employee directors, and the remaining 62% were allocated to awards for our top talent below the executive level, including individual contributors (non-managers).

The total equity awards granted over the past three fiscal years shows a similar executive to non-executive award distribution. During the past three fiscal years, executive officers were granted an average of 28% of equity awards and non-executive employees were granted 67% of equity awards with non-employee directors receiving 5%.

We have Prudently Managed Prior Stockholder Equity Award Authorizations.

Our Board believes our equity award granting practices and the provisions of the 2007 Incentive Plan are consistent with the interests of stockholders and sound corporate governance practices.

•

Judicious Use of Equity Awards. We are committed to the judicious use of equity awards and are mindful of ensuring that our equity compensation program does not overly dilute our existing stockholders. To this end, over the past several years, we have adjusted the eligibility criteria to receive equity awards to focus on incenting, motivating and retaining top talent throughout our organization. This has resulted in an overall reduction in the number of employees participating as compared to our equity programs in the late 1990’s and early part of this decade. We have demonstrated several years of conservative management of our available equity award pool with our three year average run rate of 4.3% being within the industry peer group range. Our overhang and run rates over the last three years are illustrated in the table below, and the factors impacting the volatility of these percentages are noted in the subsequent paragraphs.

BMC Software Overhang and Run Rate
	Fiscal 2007	Fiscal 2008	Fiscal 2009
Overhang (1)	13.9%	17.6%	15.6%
Run Rate (2)	3.0%	3.5%	6.4%

(1)	As of the end of the applicable fiscal year, overhang represents (a) the authorized yet unissued shares under all of our existing equity award plans, including unissued shares reserved for outstanding equity awards (e.g. stock options and RSUs) as of such date, divided by (b) the sum of our outstanding shares of Common Stock at the applicable date and the value represented by (a).
(2)	Run rate represents all equity awards granted in a fiscal year divided by the basic weighted average shares outstanding of our Common Stock during that fiscal year. For purposes of calculating run rate, we count each full value share award, such as RSUs, as 2.0x based on our historical volatility and guidance received from the corporate advisory firm RiskMetrics regarding the appropriate multiplier for us. If each full value share is counted as one share, our run rate for 2007, 2008 and 2009 would be calculated as 2.2%, 3.0% and 4.6%, respectively.

If the amendment to the 2007 Incentive Plan is approved, our estimated overhang will be approximately 20.5% as of June 10, 2009. We anticipate that our annual run rate in the near term will range from 3.5% to 4.5% of outstanding shares. The estimates of future run rate and overhang generally assume the continuation of our prior equity award grant practices and exercise patterns. Our actual annual run rate will depend on, and be influenced by, a number of factors, including changes to the number of employees receiving awards, future acquisitions, the price per share of our Common Stock on the grant date, the methodology used to value and determine equity awards and the mix of award types provided to equity award plan participants. We may change our equity award grant practices in the future.

•

Share Repurchases. For most of the past decade, we have been engaged in a share buyback program as a way of returning excess cash to our stockholders. We have repurchased over the past nine fiscal years 114.7 million shares of our Common Stock, reducing our diluted weighted average shares outstanding over such time period by approximately 25%. In the past three fiscal years alone, we repurchased 49.6 million shares of our Common Stock. While the share buyback program has benefited our stockholders, it has impacted the overhang and run rate calculations. By engaging in a buyback program, even if we were to not grant any equity awards in a particular fiscal year, our run rate and overhang would have increased, assuming no exercises. For fiscal 2009, if we had not bought shares back in fiscal 2007, 2008 or 2009, our overhang would have been reduced to 12.8%, and if we had not bought any shares back during the past nine fiscal years, our overhang for fiscal 2009 would have been reduced to 10.3%.

•	Extraordinary Events of Fiscal 2009. During fiscal 2009, we experienced an increase in our historical run rate for the following reasons:

•

Our Compensation Committee and Board evaluated the retention position of our CEO and determined a need to provide an extraordinary equity grant in recognition of his exemplary performance and our desire to retain his leadership. This grant was a one-time special award with both a retention, time-based and performance-based element. After accounting for RSUs at 2.25 per RSU, this reduced our Share Reserve by approximately 1.1 million shares.

•

We acquired BladeLogic, Inc., increasing our overall headcount at the time by approximately 6% and requiring certain key employees from BladeLogic to be awarded initial equity retention awards consistent with our normal practices when hiring key employees. This reduced our Share Reserve by approximately 340,000 shares.

•	We promoted several executive officers who received equity grants in conjunction with such appointments. This reduced our Share Reserve by approximately 420,000 shares.

•

In reaction to general market conditions, which negatively impacted our stock price and devalued existing stock options, we took specific action in the middle of the fiscal year to strengthen retention with our executive officers and top talent by awarding time-based RSUs. This reduced our Share Reserve by approximately 2.88 million shares. See “Compensation Discussion and Analysis.”

These actions drove our fiscal 2009 overhang and run rate higher than in the prior two years; however, the fact that 67% of shares on average over the past three years were granted to employees below the executive officer level demonstrates our commitment to a broad-based equity program. We estimate the impact of these fiscal 2009 extraordinary events has been to reduce our available Share Reserve by approximately 4.7 million shares. To provide a normalized view of our practice, we have calculated our estimated fiscal 2009 run rate excluding the impact of these special actions at 3.9%.

As of June 10, 2009, there were 16,420,172 shares reserved for issuance under all Company equity plans (including the 2007 Incentive Plan and the Assumed Plans as defined on page 58) upon the vesting of outstanding options, and 4,858,627 shares reserved for issuance upon vesting of other Awards, including all unvested RSUs and restricted stock. As of June 10, 2009, the weighted-average exercise price and the weighted-average remaining term for the Company’s outstanding stock options under all Company equity plans and the Assumed Plans were $28.05 and 4.1 years, respectively. As of June 10, 2009, there were 184,519,384 shares of Common Stock issued and outstanding.

The Terms of the 2007 Incentive Plan are Designed to Protect Stockholder Interests.

•

Fungible Share Reserve Limits Full Value Share Awards. The 2007 Incentive Plan provides that the Share Reserve is reduced by 2.25 shares for each full value share award granted, such as an RSU. This effectively equalizes the potential dilutive impact on existing stockholders between a full value award and a stock option. If stockholders approve the amendment to the 2007 Incentive Plan, and we were to issue all of the shares authorized by the amendment as RSUs, we would only be permitted to issue 7,111,111 new shares pursuant to such authorization (16,000,000/2.25).

•	No Discounted Stock Options. All stock options must have an exercise price equal to or greater than the fair market value of our Common Stock on the date of grant.

•

No Annual “Evergreen” Provisions. The 2007 Incentive Plan and the proposed amendment authorize a fixed number of shares of our Common Stock, thereby requiring stockholder approval of any additional authorization of shares.

•

No Stock Option Repricings. The 2007 Incentive Plan prohibits the repricing of stock options without the approval of stockholders. This provision applies to both direct repricings (lowering the exercise price of a stock option) and indirect repricings (canceling an outstanding stock option and granting a replacement stock option with a lower exercise price).

•

No “Reload Options.” The 2007 Incentive Plan prohibits grants of stock options that are made in consideration for or as a condition of the delivery of shares of stock to the issuer in payment of the exercise price or tax withholding obligation of any other option held by the grantee.

•	Limit on Option Term. The 2007 Incentive Plan provides that all stock options and stock appreciation rights granted thereunder expire no later than eight (8) years form the date of grant.

Our Compensation Practices are Mindful of Best Practices and Stockholder Interests.

•

Minimum Vesting. Vesting of restricted shares, RSUs and other full value awards granted to employees is based on achievement of performance objectives, completion of a specified period of service, or both. For those awards where vesting is contingent solely on completion of a period of service, we have historically required a minimum of three years of continuous service (subject to acceleration in certain events such as a change in control termination) to fully vest in an award.

•

Independent Committee. The 2007 Incentive Plan is administered by the Compensation Committee of our Board. All of the members of the Compensation Committee are independent under all applicable rules and regulations. Annually, the Compensation Committee reviews the compensation of our CEO and the other executive officers.

•

Compensation Best Practices. Our Compensation Committee is committed to strong oversight and best practices while managing the best interests of our company and stockholders. Base salary for our CEO has remained constant over the last two fiscal years, and at least 50% of his total target compensation is performance-based. Long-term incentives, including equity and long-term cash, make up 70-80% of Named Executive Officer compensation, which reduces the impact of short-term, extraordinary events on overall pay. It also is a more prudent form of compensation than increases to cash elements.

•	Stock options only have value if our Common Stock price increases.

•	We have utilized performance-based equity awards in each of the last three fiscal years, which only vest if pre-established performance targets are achieved.

•	We have utilized time-based restricted shares and RSUs to strengthen retention of our high-performing executive team; stability in leadership is often a critical success factor for companies.

•	We benchmark our executive compensation program against top, direct competitors to strengthen the relevance of performance and pay practices comparisons.

•	We do not provide supplemental retirement plans, a top hat deferred compensation program, special benefits or excessive perquisites.

•

All our cash incentive plans have minimum threshold performance levels to ensure that acceptable performance is met before payout begins and have a specific maximum payout to prevent “runaway” performance.

Voting Required for Approval

We are required to seek stockholder approval of the amendment to the 2007 Incentive Plan pursuant to the rules of the NYSE and the terms of the 2007 Incentive Plan. The affirmative vote of a majority of the shares entitled to vote at the Annual Meeting in person or by proxy is required to approve the amendment to the 2007 Incentive Plan. If stockholders do not approve the amendment to the 2007 Incentive Plan, no shares will be added to the total number of shares reserved for issuance under the 2007 Incentive Plan. Our Named Executive Officers and non-employee directors have an interest in this proposal as they are eligible to receive equity awards under the 2007 Incentive Plan.

Recommendation of the Board

The Board of Directors recommends that the stockholders vote “FOR” the Amendment to the 2007 Incentive Plan and the reapproval of the performance goals thereunder.

Summary of the 2007 Incentive Plan

On June 15, 2007, our Board adopted, approved and established the 2007 Incentive Plan, which was approved by the stockholders at our 2007 Annual Meeting. The following is a summary of the principal features of the 2007 Incentive Plan and its operation. The summary is qualified in its entirety by reference to the full text of the 2007 Incentive Plan, as amended to date and giving effect to this Proposal Three, set forth in Appendix A.

Purpose

The 2007 Incentive Plan allows us to grant equity-based compensation and performance-based cash bonuses to officers, non-employee directors, and employees of ours or any affiliate of ours (the “Eligible Persons”) to stimulate their efforts toward the continued success of our company and to give them an ownership interest in our company. The 2007 Incentive Plan will also provide us with a means to attract, reward and retain key personnel.

Classes of Eligible Persons

The aggregate benefits and/or amounts that will be received in the future by our officers, non-employee directors and employees or any other persons pursuant to the 2007 Incentive Plan are not presently determinable.

As of the date of this proxy statement, the sizes of the respective classes of Eligible Persons under the 2007 Incentive Plan are approximately as follows:

Class	Number of Individuals
Executive Officers	10
Non-Employee Directors	8
Employees	5,800

Administration

The 2007 Incentive Plan is administered by a committee appointed by the Board, which may consist of two or more “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code (the “Committee”). All questions of interpretation of the 2007 Incentive Plan are to be determined by the Committee and its decisions are final and binding upon all participants. Awards under the 2007 Incentive Plan will be determined by the Committee.

Non-Employee Director Awards

The 2007 Incentive Plan permits the Committee to grant Awards to our non-employee directors. The maximum number of shares of Common Stock that may be granted to each non-employee director during a fiscal year shall not exceed seventy-five thousand (75,000).

Awards

The 2007 Incentive Plan permits the Committee to make awards of shares of Common Stock and awards of derivative securities related to the value of Common Stock. These discretionary awards may be made on an individual basis, or pursuant to a program approved by the Committee for the benefit of a group of Eligible Persons.

The number of shares of Common Stock as to which an Award is granted and the recipient of any Award shall be determined by the Committee, subject to the provisions of the 2007 Incentive Plan. Awards issuable may be made exercisable or paid at such prices and may be made terminable under such terms as are established by the Committee and in some cases may be paid in cash, to the extent not otherwise inconsistent with the terms of the 2007 Incentive Plan.

To the extent that the Committee desires to base an Award on performance goals that are intended to qualify the Award as performance-based compensation under Section 162(m) of the Internal Revenue Code, the Committee may, but is not required to, make the vesting or payment of an Award subject to the achievement of any of the performance goals listed below during a specified period:

(i) earnings per share;

(ii) operating cash flow;

(iii) cash available;

(iv) net income;

(v) revenue, including but not limited to maintenance revenue, deferred revenue, or ratable license revenue;

(vi) total shareholder return;

(vii) return on invested capital;

(viii) return on shareholder equity;

(ix) return on assets;

(x) return on common book equity;

(xi) market share;

(xii) economic value added;

(xiii) stock price;

(xiv) operating income;

(xv) operating margin;

(xvi) EBIT, or EBITDA;

(xvii) sales, including but not limited to the linearity of sales or the percentage of sales before a specified time period in a quarter or fiscal year;

(xviii) cost reduction;

(xix) expenses or operating expenses;

(xx) productivity of employees as measured by revenues, costs or earnings per employee; or

(xxi) any combination of the foregoing.

The Committee may appropriately adjust any evaluation of performance under a performance goal to remove the effect of equity compensation expense under FAS 123R; amortization of acquired technology and intangibles; asset write-downs, litigation claim judgments or settlements; the effect of changes in or provisions under tax law, accounting principles or other such laws or provisions affecting reported results; accruals for reorganization and restructuring programs; discontinued operations; and any items that are extraordinary, unusual in nature, non-recurring or infrequent in occurrence, except where such action would result in the loss of a tax deduction to us pursuant to Section 162(m) of the Code, if applicable.

Each Award shall vest at such times and/or upon such events as may be specified by the Committee in the applicable Award agreement. An Award may be subject to both vesting upon the attainment of Performance Goals and over time and may vest according to the first to occur of the two schedules. The Committee may provide in the applicable Award agreement for the earlier vesting in the event of the holder’s death, disability or termination without cause or upon a change of control (as such terms may be defined in the applicable Award agreement).

The maximum number of shares of Common Stock that may be granted during any calendar year as to any employee with respect to which options, stock appreciation rights, or other Awards (other than performance awards) that are intended to be performance-based compensation under Section 162(m) of the Internal Revenue Code shall not exceed one million (1,000,000). Furthermore, the maximum aggregate dollar amount that may be paid in any calendar year to an employee with respect to performance awards may not exceed ten million dollars ($10,000,000).

In addition, the 2007 Incentive Plan also permits the Compensation Committee of the Board to delegate to one or more of our officers and/or the Chairman of the Compensation Committee of the Board the ability to grant Awards under the 2007 Incentive Plan to individuals other than our executive officers. The officers so designated and/or the Chairman of the Compensation Committee can determine the number of shares as to which the Award is granted, subject to a maximum number established by the Board.

Awards generally shall not be transferable or assignable during a holder’s lifetime unless otherwise provided under the terms of the Award. Incentive stock options may not be transferred except by will or by the laws of intestate succession.

Options

Options may be made exercisable at a price per share not less than the fair market value (determined in accordance with the 2007 Incentive Plan as described below) per share of Common Stock on the date that the option is granted. The 2007 Incentive Plan provides that the Committee may determine fair market value by reference to the selling price per share on the date of grant or the preceding trading day, the closing price or average price on such day, or the average price for a period ending on such day. Our current practice is to use the average of the high and low trades on the grant date. The exercise price of an option may not be amended or modified without the approval of stockholders, except in the event of a recapitalization, reorganization or similar event as described below. An option may not be surrendered or exchanged for a new option with a lower exercise price, cash or any other Award.

The 2007 Incentive Plan permits the grant of both incentive and non-qualified stock options. Incentive stock options granted under the 2007 Incentive Plan will expire no more than eight (8) years after their respective grant dates. However, an incentive stock option granted to an individual who owns more than 10% of Common Stock is required to expire five (5) years after its grant date. Nonqualified stock options are required to have an expiration date specified in the Award agreement that is no greater than eight (8) years after their respective grant dates.

The Committee may permit an option exercise price to be paid in cash, by the delivery of previously-owned shares of Common Stock, through a cashless exercise executed through a broker, or by having a number of shares of Common Stock otherwise issuable at the time of exercise withheld.

The 2007 Incentive Plan prohibits so-called “reload grants.” Reload grants are grants of stock options that are made in consideration for or as a condition of the delivery of shares of stock to the issuer in payment of the exercise price or tax withholding obligation of any other option held by the grantee.

Stock Appreciation Rights

Stock appreciation rights may be granted separately or in connection with another Award. Each stock appreciation right allows the recipient to receive the appreciation per share of Common Stock over a defined price which may not be less than fair market value (determined in accordance with the 2007 Incentive Plan as described above under the heading “Options”) per share of Common Stock on the date the stock appreciation right is granted. The price of a stock appreciation right may not be amended or modified without stockholder approval, except in the event of a recapitalization, reorganization or similar event as described below. A stock appreciation right may not be surrendered or exchanged for the grant of a new stock appreciation right with a price lower than that of the surrendered stock appreciation right, cash or any other Award.

If a stock appreciation right is granted in connection with another Award, it may only be exercised to the extent that the related Award has not been exercised, paid, or otherwise settled. Stock appreciation rights are exercisable or payable at a time or times certain or upon the occurrence or non-occurrence of certain events. Stock appreciation rights may be settled in shares of Common Stock or in cash, according to terms established by the Committee with respect to any particular award. Stock appreciation rights are required to have an expiration date specified in the Award agreement that is no greater than eight (8) years after their respective grant dates.

Performance Awards

Performance awards may be based on the value of a specified or determinable number of units or a percentage or multiple of a specified dollar amount. At the time of grant, the Committee shall determine either the base value of each unit and the number of units subject to the Award or the specified amount and the percentage or multiple of the specified amount subject to the Award, as applicable, and the performance goals to be used to determine the ultimate payment value of the performance award. The Committee may provide for an alternate base value for each unit or an alternate percentage or multiple under certain specified conditions. Performance awards are payable at a time or times certain or upon the occurrence or non-occurrence of certain events. Performance awards may be settled in cash or in shares of Common Stock, according to the terms established by the Committee with respect to any particular award. Performance awards have no defined expiration period under the 2007 Incentive Plan, but an expiration period can be included in the applicable Award agreement or program.

Stock Awards

The Committee may grant shares of Common Stock, subject to such restrictions and conditions, if any, as the Committee shall determine, including the payment of cash by the recipient.

Other Awards

Dividend equivalent rights, phantom stock and RSUs units may be granted in such numbers or units and may be subject to such conditions or restrictions as the Committee shall determine and shall be payable in cash or shares of Common Stock, as the Committee may determine.

General Rules

The terms of particular Awards may provide that they terminate, among other reasons, upon the holder’s termination of employment or other status with respect to us and any affiliate, upon a specified date, upon the holder’s death or disability, or upon the occurrence of a change-in-control. Awards may also include exercise, conversion or settlement rights to a holder’s estate or personal representative in the event of the holder’s death or disability. At the Committee’s discretion, Awards that are held by an employee who suffers a termination of employment may be cancelled, accelerated, paid or continued, subject to the terms of the applicable Award agreement and to the provisions of the 2007 Incentive Plan. Awards other than incentive stock options, non-qualified stock options and stock appreciation rights have no defined expiration period under the 2007 Incentive Plan, but an expiration period can be included in the applicable Award agreement or program.

Recapitalizations and Reorganizations

The number of shares of Common Stock reserved for issuance in connection with the grant or settlement of Awards or to which an Award is subject, as the case may be, and the exercise price of each option are subject to adjustment in the event of any recapitalization of us or similar event effected without receipt of consideration by us.

In the event of certain corporate reorganizations, Awards may be substituted, cancelled, accelerated, cashed-out or otherwise adjusted by the Committee, provided such adjustment is not inconsistent with the express terms of the 2007 Incentive Plan or the applicable Award agreement.

Amendment or Termination

Although the 2007 Incentive Plan may be amended by the Board without stockholder approval, the Board also may condition any such amendment upon stockholder approval if stockholder approval is deemed necessary or appropriate in consideration of tax, securities or other laws. However, the Board may not amend the 2007 Incentive Plan without stockholder approval to (1) increase the number of shares of Common Stock available for awards under the 2007 Incentive Plan, (2) materially expand the classes of individuals eligible to receive Awards, or (3) materially expand the types of awards available under the 2007 Incentive Plan.

Tax Consequences

The following discussion outlines generally the United States federal income tax consequences of participation in the 2007 Incentive Plan. Individual circumstances may vary and each recipient should rely on his or her own tax counsel for advice regarding federal income tax treatment under the 2007 Incentive Plan. Furthermore, any tax advice contained in this discussion is not intended to be used, and cannot be used, to avoid penalties imposed under the Internal Revenue Code.

Non-Qualified Options. A recipient will not recognize income upon the grant of an option or at any time prior to the exercise of the option or a portion thereof. At the time the recipient exercises a non-qualified option or portion thereof, he or she will recognize compensation taxable as ordinary income in an amount equal to the excess of the fair market value of Common Stock on the date the option is exercised over the price paid for Common Stock, and we will then be entitled to a corresponding deduction.

Depending upon the length of the period the shares of Common Stock are held after exercise, the sale or other taxable disposition of shares acquired through the exercise of a non-qualified option generally will result in a short- or long- term capital gain or loss equal to the difference between the amount realized on such disposition and the fair market value of such shares when the non-qualified option was exercised.

Incentive Stock Options. A recipient who exercises an incentive stock option will not be taxed at the time he or she exercises the option or a portion thereof. Instead, he or she will be taxed at the time he or she sells Common Stock purchased pursuant to the option. The recipient will be taxed on the difference between the price he or she paid for the stock and the amount for which he or she sells the stock. If the recipient does not sell the stock prior to two years from the date of grant of the option and one year from the date the stock is transferred to him or her, the recipient will be entitled to capital gain or loss treatment based upon the difference between the amount realized on the disposition and the aggregate exercise price and we will not get a corresponding deduction. If the recipient sells the stock at a gain prior to that time, the difference between the amount the recipient paid for the stock and the lesser of the fair market value on the date of exercise or the amount for which the stock is sold, will be taxed as ordinary income and we will be entitled to a corresponding deduction; if the stock is sold for an amount in excess of the fair market value on the date of exercise, the excess amount is taxed as capital gain. If the recipient sells the stock for less than the amount he or she paid for the stock prior to the one or two year periods indicated, no amount will be taxed as ordinary income and the loss will be taxed as a capital loss.

Exercise of an incentive stock option may subject a recipient to, or increase a recipient’s liability for, the alternative minimum tax.

Stock Awards. A recipient will not be taxed upon the grant of a stock award if such award is not transferable by the recipient or is subject to a “substantial risk of forfeiture,” as defined in the Internal Revenue Code. However, when the shares of Common Stock that are subject to the stock award are transferable by the recipient and are no longer subject to a substantial risk of forfeiture, the recipient will recognize compensation taxable as ordinary income in an amount equal to the fair market value of the stock subject to the stock award, less any amount paid for such stock, and we will then be entitled to a corresponding deduction. However, if a recipient so elects at the time of receipt of a stock award, he or she may include the fair market value of the stock subject to the stock award, less any amount paid for such stock, in income at that time and we also will be entitled to a corresponding deduction at that time.

Other Awards. A recipient will not recognize income upon the grant of a stock appreciation right, dividend equivalent right, performance award, phantom stock award or RSU. Generally, at the time a recipient receives payment under any such Award, he or she will recognize compensation taxable as ordinary income in an amount equal to the cash or the fair market value of Common Stock received, and we will then be entitled to a corresponding deduction.

The 2007 Incentive Plan is not qualified under Section 401(a) of the Internal Revenue Code.

Other Equity Incentive Plans

In connection with the initial adoption of the 2007 Incentive Plan, we implemented several amendments to our 1994 Employee Incentive Plan, our 2000 Employee Stock Incentive Plan, and the 2002 Employee Incentive Plan. The effective date of these amendments was August 21, 2007, the date that our stockholders approved the 2007 Incentive Plan.

1994 Employee Incentive Plan Amendment. The 1994 Employee Incentive Plan was amended to provide that the maximum number of shares reserved for issuance under the 1994 Employee Incentive Plan is reduced at any time (a) by one (1) share for each share issued pursuant to Awards of options or stock appreciation rights granted on or after August 21, 2007, and (b) by two (2) shares for each share issued pursuant to all other Awards granted on or after August 21, 2007. Shares will not be treated as having been issued under the 1994 Employee Incentive Plan and will therefore not reduce the number of shares available for grant to the extent an Award granted after August 21, 2007 is settled in cash. The amendment to the 1994 Employee Incentive Plan also prohibits amending or modifying the exercise price of an option or stock appreciation right, without the approval of the stockholders, except in the event of a recapitalization, reorganization or similar event. The amendment also prohibits the substitution of an option or stock appreciation right for a new option or stock appreciation right with a lower exercise price, cash or another Award.

2000 Employee Stock Incentive Plan and 2002 Employee Incentive Plan. The 2000 Employee Stock Incentive Plan and the 2002 Employee Incentive Plan were amended to reduce the maximum number of shares available for grants under each plan by the number of shares reserved but not subject to outstanding grants immediately prior to August 21, 2007.

EXECUTIVE OFFICERS

Certain information concerning our executive officers as of the date of this proxy statement is set forth below, except that information concerning Mr. Beauchamp is set forth above under “Proposal One: Election of Directors.”

Name	Age	Position
Denise M. Clolery	53	Senior Vice President, General Counsel and Secretary
D. Stephen Goddard, Jr.	53	Senior Vice President, Business Operations
James W. Grant	59	Senior Vice President, Strategy and Corporate Development
Dev Ittycheria	42	Senior Vice President, President - Enterprise Service Management
John D. McMahon	53	Senior Vice President, Worldwide Sales and Services
William D. Miller	58	Senior Vice President, President - Mainframe Service Management
Stephen B. Solcher	48	Senior Vice President, Chief Financial Officer
Michael A. Vescuso	64	Senior Vice President, Administration
T. Cory Bleuer	39	Vice President, Controller and Chief Accounting Officer

Ms. Clolery was appointed Senior Vice President, General Counsel and Secretary in November 2005. Prior to joining us, Ms. Clolery served as a partner in the law firm of Sonnenschein, Nath and Rosenthal, LLP from May 2005 to November 2005 where she practiced in their Intellectual Property & Technology and Corporate & Securities practice groups. From December 2000 to November 2003, Ms. Clolery served as Senior Vice President, General Counsel and Corporate Secretary of Radianz, a leading global network services provider to the financial industry. Prior to joining Radianz, Ms. Clolery was a partner in the international law firm of O’Melveny and Myers LLP.

Mr. Goddard was appointed Senior Vice President, Business Operations in November 2008. Prior to this appointment, Mr. Goddard served as Vice President, Assurance from April 2007 to October 2008. He joined us in July 2003 and served in management positions in both Finance and IT. Prior to joining us, Mr. Goddard was with Arthur Andersen for 25 years, serving in various client serving and leadership positions including as the Gulf Coast Managing Partner.

Mr. Grant was appointed Senior Vice President, Strategy and Corporate Development in November 2008. Mr. Grant served as Senior Vice President and General Manager, Enterprise Service Management (ESM) from February 2007 to October 2008. Mr. Grant served as Vice President, General Manager, ESM from April 2006 to February 2007. Mr. Grant joined us in March 2003 as the General Manager of our Remedy business unit. In July 2004, he was appointed General Manager of our Service Management business unit. Prior to joining us, Mr. Grant served from July 2002 to March 2003 as Vice President and General Manager of Hewlett Packard’s OpenView software business and served as General Manager for Operations and Marketing (OpenView) from April 2000 to July 2002.

Mr. Ittycheria was appointed Senior Vice President, President of ESM in November 2008. He served as Senior Vice President, Strategy and Corporate Development from April 2008, following our acquisition of BladeLogic, Inc., to October 2008. Mr. Ittycheria held the post of President and CEO and served on the Board of Directors of BladeLogic from August 2001 to April 2008. Prior to founding BladeLogic, Mr. Ittycheria held several management positions in technology companies, including Senior Vice President and General Manager of the ASP division of Breakaway Solution, Co-founder, President and CEO of Applica, one of the first venture-backed ASPs which was acquired by Breakaway, and various senior positions in the data communications business of AT&T and Teleport Communications Group. Mr. Ittycheria currently serves as a member of the board of directors of Envio Networks, a private company.

Mr. McMahon was appointed Senior Vice President of Worldwide Sales and Services in May 2008. Mr. McMahon joined us with our acquisition of BladeLogic in April 2008, initially serving as Vice President of Sales. Mr. McMahon served as Executive Vice President and Chief Operating Officer of BladeLogic from October 2007 until BMC acquired BladeLogic. He was the Senior Vice President of Worldwide Sales and Customer Services of BladeLogic from August 2005 to October 2007. From 1989 to 1998, Mr. McMahon was employed at Parametric Technology Corporation, where he last served as Executive Vice President of Worldwide Sales. From 1998 to 2000, Mr. McMahon served as Executive Vice President of Worldwide Sales at GeoTel Communications Corporation. Mr. McMahon also served as Executive Vice President of Worldwide Sales of Ariba, Inc. from 2000 to 2001 and President and Chief Executive Officer of HighRoads Inc., formerly known as IE-Engine, Inc. from 2002 to 2004. Mr. McMahon currently serves as a member of the board of directors of SelectMinds, Inc., a private company

Mr. Miller was appointed Senior Vice President, President of Mainframe Service Management (MSM) in November 2008. He served as Senior Vice President, General Manager, MSM from February 2007 to October 2008. Mr. Miller served as Vice President, General Manager, MSM from April 2006 to February 2007. Mr. Miller joined us in July 2002 and served in various senior management positions in our mainframe business unit, including General Manager from April 2004 to April 2006. Mr. Miller joined Bindview Development as Senior Vice President of Sales and Services in July 2000 and was promoted to Chief Operating Officer in October 2001 before joining us. Mr. Miller left IBM in 2000 after working with IBM for 21 years in various technical and sales positions and was Vice President, EMEA, Industrial Sector for his last assignment at IBM.

Mr. Solcher has served as our Senior Vice President and Chief Financial Officer since December 2005. From August 2005 to December 2005, Mr. Solcher served as our interim Chief Financial Officer. Prior to this appointment, Mr. Solcher had served as our Vice President of Finance and Treasurer for more than five years. Mr. Solcher joined us in 1991 as Assistant Treasurer.

Mr. Vescuso was appointed Senior Vice President of Administration in January 2006. From February 2004 through January 2006, Mr. Vescuso was Vice President of Human Resources of Brocade Communications Systems, Inc. Prior to joining Brocade, Mr. Vescuso was Senior Vice President, Human Resources of Portal Software from August 2001 through September 2003. Prior to August 2001, Mr. Vescuso was the Vice President, Human Resources at Dell Computer.

Mr. Bleuer joined us in August 2006 as Vice President, Controller and Chief Accounting Officer. Prior to joining us, Mr. Bleuer was the Vice President and Controller of EMC Corporation’s Captiva Software group from December 2005 to July 2006 and was Vice President and Corporate Controller of Captiva Software Corporation from February 2005 to December 2005. Prior to joining Captiva Software Corporation, Mr. Bleuer was with Fair Isaac Corporation serving as the Corporate Controller from August 2004 to February 2005 and as Director, Corporate Finance and Accounting from August 2002 to August 2004. From June 2000 to August 2002, Mr. Bleuer served as Corporate Controller of HNC Software Inc.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth, as of June 1, 2009 information with respect to persons or groups owning beneficially (to our knowledge) more than five percent of our Common Stock.

Name and Address of Beneficial Owner	Common Stock Beneficially Owned		Percent
FMR LLC 82 Devonshire Street Boston, MA 02109	19,897,760	(1)	10.776%

Dodge & Cox 555 California Street, 40th Floor San Francisco, CA 94104	15,934,628	(2)	8.5%

Wellington Management Company, LLP 75 State Street Boston, MA 02109	14,346,734	(3)	7.65%

Ameriprise Financial, Inc. and RiverSource Investments, LLC c/o Ameriprise Financial, Inc. 145 Ameriprise Financial Center Minneapolis, MN 55474	13,448,817	(4)	7.17%

State Street Bank and Trust Company, Trustee State Street Financial Center One Lincoln Street Boston, MA 02111	9,446,850	(5)	5.1%

(1)	According to an Amendment to Schedule 13G filed with the SEC in May 2009, FMR LLC reported that as of April 30, 2009, they have sole voting power with respect to 5,172,760 shares, sole dispositive power with respect to 19,897,760 shares. They did not report any shares subject to shared voting or dispositive power.
(2)	According to an Amendment to Schedule 13G filed with the SEC in February 2009, Dodge & Cox reported that as of December 31, 2008, they have sole voting power with respect to 15,059,778 shares, sole dispositive power with respect to 15,934,628 shares and shared voting power with respect to 37,600 shares. They did not report any shares subject to shared dispositive power.
(3)	According to a Schedule 13G filed with the SEC in February 2009, Wellington Management Company, LLP reported that as of December 31, 2008, they have shared dispositive power with respect to 14,346,734 shares and shared voting power with respect to 9,969,878 shares. They did not report any shares subject to sole voting or dispositive power.
(4)	According to a Schedule 13G jointly filed with the SEC in February 2009, Ameriprise Financial, Inc. and RiverSource Investments, LLC, Ameriprise’s registered investment adviser, reported that as of December 31, 2008, they have shared dispositive power with respect to 13,448,817 shares and shared voting power with respect to 33,326 shares. They did not report any shares subject to sole voting or dispositive power.
(5)	According to a Schedule 13G filed with the SEC in February 2009, State Street Bank and Trust Company, Trustee reported that as of December 31, 2008, they have sole voting power with respect to 9,446,850 shares and shared dispositive power with respect to 9,446,850 shares. They did not report any shares subject to shared voting or sole dispositive power.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth the number of shares of Common Stock beneficially owned, as of June 1, 2009, by each current director, by each Named Executive Officer listed in the summary compensation table on page 51, and by all directors and executive officers as a group. Unless otherwise indicated, all persons listed below have sole voting and investment power over all shares beneficially owned.

Name	Shares Owned		Shares Covered by Exercisable Options (1)	Total Beneficial Ownership	Percent of Common Stock
Jon E. Barfield	5,697		60,000	65,697	*
Robert E. Beauchamp	267,833	(2)	1,211,728	1,479,561	*
Gary L. Bloom	100		57,500	57,600	*
B. Garland Cupp	87,833	(3)	220,000	307,833	*
Meldon K. Gafner	20,000		220,000	240,000	*
P. Thomas Jenkins	5,000		90,000	95,000	*
Louis J. Lavigne, Jr.	—		47,500	47,500	*
Kathleen A. O’Neil	5,400		215,000	220,400	*
Tom C. Tinsley	6,650		140,000	146,650	*
James W. Grant	26,532	(4)	95,675	122,207	*
John D. McMahon	9,709	(5)	96,607	106,316	*
William D. Miller	25,603	(6)	81,520	107,123	*
Stephen B. Solcher	28,242	(7)	120,534	148,776	*
All directors and executive officers as a group (18 persons)	595,729	(8)	2,928,940	3,524,669	1.9

*	Represents less than one percent.
(1)	These are shares that may be acquired upon the exercise of stock options or vesting of RSUs which become exercisable or vest on or within sixty days after June 1, 2009 under our equity incentive plans.
(2)	Includes 65,000 shares of restricted stock subject to forfeiture, as to which the holder has sole voting but not investment power until vesting; excludes 603,500 unvested RSUs as holder does not have voting or investment power until vesting.
(3)	Represents shares held in The B. Garland Cupp Revocable Trust.
(4)	Includes 22,575 shares of restricted stock subject to forfeiture, as to which the holder has sole voting but not investment power until vesting; excludes 68,000 unvested RSUs as holder does not have voting or investment power until vesting.
(5)	Excludes 151,333 unvested RSUs as holder does not have voting or investment power until vesting.
(6)	Includes 21,787 shares of restricted stock subject to forfeiture, as to which the holder has sole voting but not investment power until vesting; excludes 97,000 unvested RSUs as holder does not have voting or investment power until vesting.
(7)	Includes 23,112 shares of restricted stock subject to forfeiture, as to which the holder has sole voting but not investment power until vesting; excludes 102,000 unvested RSUs as holder does not have voting or investment power until vesting.
(8)	Includes 209,911 shares of restricted stock subject to forfeiture, as to which the holders have sole voting but not investment power until vesting; excludes 1,454,416 unvested RSUs as holders do not have voting or investment power until vesting.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, among others, to file with the SEC and the NYSE an initial report of ownership of our Common Stock on a Form 3 and reports of changes in ownership on a Form 4 or a Form 5. Persons subject to Section 16 are required by SEC regulations to furnish us with copies of all Section 16(a) forms that they file related to transactions in our Common Stock. Under SEC rules, certain forms of indirect ownership and ownership of our Common Stock by certain family members are covered by these reporting requirements. As a matter of practice, our administrative staff assists our directors and executive officers in preparing initial ownership reports and reporting ownership changes and typically files these reports on their behalf.

Based on a review of the copies of such forms in our possession, and on written representations from reporting persons, we believe that during fiscal 2009 all of our executive officers and directors filed the required reports on a timely basis under Section 16(a).

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

Our compensation programs are designed to drive business performance by attracting, retaining and rewarding those who provide leadership and deliver results. This section of the proxy statement explains how our compensation programs are designed and operate in practice with respect to our executives and specifically our Named Executive Officers as defined by the SEC:

•	Robert E. Beauchamp, President and Chief Executive Officer;

•	James W. Grant, Senior Vice President, Strategy and Corporate Development;

•	John D. McMahon, Senior Vice President, Worldwide Sales and Services;

•	William D. Miller, Senior Vice President, President – MSM; and

•	Stephen B. Solcher, Senior Vice President, Chief Financial Officer.

Compensation Philosophy and Objectives

The Compensation Committee, Board and management believe that compensation should attract, retain and reward the performance of employees, including executives, who are critical for current and future company success. Our compensation programs are designed to:

•	Deliver a total compensation package with multiple reward vehicles;

•	Compete in the market for top talent;

•	Pay for company and individual performance; delivering top market pay only for top performance;

•	Align total compensation programs to support business objectives;

•	Balance short-term and long-term performance; and

•	Align executive goals and rewards with employees and stockholders.

Deliver a total compensation package with multiple reward vehicles

Our executive compensation program utilizes multiple pay and reward vehicles to achieve overall business objectives. Together, these vehicles deliver a competitive package that focuses on rewarding performance and retaining talent. The specific job complexity and required capability for each executive role are considered in determining the appropriate total package for each executive. For example, the job of the CEO is the most complex, diverse and demanding and therefore is compensated at a considerably higher level. However, the compensation tools we use are the same for all our executives. Each compensation element and its specific purpose are described in the “Compensation Elements” section below. Though we have historically utilized performance-based elements as a significant component in our total compensation program for executives, we also intend to ensure that our top performing, talented executive team remains with us over the longer term. Continuity in leadership is a critical factor for our success. Therefore, the Compensation Committee considers retention when determining the amounts of awards and which vehicles to utilize. From time to time, we will make pay-related decisions to ensure retention, and we utilize time-based RSUs as an important compensation element to further ensure retention.

Compete in the market for top talent

We use a benchmarking approach, described below, to set and evaluate the competitiveness of each program element and the overall compensation package. The table under “Compensation Elements” outlines the strategy of each element of the program and its connection to our compensation philosophy. Target levels of pay programs are set to compete at the median of the market for base salary and above the market median for performance-related elements. In addition to base salary and performance-based elements, we utilize retention oriented elements such as time-based RSUs to provide an extra competitive advantage for attracting and retaining top executive talent.

Pay for company and individual performance; delivering top market pay only for top performance

We have designed a substantial portion of our overall executive compensation program utilizing performance-based elements to tie compensation to achievement of financial goals and performance objectives. For example, in fiscal 2009 the percentage of total compensation for our Named Executive Officers which was performance-based averaged 45%. Moreover, fifteen percent or less of any Named Executive Officer’s target pay is typically delivered as base pay. This emphasis on overall performance is designed to focus our executive officers, working as a team, on a common purpose and shared performance standards aligned with stockholder interests.

We establish individual executive officer compensation targets and the performance objectives based on our philosophy that our compensation elements should work as an integrated package to deliver above market pay only for excellent performance. For our performance-based elements, we target paying above market for above market performance. When actual performance exceeds the targets, then a greater percentage of total compensation will be delivered through performance-based elements, delivering top pay for top performance.

Align total compensation programs to support business objectives

Our success depends upon the executives being focused on the critical strategic and tactical objectives that lead to company success. Therefore, performance measures have been established to align executive compensation with our business objectives, both short and long-term. This philosophy cascades throughout our compensation programs for all employees. The design of the programs, the selected performance measures, the targets and the timing of awards and payouts are all geared to drive business performance and stockholder return.

Balance short-term and long-term performance

The following table illustrates how performance-based compensation elements, each of which is described in greater detail in the next section, link executive compensation to company performance and stockholder return over both short-term and long-term time horizons. It also describes how performance ranges affect payout ranges.

Program	Performance Measures	Timing	Performance Connection to Pay
Short-Term Incentive (“STIP”)	For Fiscal 2009: 34% Non-GAAP Earnings Per Share (“EPS”) 33% ESM Revenue Growth 33% Business Unit measures	Quarterly and annual measurement periods paid in two semi-annual awards.

–      100% of target performance against aggressive targets results in 100% payout.

–      Above target performance results in greater than 100% payout.

–      200% is the maximum payout level for extraordinary achievement.

–      Minimum performance targets are established below which no payment is made.

Discretionary Awards	Individual performance goals	Ad hoc	– These awards provide a direct link to short-term delivery of business objectives.

Long-Term Incentive Plan (“LTIP”)	Relative total stockholder return (“TSR”) against peer group of competitive software companies	Three years (For new entrants into the LTIP, the first award is divided into two measurement periods of 18 months and 36 months)

–      TSR at 50th percentile of peer group (or median performance) results in payout of 75% of target.

–      70th percentile TSR performance results in target payout at 100%.

–      TSR greater than or equal to the 80th percentile (or top tier performance) results in maximum payout of 150%.

Performance-Based RSUs	Long-term earnings and TSR goals are utilized	Two and three year performance targets

–      All performance-based RSUs are subject to forfeiture if minimum performance thresholds are not achieved or employment ceases.

–      Performance-based RSUs will vest to the extent Board-established goal is achieved.

Stock Options	Stock price change	Monthly vesting over four years	– Reward value is driven by market performance.

We typically use non-GAAP EPS as one key performance measure for compensation purposes. Non-GAAP EPS excludes severance, exit costs and related charges, amortization of intangible assets, share-based compensation expenses and in-process research and development charges. Non-GAAP EPS is not a financial measure prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) and should not be considered as a substitute for performance measures prepared in accordance with GAAP.

Align executive goals and rewards with employees and stockholders

The role our executives play in the execution of our business strategy is critical to delivering stockholder return. To be successful, all employees need to understand and deliver results. We establish goals that are aligned to stockholder interests based on delivery of the business strategy and key financial measures and implement compensation programs such that key employees, including executives, are rewarded for success against those goals. We award equity grants to executives for the express purpose of aligning them to stockholder interests.

Compensation Elements

The following table describes each executive compensation element utilized in fiscal 2009 and its link to our compensation philosophy.

Compensation Element	Philosophy Statement	Compete in the market	Retain	Reward short-term performance	Reward long-term performance

Base Pay	We provide base pay competitive at the market median (or 50th percentile) of industry peers and across other industries where appropriate. Base pay maintains a standard of living and is used to compete in the market for talent. Base pay forms the foundation for our other reward vehicles and is therefore the most important comparison against the market data.	X	X

Short-Term Incentive Plan (STIP)	STIP rewards specific quarterly and annual performance against business measures set by the Board. The amount of the reward is determined by formula and can vary from 0% to 200% of an individual executive’s target incentive. To achieve top payout, our performance must significantly outperform established targets. Target incentive levels are established based on competitive market conditions, job complexity and sustained performance/contribution.	X		X

Discretionary Cash Awards	Discretionary cash awards are used to drive specific, short-term performance. The Committee authorizes a cash pool to be awarded at the CEO’s discretion based on the achievement of individual goals which are usually predetermined. Awards are made to executives based on individual contributions aimed at specific short-term objectives. Cash awards can also be used to reward strong performance not otherwise compensated or satisfactorily rewarded through other compensation elements.			X

Long-Term Incentive Plan (LTIP)	The LTIP is a long-term cash incentive award that rewards total stockholder return relative to industry peers, typically over a three-year period. To receive target awards, our total stockholder return must be at or above the 70th percentile of the peer group. Threshold performance must be at least in the 31st percentile of the peer group to warrant a payout.		X		X

Performance- Based RSUs	Performance-based RSUs are awarded periodically to executives and other key employees. Such RSUs vest in full only if we achieve the pre-established performance targets, assuming continued employment. For awards made in fiscal 2009, the Board established long-term non-GAAP EPS targets that must be achieved for the executives to realize full value from these shares.		X		X

Non-qualified Stock Options	Stock options align executive and stockholder interests. As we perform and our stock price increases, options become more valuable.	X	X		X

Time-Based RSUs	Time-based RSUs provide a retention incentive while providing an opportunity for increased rewards as stockholder return increases. Typically, these awards vest over three years, assuming continued employment.	X	X

Other Compensation and Benefits Programs	Benefits programs for all BMC employees provide protections for health, welfare and retirement. Benefits programs are standard across all of BMC and include healthcare, life, disability, dental and vision benefits as well as a standard 401(k) program or other federally provided programs outside of the U.S. A deferred compensation program provides for voluntary deferrals of income for tax advantaged savings beyond the limits of qualified plans under Section 401(k). Investment choices mirror the other retirement programs and only provide market-driven returns.	X	X

The following charts illustrate the percentage of total target compensation for our CEO and our other executive officers, on average, respectively, represented by each major element described in the above table. These percentages represent the target levels for each element approved for fiscal 2009. Equity awards represent the grant date fair market value.

Base Salary

Our goal is to target base salaries for all executive officers at levels that are competitive at the market median (or the 50th percentile) with similar positions of industry peers and across industries where appropriate. While we conduct surveys annually, we generally adjust salaries for executive officers either when our market comparison data shows a significant deviation versus the market median or to recognize outstanding individual performance. In fiscal 2009, Messrs. Solcher, Grant and Miller received a base pay increase to bring their salaries in line with the market median for similar positions in other software companies, each as set forth in the table below. We conducted a review of available data on executive compensation published during the 2008 proxy season by our peer group companies as well as broader published survey data of similarly sized software companies. Mr. Grant’s pay was increased to a competitive level for his role as Senior Vice President and General Manager, ESM, and he retained that base pay level when he assumed the role of Senior Vice President, Strategy and Corporate Development.

Name	Fiscal 2008 Salary	Fiscal 2009 Salary
Stephen B. Solcher	$430,000	$475,000
James W. Grant	$430,000	$450,000
William M. Miller	$415,000	$450,000

Short-term Incentives

Each year short-term incentive measures are recommended by the Compensation Committee and approved by the Board to best focus our executive officers on business priorities for the fiscal year. The fiscal 2009 business priorities guiding the selection of performance metrics were:

•	Operational management;

•	Revenue growth; and

•	Business unit license revenue and expense management.

For fiscal 2009, the short-term incentive compensation plan had three components:

•

The first component, weighted at 34% of the overall annual STIP target incentive, was based on achieving corporate non-GAAP EPS targets. The annual non-GAAP EPS target was weighted at 8.5% of the overall STIP target, and the quarterly EPS targets were equally weighted to make up 25.5% of the overall STIP target.

•	The second component (33% of the annual target incentive) was based on achieving quarterly ESM revenue growth targets.

•	The third component (33% of the annual target incentive) was based on achieving assigned business unit goals.

The business unit goals are specific to bookings, margin and expenses for the respective unit for which each executive is responsible. In the case of the Named Executive Officers who are not assigned to a particular business unit (CEO, CFO and SVP of Corporate Strategy and Development), the business unit goal is a weighted average of all the business units. The targets have all been set and approved by both the Compensation Committee and the Board. Our internal plan performance targets are generally set to over-achieve external expectations, and we consider them to be stretch objectives which will not be easily reached. Actual bonus payments may be less than or greater than target amounts depending on whether and to what extent the goals are achieved. The following charts set forth, for each Named Executive Officer, the fiscal 2009 STIP goals applicable to such officer, the actual targets, the actual performance against such target and the resulting attainment percentages and payout percentages.

Name	Measure	Weight	FY09 Targets	FY09 Actual	FY09 Attain %	FY09 Payout %	FY09 Overall Payout %
Robert E. Beauchamp	Annual non-GAAP EPS	8.5%	2.25	2.26	100%	106%	9%
	Quarterly non-GAAP EPS	25.5%	(1)	(1)	101%	115%	29%
	ESM Revenue Growth	33.0%	(2)	(2)	69%	25%	8%
	Weighted average of the operating business unit attainment	33.0%	N/M	N/M	99%	99%	33%

							79%

Name	Measure	Weight	FY09 Targets	FY09 Actual	FY09 Attain %	FY09 Payout %	FY09 Overall Payout %
Stephen B. Solcher	Annual non-GAAP EPS	8.5%	2.25	2.26	100%	106%	9%
	Quarterly non-GAAP EPS	25.5%	(1)	(1)	101%	115%	29%
	ESM Revenue Growth	33.0%	(2)	(2)	69%	25%	8%
	Weighted average of the operating business unit attainment	33.0%	N/M	N/M	99%	99%	33%

							79%

Name	Measure	Weight	FY09 Targets	FY09 Actual	FY09 Attain %	FY09 Payout %	FY09 Overall Payout %
James W. Grant (3)	Annual non-GAAP EPS	8.5%	2.25	2.26	100%	106%	9%
	Quarterly non-GAAP EPS	25.5%	(1)	(1)	101%	115%	29%
	ESM Revenue Growth	33.0%	(2)	(2)	69%	25%	8%
	ESM Total Bookings Margin (4)	8.3%	876	767	88%	88%	7%
	Service Assurance Annualized Total Bookings (5)	4.1%	155	153	99%	99%	4%
	Service Automation/Support Perpetual Bookings (6)	4.1%	383	363	95%	97%	4%
	Weighted average of the operating business unit attainment	16.5%	N/M	N/M	99%	99%	16%

							78%

Name	Measure	Weight	FY09 Targets	FY09 Actual	FY09 Attain %	FY09 Payout %	FY09 Overall Payout %
John D. McMahon	Annual non-GAAP EPS	8.5%	2.25	2.26	100%	106%	9%
	Quarterly non-GAAP EPS	25.5%	(1)	(1)	101%	115%	29%
	ESM Revenue Growth	33.0%	(2)	(2)	69%	25%	8%
	Service Assurance Annualized Total Bookings (5)	8.3%	155	153	99%	99%	8%
	Service Automation/Support Perpetual Bookings (6)	20.6%	383	363	95%	97%	20%
	WW Sales & Services Operating Expense (7)	4.1%	408	432	94%	97%	4%

							79%

Name	Measure	Weight	FY09 Targets	FY09 Actual	FY09 Attain %	FY09 Payout %	FY09 Overall Payout %
William D. Miller	Annual non-GAAP EPS	8.5%	2.25	2.26	100%	106%	9%
	Quarterly non-GAAP EPS	25.5%	(1)	(1)	101%	115%	29%
	ESM Revenue Growth	33.0%	(2)	(2)	69%	25%	8%
	MSM Total Bookings Contribution Margin (8)	16.5%	250	271	108%	110%	18%
	MSM Annualized Total Bookings (9)	16.5%	545	563	103%	106%	17%

							82%

Note: actual calculations for most business unit targets are completed on a quarterly basis. Because of variations in our financial plan from quarter to quarter, the quarterly targets and resulting attainments are not equally weighted quarter-to-quarter. All totals do not foot due to rounding.

N/M—not measured as a target. For this component, each eligible executive is compensated based on a calculated weighted average of the attainment of the operating business units against their established targets.

(1)	The quarterly non-GAAP EPS targets and attainments, respectively, were as follows: Q1: $.42 and $.43; Q2: $.54 and $.56; Q3: $.65 and $.64; and Q4: $.64 and $.64.
(2)	The quarterly ESM Revenue Growth targets and attainments, respectively, were as follows: Q1: 21% and 21%; Q2: 22% and 15%; Q3: 22% and 16%; and Q4: 24% and 10%.
(3)	For the first half of the fiscal year, Mr. Grant was in the role of Senior Vice President, General Manager—ESM and had specific goals for ESM. In conjunction with him taking the role of Senior Vice President, Strategy and Corporate Development mid-year, his targets for the second half of the fiscal year were based on the weighted average of the business units calculation.
(4)	Calculated as bookings less direct business unit expenses for our ESM business unit. For purposes of the STIP, we calculate bookings as the aggregate sales orders booked in a period. Bookings for STIP purposes will not equal recognized revenue and therefore cannot be derived from our financial statements.
(5)	Calculated as total bookings for our distributed systems management product line divided by the weighted average contract term length (in years). We do not disclose product line revenues in our financial statements.
(6)	Perpetual bookings means the value of contracts including terms that provide customers with perpetual license rights to products in the Service Automation and Service Support product groups.
(7)	Calculated as actual versus planned expenses for the Worldwide Sales & Services Organization.
(8)	Calculated as bookings less direct business unit expenses for our MSM business unit. For purposes of the STIP, we calculate bookings as the aggregate sales orders booked in a period. Bookings for STIP purposes will not equal recognized revenue and therefore cannot be derived from our financial statements.
(9)	Calculated as total bookings for our MSM business unit divided by the weighted average contract term length (in years).

The Compensation Committee reserves the right to reduce a payout for any individual based on the Compensation Committee’s view of such individual’s performance and/or our performance during a performance period. The Compensation Committee did not exercise its discretionary authority to change any STIP payouts for fiscal 2009. In addition to approving STIP awards per the pre-established performance targets, the CEO recommended, and the Compensation Committee approved, discretionary cash awards to the Named Executive Officers, excluding the CEO, based on the achievement of strong financial performance in the second half of fiscal 2009, which performance the CEO and Compensation Committee believed was not fully rewarded through the payouts under the STIP. These awards are included in the “Bonus” column of the Summary Compensation Table on page 51. In making this determination, the CEO and Compensation Committee considered the fact that in fiscal 2009, we achieved record full year performance in revenue, total bookings, ESM license bookings, non-GAAP operating income and non-GAAP earnings per diluted share. The CEO and Compensation Committee also considered our performance relative to our competitors, the difficulty of achieving the fiscal 2009 targets set under the STIP, and the economic environment in which the performance was delivered. The discretionary cash awards granted to the Named Executive Officers, as well as similar bonuses to other executive officers, were made from the discretionary cash bonus pool authorized by the Board at the beginning of fiscal 2009 and delegated to the CEO to make awards to executive officers with the approval of the Chairman of the Compensation Committee. In this instance, the entire Compensation Committee approved the CEO’s recommendation.

The following charts set forth, for each Named Executive Officer, the fiscal 2009 STIP target award amounts and actual payouts as well as the fiscal 2009 second half discretionary bonus described in the preceding paragraph.

Name	STIP Target as % of Base	Target Incentive Amount	Actual Overall Payout as % of Target	Actual Overall Payout	Additional 2nd Half Discretionary Bonus
Robert E. Beauchamp	150%	$1,425,000	79%	$1,127,028	—
Stephen B. Solcher	100%	$475,000	79%	$375,676	$48,000
James W. Grant	115%	$517,500	78%	$401,477	$52,000
John D. McMahon	150%	$600,000	79%	$472,163	$83,000
William D. Miller(1)	First Half 115% Second Half 120%	$258,759 $270,000	82%	$433,572	$50,000

(1)	William Miller was promoted to Senior Vice President, President—MSM in October 2008, halfway through fiscal year 2009. In conjunction with this promotion, his annual STIP target incentive was increased from 115% to 120% of base salary for the second half of fiscal 2009. His actual payouts reflect this mid-year increase.

Discretionary cash awards

To drive and reward specific short-term initiatives, the Board authorizes the CEO to use a discretionary cash bonus pool each year with the concurrence of the Chair of the Compensation Committee. The pool can be used for both executive officers and other employees. For fiscal 2009, the Board pre-approved at the beginning of the fiscal year an aggregate discretionary pool of $500,000. The amounts awarded to the Named Executive Officers are disclosed in the “Bonus” column of the Fiscal 2009 Summary Compensation Table on page 51. See the description and chart above under “—Short-term Incentives” for an explanation regarding one use of the discretionary cash bonus pool for the second half of fiscal 2009.

Long-term Incentives

During 2009, our long-term incentive compensation plan consisted of:

•	Stock options,

•	Performance-based RSUs,

•	Time-based RSUs, and

•	The Long-Term Incentive Plan (LTIP).

We utilized these programs to align executives with stockholder interests and to ensure longer term performance and retention. All equity vehicles require the employees to earn the rewards through continued employment and, in the case of performance-based RSUs and LTIP, performance against objectives. Equity awards and LTIP payouts increase in value through demonstrated company performance, thus aligning these tools directly with business objectives and our desire to retain top talent. The extent to which each of these compensation vehicles is used is recommended by the Compensation Committee and approved by the Board based upon job complexity, past contribution and performance. From one year to the next, the Compensation Committee weighs the need to focus on the primary factors of performance, retention and market competitiveness.

We believe that awards of stock options are an effective tool in aligning the interest of executive officers with the interests of our stockholders and that they are highly motivational to deliver healthy, sustained business results in typical financial conditions. Grants have an exercise price equal to the fair market value of a share of Common Stock on the grant date. Grants made in fiscal 2009 have a six-year term with vesting occurring monthly over four years, assuming continued employment. These vesting terms were also used for awards for other employees granted stock options in fiscal 2009. Actual grants awarded to individuals are determined based on the Compensation Committee’s subjective view of each recipient’s individual performance, role, retention considerations and market comparison.

Due to general market conditions, our stock traded for much of the second half of fiscal 2009 below the exercise prices of our last two annual grants of stock options to our Named Executive Officers. Accordingly, such previous awards had little to no perceived reward or retention value. However, we do not intend to exchange or replace these awards. To address the obvious retention challenge this presented, the Compensation Committee evaluated the retention value of existing programs and prior awards for each executive officer. They determined that additional mid-year awards were needed to establish and improve retention incentives for the CEO and other executive officers to ensure stability in the leadership team, particularly as our company has performed well during recent difficult economic conditions. Upon the recommendation of the Compensation Committee, the full Board authorized additional equity awards in fiscal 2009 to strengthen retention of our high performing executive team. As a result, in addition to our regular, annual awards of equity granted in June 2008, our CEO was granted additional performance-based RSUs and time-based RSUs in August 2008 and our other executive officers were granted additional time-based RSUs in February 2009. We view time-based RSUs as a less volatile equity instrument which links an executive’s interest to stockholder interests while maintaining a strong retention component.

We also utilized performance-based RSUs in fiscal 2009. The use of performance-based RSUs aligns executives with long-term performance goals. In fiscal 2009, performance-based RSUs were awarded with vesting dependent upon the level of actual achievement against a Board approved non-GAAP EPS target for fiscal 2011. The following table sets forth the performance requirements for each of the performance-based awards that have been granted. The awards provided in fiscal 2007 had an acceleration feature that provided for their full vesting in the event that fiscal 2009 goals were achieved in 2008. That achievement did occur and therefore the awards were fully vested.

Vesting of

Performance-Based Restricted Stock

Fiscal Year of Award	Performance after 2 years	Performance after 3 years	Why	Outcome
2007	– 50% vesting on fiscal 2008 performance against non-GAAP EPS target of $1.52 – 100% accelerated vesting upon achieving fiscal 2009 goal in fiscal 2008	– 50% vesting on fiscal 2009 performance against non-GAAP EPS target of $1.80	– Focus to drive rapid non-GAAP EPS turnaround – Program also expanded to top, key employees to focus on financial performance	– Fiscal 2008 results were $2.00 therefore full acceleration was achieved

2008	– 50% vesting on fiscal 2009 performance against non-GAAP EPS target of $2.16	– 50% vesting on fiscal 2010 performance against non-GAAP EPS target	– Sustained performance over 3 years	– Fiscal 2009 results were $2.26, therefore vesting for 50% of the award was achieved – TBD in 2010

2009	N/A	– 100% vesting on fiscal 2011 performance	– Long-term growth after 3 years	– TBD in 2011

Consistent with our philosophy to utilize multiple remuneration tools as a whole package, we determined that retention was an objective that had not been sufficiently met without the use of time-based RSUs. While the vesting is based on time and continued employment, our executive officers recognize that there is even greater earning potential if they continue to advance company performance and therefore stock performance. Generally, these awards vest over three or more years. Awards of time-based RSUs were an important component of executive officer long-term incentive pay in fiscal 2009. In addition, as described above, mid-year awards of time-based RSUs were made to the executive officers to increase the incentives for our high-performing executive team to remain with us. For fiscal 2010, we plan on continuing to rely heavily on time-based RSUs as part of the annual equity awards for our executive officers and key talent. We will award a value that provides a competitive level of awards and plan on awarding such RSUs in two tranches, one in June 2009 during our first fiscal quarter and the second in December 2009 during our third fiscal quarter. We believe the use of time-based RSUs is important to continue at this time to properly motivate, reward and retain our top performing management and employees. It is our intent to continue to award a majority of all equity awards made during a fiscal year to our key non-executive employees consistent with our past practice. See pages 19-20.

The LTIP is designed to:

•	Drive value creation through total stockholder return (“TSR”) performance measures;

•	Retain top-performing and critical executive officers; and

•	Reward executive officers for exceptional stock price performance compared to peer companies.

At the beginning of each fiscal year, in its review of total compensation programs, the Compensation Committee considers whether to make an award to each executive, the level of target award and the peer companies to be measured against over a three-year period. The actual LTIP cash award amount for each participant is dependent on our TSR relative to the peer companies over the course of the three-year performance period. If TSR is at the 65th percentile of the peer group, then the resulting award will be paid at 100% of target. If TSR is equal to or greater than the 80th percentile of the peer group, the resulting award will be paid at 150% of target, the maximum amount allowed by the plan.

For the first period in which an individual participates (new hires or newly promoted executives), the Compensation Committee establishes two performance periods and divides the total targeted cash amount for such participant into two equal amounts. The first performance period is eighteen months, and the second performance period is three years. Total stockholder return (TSR) is calculated as follows: the adjusted closing price (adjusting for any stock splits or dividends) for each peer company on the last day of the performance period minus the adjusted closing price for each peer company from the first day of the performance period, divided by the adjusted closing price for each peer company from the first day of the performance period. Our TSR over the same period is calculated as above and placed in the peer group in order of TSR performance to determine percentile ranking.

Generally, if a participant is no longer employed by us due to disability or death, then targeted cash amounts are prorated. In the event of a change-in-control, targeted cash amounts are prorated based on relative TSR as if the performance period ends on the date of the change-in-control. In the event of terminations other than change-in-control terminations, death or disability, awards are forfeited.

The following graph shows our total stockholder return as compared to the peer companies used for the LTIP over the period April 1, 2006 to March 31, 2009:

At the conclusion of fiscal 2009, Messrs. Beauchamp, Solcher and Miller received payouts for LTIP awards that measured our TSR during the three year period April 1, 2006 through March 31, 2009. These awards are included in the Fiscal 2009 Summary Compensation Table. Each of these awards were paid at 150% of target since BMC’s stock price performance ranked at the top of the peer group over this three year period. The peer group established for the initial LTIP targets included: Compuware, McAfee, Oracle, Adobe, CA, Symantec, Novell, Sybase and Quest Software. At the beginning of fiscal 2009 the peer group was expanded to include SAP and Microsoft while eliminating Novell for new awards. See “Benchmarking and Peer Company Comparisons.”

Also in fiscal 2009, new LTIP awards were granted as set forth in the Grants of Plan-Based Awards in Fiscal 2009 table.

For fiscal 2010 we plan to continue utilizing long-term compensation vehicles but with a balance of time-based RSUs and the LTIP, focusing on retention and stability.

Benefits and Perquisites

We have adopted a policy of providing very limited personal benefits or perquisites to executives not made available to the broad employee population. Some expenses deemed by the SEC or IRS as “perquisites” are part of our ordinary course of business. Therefore, we provide support to executives for certain expenses that are reported under “other compensation” in the Fiscal 2009 Summary Compensation Table later in this report. These may include: relocation expenses, travel to business related activities including spouses or family members and attendance at business or charity functions while representing BMC.

Our executive officers participate in the same benefits programs as all other employees with no differentiation or supplementation except as noted below. We offer health, insurance and retirement benefit coverage to employees around the world according to competitive conditions, local norms and legal requirements. Common benefit programs include:

•	Health, dental and vision insurance coverage for employees and their dependents;

•	Life, accidental death and dismemberment, and business travel accident insurance;

•	Short and long-term disability insurance;

•

Retirement income benefits through a 401(k) plan in the U.S. and other customary vehicles outside the U.S. In the U.S., we will match employee 401(k) savings up to 5% of pay up to the maximum allowed by the IRS.

The provision of certain benefits may be limited or curtailed by statute or design, allowing only limited levels of protection to executives. To provide the same opportunity to replace income in the event of death or disability, executives may participate in supplemental disability coverage at our expense. This is available for highly compensated employees including executives. This program covers the replacement of variable income such as short-term bonuses in the event of disability.

We provide an employee stock purchase program to our employees; however, our executive officers are ineligible to participate.

Deferred Compensation Plan. We have a non-qualified, deferred compensation plan for a select group of management or highly compensated employees for which the Named Executive Officers are eligible to participate. Company contributions are permitted under the plan; however, this is not our typical practice and we have not contributed for any of the Named Executive Officers. Participants may elect to defer up to 50% of their base salary and 100% of their applicable bonuses which is irrevocable for each plan year as of the beginning of each plan year. Participant contributions are directed into a “rabbi trust” (a special form of grantor trust) for the purpose of administering and paying the deferred compensation under this plan. Contributions in the rabbi trust are invested by the Trustee in line with direction provided by participants for long-term return in their hypothetical accounts. The existence of the rabbi trust implies no vested ownership interest of the participant in trust assets but is a vehicle through which we may match the liabilities under the plan resulting from hypothetical accounts with an offsetting asset. The investment choices offered participants in their hypothetical accounts mirror those offered in our 401(k) plan, with the exception of our Common Stock and the self-directed brokerage option, each of which is offered only in our 401(k) plan. Participants’ account values are adjusted up and down in line with investment returns of the selected investment options for their hypothetical accounts. The aggregate “at market” earnings on these investments by each Named Executive Officer who is a participant in the plan, are included in the table titled “Fiscal 2009 Nonqualified Deferred Compensation” on page 55. Participants may change the designation of the investments in their hypothetical accounts in accordance with investments and procedures established by the Employee Benefits Committee. Before any compensation deferral, participants choose when the funds will be distributable. Generally, the aggregate balances of the participants are distributable upon the following events: a specified date or age designated by the participant, the participant’s separation from service, subject to a six month writing period, the participant’s unforeseeable emergency, or the participant’s death or disability. The plan provides for distributions to be made in either a lump sum amount or installments payable over 5, 10 or 15 years.

Determining Executive Compensation (Roles and Process)

Utilizing the philosophy outlined above, the independent members of the Board, upon the recommendation of the Compensation Committee, determine the parameters of the executive compensation program, including appropriate target levels and performance measures. The Compensation Committee then administers the specific executive compensation programs for the CEO and all executive officers. This section discusses, in greater detail, the roles and process underlying the application of our executive compensation philosophy.

Role of Management

The CEO makes recommendations for each of his direct reports regarding any compensation related decisions. The CEO’s recommendations are based on:

–	Benchmarking data

–	The CEO’s assessment of their capability and job complexity

–	An overall assessment of performance and contribution.

The recommendations are a balance of rewarding performance and creating a package that retains key executives over time. The CEO is also responsible for approving underlying programs that seek to align and deliver performance-related pay for all employees below the executive officer level. The Board and Compensation Committee have also authorized the CEO, with the concurrence of the Chairman of the Compensation Committee, to award discretionary cash bonuses to executive officers, subject to an aggregate limit. For fiscal 2009, this limit was $500,000. The CEO, as a member of a three-person committee consisting of himself, the Chairman of the Compensation Committee and our Senior Vice President of Administration, is also authorized to award an aggregate pool of stock for the purpose of new hires and ad-hoc retention/performance awards to employees that are not his direct reports. Initially the pool for fiscal 2009 was 500,000 shares. In order to accommodate new awards for employees who joined our company as a result of acquisitions and an increase in utilization of awards for high-performing sales personnel, the Compensation Committee authorized an additional stock pool of 460,000 shares for fiscal 2009. The CEO attends portions of Compensation Committee meetings from time to time. The Compensation Committee solicits the CEO’s input on compensation philosophy, retention, motivation and goal-setting.

The Chief Financial Officer participates with the CEO and Board in establishing the business targets. The Board ultimately approves the measures and targets which are tied to the strategic and financial plans. In determining this, they take into account recommendations and planning related information from the CFO. These business measures are the foundation for pay elements’ connection to performance.

The Compensation and Benefits group, under the direction of our Senior Vice President of Administration, works as the key resource to the Compensation Committee, the CEO and management for implementing the philosophy and administering programs. The Compensation and Benefits group provides data compiled from published executive compensation surveys and other best practice research resources as well as data gathered from proxy statements and annual reports. In delivering programs, the Compensation and Benefits group relies on external advice along with professional expertise. The Compensation and Benefits group is also responsible for administering the programs under the direction of the Compensation Committee.

Role of External Advisors

We have developed relationships with external advisors to validate our compensation philosophy and program design as well as review compensation levels. Our advisors provide research in best practices and advice on the appropriate strategic use of reward vehicles. They also evaluate the peer company list and make recommended changes. In fiscal 2009, the Compensation Committee engaged PricewaterhouseCoopers (“PwC”) to serve as its independent compensation consultants. While PwC, as a firm, provides tax consulting, international tax compliance, global expatriate tax assistance and acquisition due diligence services for us, we reviewed the fees associated with such other services and our Compensation Committee does not believe that such other fees impair PwC’s ability to act as independent compensation consultants to the Compensation Committee. Specifically, our Compensation Committee engaged PwC to provide compensation benchmarking for our executive officers, to review the overall effectiveness of our compensation programs and to keep the Compensation Committee apprised of trends in executive compensation. From time to time, the Chairman of the Compensation Committee and other members of the Compensation Committee meet with PwC and assign PwC additional tasks. In addition, members of PwC interact with our Compensation and Benefits group to obtain data from us, assist us with implementing the philosophy and direction of the Compensation Committee and to assist us with compliance and other design elements of our compensation program.

Role of the Compensation Committee

The Compensation Committee is currently composed of four non-employee independent directors. The Compensation Committee’s duties include:

–	Review and evaluate company performance against performance metrics set by the Board;

–	Make recommendations to the independent members of the Board with respect to all compensation plans covering executive officers; and

–	Administer our equity plans, review our employee benefits programs and review our Compensation Discussion and Analysis disclosure.

Specifically, the Compensation Committee evaluates and recommends to the Board the following:

a)	The annual base salary level;

b)	The short-term incentive opportunity level along with specific performance measures;

c)	The long-term incentive opportunity level and the connection to performance measures;

d)	Employment agreements, severance arrangements, and change-in-control agreements/provisions;

e)	Any special or supplemental benefits or perquisites; and

f)	Vesting terms and appropriate stock vehicles.

A more expansive list of the Compensation Committee’s responsibilities can be found in its charter which can be viewed on our website at www.bmc.com/investors. From time to time, the Compensation Committee meets in executive session with the CEO to discuss executive compensation issues. The Compensation Committee also meets in executive session without the CEO, and the finalization of all compensation recommendations regarding CEO compensation to the Board occurs during such executive sessions. We also utilize external legal counsel in matters regarding compliance and employment agreements.

Process for Implementing the Philosophy

In the first quarter of each fiscal year, the Compensation Committee reviews, approves and recommends to the independent members of the Board:

1.	The total pay package for the CEO, including base salary, short-term incentives and long-term cash and equity based awards.

2.	The CEO’s recommendations for changes in any compensation programs for the Named Executive Officers and any other executive officers.

3.	The performance targets and relationship to payouts of short-term incentives and performance-based restricted shares.

4.	Equity awards for executive officers.

Following the end of the fiscal year and at predetermined performance periods, the Compensation Committee reviews performance in its administrative capacity under each of the plans and approves the corresponding payouts. It will also review, approve and recommend to the Board any adjustments to performance measures that result from extraordinary business situations such as material acquisitions.

Each of our equity award plans is administered by the Compensation Committee and prohibits the grant of stock options at less than fair market value. Absent an express delegation to another person or group, the Compensation Committee is the body which approves the granting of awards under our equity award plans. Prior to the Compensation Committee granting equity to executive officers, the independent members of the Board authorize equity award levels for our executive officers. Except in the case of newly hired executives, we generally do not grant equity awards to executive officers during a “black-out” period under our Securities Trading Policy. The grant date is either the date the Compensation Committee makes an award or a subsequent date specified in the resolutions adopted by the Compensation Committee or unanimous written consent of the Compensation Committee.

Benchmarking and Peer Company Comparisons

To assist the Compensation Committee, our Compensation and Benefits group, working with external advisors, annually benchmarks the ongoing competitiveness of our compensation programs against appropriate companies in the market with whom we compete for talent. Market data and best practice ideas are compiled from published surveys and other data gathered from annual reports and proxy statements of “peer companies.” Though this is a critical exercise to understand our competitive landscape, we use it primarily to establish base pay as the foundation of our programs. We then apply appropriate strategic judgment in utilizing our programs to drive performance and deliver against our compensation philosophy and objectives.

We review, with assistance from our independent consultants, compensation data from several public and independent sources to ensure that each component of executive compensation, as well as the total compensation package, is competitive, and aligned to our business results. We target overall executive compensation to deliver pay levels that are competitive with the comparison group of publicly held software companies paying at the median of the market for base and above the market median for performance-based pay.

In addition to benchmarking our pay levels, comparisons to peer companies are helpful to determine how we are performing. We define peer companies in three ways for purposes of benchmarking.

1.	“Peer Companies” (listed below) with whom we compare ourselves for relative business performance are those that are in our direct industry group.

2.	Software companies offering similar business solutions with $500 million or more in software revenue.

3.	Companies with whom we compete for talent generally include the peer companies but also include other multinational and local companies.

The specific “Peer Companies” for programs in fiscal 2009 were:

– Oracle – CA – Symantec – Adobe – Citrix Systems	– Compuware – Microsoft – McAfee – Sybase – SAP

Other Compensation Items

Impact of Accounting on Executive Compensation

We have historically used stock options and other long-term equity incentives as a fundamental component of our executive and employee compensation packages. As a result of accounting rules adopted at the beginning of fiscal 2007, we record charges to earnings for such equity compensation, which negatively impact earnings. In addition, the NYSE rule requiring stockholder approval for all equity incentive plans could make it more difficult for us to adopt plans to grant options and other equity incentives to employees in the future. We have reduced the number of employees who receive share-based compensation from historic levels of the past. However, we believe that for our executive officers and other key employees, equity awards continue to play a significant role in motivation and retention. For a more detailed explanation of the accounting treatment of share-based compensation, please see Footnote 10 “Share-Based Compensation” to our audited financial statements included in our Annual Report on Form 10-K for the year ended March 31, 2009.

Stock Ownership Guidelines and Alignment with Stockholders

The Board adopted a stock ownership guideline for each non-employee director; however, the Board has not adopted such guidelines for executive officers. Although we do not have a requirement that our executive officers own a certain number of shares, all of our Named Executive Officers own shares in our company, some of which are restricted from resale until vesting, either through passage of time or achievement of performance targets. In addition, as described above, a significant portion of each Named Executive Officer’s compensation is directly tied to our performance over both the short-term and long-term, thereby aligning their individual interests with those of stockholders. Our Securities Trading Policy prohibits employees, including executive officers, from trading in options (such as put or call options) on our Common Stock and from selling our Common Stock short.

Severance and Change-in-Control Benefits

We believe that severance protections, particularly in the context of a change-in-control transaction, can play a valuable role in attracting and retaining executive officers, are an important part of an executive’s compensation and are consistent with competitive practices. Accordingly, we provide such protections for our Named Executive Officers and other executive officers. We believe that the occurrence, or potential occurrence, of a change-in-control will create uncertainty regarding the continued employment of our executive officers. This uncertainty results from the fact that many change-in-control transactions result in significant organizational changes, particularly impacting senior executive level. In order to encourage our executive officers to remain employed with us during an important time when their prospects for continued employment following the transaction are often uncertain, we provide our executive officers, including the Named Executive Officers, with severance benefits if their employment is terminated by us without cause or by the executive for good reason within the first twelve months after a change-in-control. Because we believe that a termination by the executive for good reason is conceptually the same as a termination by us without cause, and because we believe that in the context of a change-in-control, potential acquirers would otherwise have an incentive to constructively terminate the executive’s employment to avoid paying severance, we believe it is appropriate to provide severance benefits in these circumstances. In the case of our Named Executive Officers, these benefits are provided under employment agreements which are described in more detail under “Potential Payments Upon Termination or Change-in-Control” below.

In fiscal 2009, each of our employment agreements with our executive officers were amended and restated to ensure full compliance with section 409A of the Internal Revenue Code which changed the tax rules applicable to nonqualified deferred compensation arrangements. During this process, additional amendments were made to the executive employment agreements. For each of our Named Executive Officers, we entered into amended and restated executive employment agreements which require that a general release of claims be signed as a condition of receiving any separation payments. We also amended the provisions addressing the potential impact of Section 280G of the Internal Revenue Code, which disallows deductions for “excess parachute payments” made in connection with a change in control, and Section 4999 of the Internal Revenue Code, which imposes an additional excise tax, payable by the executive, on such amounts. Under the amended agreements, we would compensate or “gross up” an executive for the Section 4999 excise tax and any additional taxes on the gross-up payment. However, we would cut back the payments and benefits by as much as 10% if doing so would result in the total amount not being subject to these tax provisions. See also “Potential Payments Upon Termination of Employment or Change in Control.” The gross-up provisions are intended to ensure that the payments and benefits actually received by executives, net of tax, are consistent with our decisions as a matter of compensation policy and do not vary arbitrarily due to the operation of the tax rules. Since the Section 4999 excise tax is assessed in part based on Form W-2 income, the amount of tax imposed varies depending on factors such as whether the Named Executive Officer elected to defer compensation, to exercise stock options or to sell restricted shares or vested RSUs. By compensating the Named Executive Officers for any Section 4999 excise tax (and any associated taxes on the payment), subject to the 10% cutback rule, we seek to prevent the Named Executive Officers from experiencing unintended disparate treatment as a result of the Section 4999 tax.

Policy with Respect to Section 162(m)

Section 162(m) of the Internal Revenue Code provides that we may not deduct for federal income tax purposes compensation of more than $1,000,000 paid in any year to the CEO or any of the three other most highly compensated executive officers, excluding the CFO, unless the compensation is paid based solely on the attainment of one or more pre-established objective performance goals and certain other conditions are met. We generally design and administer executive compensation programs, particularly stock options, performance-based RSUs, the STIP and LTIP, to preserve the deductibility of compensation paid to our executive officers, and we believe that a substantial portion of our current executive compensation program satisfies the requirements for exemption from the $1,000,000 deduction limitation. However, from time to time, certain elements of our executive compensation program do not comply with all the requirements of Section 162(m) and the payouts associated with such elements are subject to the $1,000,000 deduction limit. Awards of time-based restricted stock and time-based RSUs are subject to the $1,000,000 deduction limit. We reserve the right to design compensation plans that recognize a full range of performance and other criteria important to our success regardless of the federal income tax deductibility of compensation paid under those plans.

Report of the Compensation Committee

The Compensation Committee, which is comprised solely of independent members of the Board, assists the Board in fulfilling its responsibilities with regard to compensation matters. Mr. Gafner served as Chairman of the Compensation Committee from 2001 through the end of fiscal 2009. Mr. Bloom, a member of the Compensation Committee since August 2008, was appointed Chairman of the Compensation Committee effective April 28, 2009, and Mr. Gafner remains a member of the Compensation Committee. The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” section of this proxy statement with management. Based on this review and discussion, the Compensation Committee recommended to the Board that the “Compensation Discussion and Analysis” section be included in this proxy statement.

Compensation Committee

Gary Bloom, Chairman

Meldon K. Gafner

P. Thomas Jenkins

Tom C. Tinsley

EXECUTIVE COMPENSATION

Fiscal 2009 Summary Compensation Table

The following table sets forth information concerning the compensation paid to or earned by our Chief Executive Officer, our Chief Financial Officer, and our three highest compensated executive officers (collectively, our “Named Executive Officers”) during fiscal 2009.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(3)			Option Awards ($)(5)	Non-Equity Incentive Plan Compensation ($)(6)		All Other Comp ($)(8)	Total ($)
				Perf. Based	Time Based			STIP	LTIP (7)
Robert E. Beauchamp President and CEO	2009 2008 2007	950,000 950,000 919,712	— — —	2,034,047 2,333,036 —	3,080,900 272,177 —		1,588,902 1,802,443 2,757,763	1,127,027 2,228,896 1,959,554	2,100,000 2,100,000 2,100,000	21,992 17,206 25,948	10,902,868 9,703,758 7,762,977

Stephen B. Solcher SVP and CFO	2009 2008 2007	471,250 427,500 400,000	73,000 50,000 —	395,232 1,493,143 —	469,950 261,899 263,394		679,125 489,162 350,294	375,676 672,579 550,000	225,000 225,000 —	15,514 8,766 20,996	2,704,747 3,628,049 1,584,684

James W. Grant SVP, Strategy and Corp. Development	2009 2008 2007	448,333 415,000 383,333	52,000 70,000 —	365,847 1,306,500 —	409,286 146,295 —		632,051 446,968 374,212	401,476 748,435 534,424	150,000 150,000 —	16,295 11,526 19,041	2,475,288 3,294,724 1,311,010

John D. McMahon(1) SVP – WW Sales & Services	2009	357,606	83,000	—	1,653,101	(4)	306,453	472,162	—	1,382	2,873,704

William D. Miller(2) SVP, President – MSM	2009	447,083	50,000	360,681	486,160		624,623	433,571	150,000	21,132	2,573,250

(1)	Mr. McMahon joined us in April 2008 with our acquisition of BladeLogic.
(2)	Mr. Miller was not a Named Executive Officer in previous fiscal years.
(3)	Represents actual expense recorded during fiscal 2007, 2008 and 2009 for restricted stock awards and RSUs.
(4)	Includes $223,259 of expense related to restricted shares awarded by BladeLogic and assumed by us. Pursuant to the terms of the BladeLogic merger agreement, such shares were converted into the right to receive, upon vesting, $28.00 in cash per share.
(5)	Represents actual expense recorded during fiscal 2007, 2008 and 2009 for stock option awards. See “ – Option Expense Assumptions” on page 52 for the assumptions used in calculating option expense.
(6)	Represents amounts earned under our STIP and LTIP based on performance measures satisfied in the fiscal year indicated.
(7)

LTIP awards for fiscal 2007, 2008 and 2009 were paid at 150% of target due to extraordinary stock price growth relative to peers. BMC ranked at or above the 80th percentile during the relevant measurement periods.

(8)	All other compensation for fiscal 2009 is itemized and described in the following table:

Name	Defined Contribution Plans ($)(a)	Insurance ($)(b)	Tax Gross-Ups ($)(c)
Robert E. Beauchamp	11,875	5,607	4,510
Stephen B. Solcher	11,634	3,441	439
James W. Grant	9,400	6,895	—
John D. McMahon	—	1,382	—
William D. Miller	11,495	6,841	2,796

(a)	Represents our matching contributions to 401(k) accounts. All 401(k) participants are treated equally with respect to our 401(k), and we do not have preferential matching for our executive officers.
(b)	Represents amounts paid by us on behalf of the Named Executive Officer for term life insurance and supplemental disability insurance.
(c)	Represents tax gross-ups on imputed income for spousal travel expenses to company events.

For additional information regarding our philosophy and policies related to perquisites, please see “Compensation Discussion and Analysis—Compensation Elements—Benefits and Perquisites” above.

Option Expense Assumptions

The following table sets forth the assumptions used in our calculation of fiscal 2009 option expense and included in the Fiscal 2009 Summary Compensation Table above:

Name	Grant Date	Assumptions				Fiscal 2009 Expense ($)
		Volatility (%)	Expected Life (Years)	Risk-Free Interest Rate (%)	Dividend Yield ($)
Robert E. Beauchamp	6/06/08 6/15/07 5/03/04	32.27 29.04 65.00	4 4 4	3.026 5.009 3.449	— — —	781,207 705,647 102,048

Stephen B. Solcher	6/06/08 6/15/07 6/12/06 8/04/05 7/29/04	32.27 29.04 34.00 53.28 75.00	4 4 4 5 5	3.026 5.009 4.942 4.191 3.378	— — — — —	222,860 210,456 147,899 75,499 22,462

James W. Grant	6/06/08 6/15/07 6/12/06 8/04/05 7/29/04	32.27 29.04 34.00 53.28 75.00	4 4 4 5 5	3.026 5.009 4.942 4.191 3.378	— — — — —	210,878 212,932 73,949 100,599 33,692

John D. McMahon	6/06/08 5/05/08	32.27 31.98	4 4	3.026 2.306	— —	191,707 114,746

William D. Miller	6/06/08 6/15/07 6/12/06 8/04/05 7/29/04	32.27 29.04 34.00 53.28 75.00	4 4 4 5 5	3.026 5.009 4.942 4.191 3.378	— — — — —	210,878 205,504 73,949 100,599 33,692

Grants of Plan-Based Awards in Fiscal 2009

The following table sets forth information relating to plan-based awards granted to our Named Executive Officers during fiscal 2009. Award levels were established to accomplish three things:

–	Alignment with stockholders’ interests

–	Rewards for company performance over time

–	Retention of key executives

Name	Plan Name (1)(2)	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards (3)			All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#) (7)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(8) (9)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Robert E. Beauchamp	STIP LTIP		760,000 71,250	1,425,000 1,425,000	2,614,875 2,137,500
	Equity	6/06/2008 8/18/2008				29,000 16,667	58,000 187,500	58,000 187,500					2,279,110 3,571,875
		6/06/2008 8/18/2008 6/06/2008							58,000 300,000	(4) (5)	326,000	39.295	2,279,110 10,308,000 3,830,011
Stephen B. Solcher	STIP LTIP		253,333 18,000	475,000 360,000	871,625 540,000
	Equity	6/06/2008 6/06/2008				10,500	21,000	21,000	21,000	(4)			825,195 825,195
		2/20/2009 6/06/2008							60,000	(6)	93,000	39.295	1,719,600 1,092,611
James W. Grant	STIP LTIP		276,000 17,000	517,500 340,000	949,613 510,000
	Equity	6/06/2008 6/06/2008				9,000	18,000	18,000	18,000	(4)			707,310 707,310
		2/20/2009 6/06/2008							32,000	(6)	88,000	39.295	917,120 1,033,868
John D. McMahon	STIP LTIP		320,000 15,000	600,000 300,000	1,101,000 450,000
	Equity	5/05/2008 6/06/2008 2/20/2009							50,000 80,000 38,000	(6) (4) (6)			1,777,000 3,143,600 1,089,080
		5/05/2008 6/06/2008									50,000 80,000	35.54 39.295	508,010 939,880
William D. Miller	STIP LTIP		282,005 17,000	528,759 340,000	969,391 510,000
	Equity	6/06/2008 6/06/2008 11/4/2008 2/20/2009				9,000	18,000	18,000	18,000 21,000 40,000	(4) (6) (6)			707,310 707,310 559,650 1,146,400
		6/06/2008									88,000	39.295	1,033,868

(1)	STIP is our Short-Term Incentive Plan, which targets quarterly and annual performance against goals established by the Compensation Committee and Board. Awards under the STIP are paid in cash and are reflected in the column titled “Non-Equity Incentive Plan Compensation – STIP” in the Fiscal 2009 Summary Compensation Table above. The Threshold, Target and Maximum amounts presented above represent such amounts for the fiscal 2009 STIP. Because our STIP incorporates multiple performance measures and measurement periods within the fiscal year, actual payouts could be less than the Threshold amounts presented above if actual performance for one or more measures or measurement periods is below threshold for such measure or period. See “Compensation Discussion and Analysis – Short-term Incentives.”
(2)	LTIP is our Long-Term Incentive Plan, which targets our total stockholder return over a three-year period. For each of the Named Executive Officers, the threshold, target and maximum amounts under the LTIP awards shown in this table will be measured over a three-year performance period from April 1, 2008 to March 31, 2011. See “Compensation Discussion and Analysis – Long-term Incentives.”
(3)	The amounts in these columns represent the threshold, target and maximum amounts of performance-based RSUs awarded to the Named Executive Officers during fiscal 2009. To be earned, certain performance targets must be met. The 187,500 performance-based RSUs awarded to Mr. Beauchamp on August 18, 2008 vest over three twelve-month performance periods based on our TSR in comparison to a set of peer companies over each such performance period. The maximum amount of shares that can vest equals the target amount of performance-based RSUs awarded to each Named Executive Officer.
(4)	RSUs which vest 50% on June 6, 2010 and 50% on June 6, 2011, assuming continued employment.
(5)	RSUs which vest 34% on August 18, 2009 and 8.25% each quarter thereafter through August 18, 2011, assuming continued employment.
(6)	RSUs which vest 1/3 per year from date of grant, assuming continued employment.
(7)	Awards in this column are non-qualified stock options that have a six-year term and vest 1/48th per month, assuming continued service, over a four-year period.
(8)	The fair value of nonvested stock awards equals their intrinsic value on the date of grant, calculated by multiplying the fair market value of a share on the date of grant by the number of shares, except for the market performance-based RSUs of 187,500 to Mr. Beauchamp, for which the fair value is calculated using a Monte Carlo simulation model on the date of grant.
(9)	Grant date fair value of stock options is calculated using a Black-Scholes option valuation methodology. See the table above for the assumptions utilized in such calculations.

Outstanding Equity Awards at Fiscal 2009 Year-End

The following table sets forth information, as of March 31, 2009, concerning unexercised options, restricted stock awards and RSUs that have not vested for each Named Executive Officer:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)		Market Value of Shares of Stock That Have Not Vested ($)(20)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (#)		Equity Incentive Plan Awards: Market Value of Unearned Shares That Have Not Vested ($)(20)
Robert E. Beauchamp	115,000 310,000 50,000 500,000 124,687 61,125	— — — — 160,313 264,875	(1) (2)	45.782 20.8438 16.595 17.405 32.145 39.295	4/26/2010 1/8/2011 5/9/2012 5/3/2014 6/15/2013 6/06/2014
						32,000 58,000 300,000	(10) (11) (12)	1,056,000 1,914,000 9,900,000
									66,000 187,500 58,000	(17) (18) (19)	2,178,000 6,187,500 1,914,000
Stephen B. Solcher	— 42,536 37,187 17,437	3,750 25,000 47,813 75,563	(3) (4) (1) (2)	19.93 21.775 32.145 39.295	8/04/2015 6/12/2012 6/15/2013 6/06/2014
						17,200 600 21,000 60,000	(10) (13) (11) (14)	567,600 19,800 693,000 1,980,000
									10,625 21,000	(17) (19)	350,625 693,000
James W. Grant	2,500 18,718 37,625 16,500	5,000 12,500 48,375 71,500	(3) (4) (1) (2)	19.93 21.775 32.145 39.295	8/04/2015 6/12/2012 6/15/2013 6/06/2014
						17,200 18,000 32,000	(10) (11) (14)	567,600 594,000 1,056,000
									10,750 18,000	(17) (19)	354,750 594,000
John D. McMahon	4,632 1,585 7,512 34,121 6,831 10,416 15,000	4,842 1,658 10,929 — 4,780 39,584 65,000	(6) (7) (8) (9) (5) (2)	3.99 4.32 11.06 1.77 18.80 35.54 39.295	10/18/2012 11/14/2012 4/05/2013 11/15/2015 7/24/2013 5/05/2014 6/06/2014
						38,000 80,000 50,000	(14) (11) (16)	1,254,000 2,640,000 1,650,000
William D. Miller	2,500 19,750 36,312 16,500	5,000 12,500 46,688 71,500	(3) (4) (1) (2)	19.93 21.775 32.145 39.295	8/04/2015 6/12/2012 6/15/2013 6/06/2014
						16,600 40,000 21,000 18,000	(10) (14) (15) (11)	547,800 1,320,000 693,000 594,000
									10,375 18,000	(17) (19)	342,375 594,000

(1)	Options vest 1/48th per month from date of grant – June 15, 2007.
(2)	Options vest 1/48th per month from date of grant – June 6, 2008.

(3)	Options vest 1/16th per calendar quarter from date of grant – August 4, 2005.
(4)	Options vest 1/48th per calendar month from date of grant – June 12, 2006.
(5)	Options vest 1/48th per month from date of grant – May 5, 2008.
(6)	Options assumed in connection with our acquisition of BladeLogic which fully vest in December 2009.
(7)	Options assumed in connection with our acquisition of BladeLogic which fully vest in March 2010.
(8)	Options assumed in connection with our acquisition of BladeLogic which fully vest in July 2010.
(9)	Options assumed in connection with our acquisition of BladeLogic which fully vest in May 2011.
(10)	Shares of time-based restricted stock with grant date of June 15, 2007 that vest 50% on June 15, 2009 and 50% on June 15, 2010.
(11)	RSUs with grant date of June 6, 2008 that vest 50% on June 6, 2010 and 50% on June 6, 2011.
(12)	RSUs with grant date of August 18, 2008 that vest 34% on August 18, 2009 and 8.25% each quarter thereafter.
(13)	Shares of time-based restricted stock with grant date of July 20, 2005 that vest 25% per year over four years.
(14)	RSUs with grant date of February 20, 2009 that vest 1/3 per year over three years.
(15)	RSUs with grant date of November 4, 2008 that vest 1/3 per year over three years.
(16)	RSUs with grant date of May 5, 2008 that vest 1/3 per year over three years.
(17)	Shares of performance-based restricted stock granted on June 15, 2007 that vest based on us achieving certain non-GAAP EPS goals in fiscal 2009 and 2010.
(18)	Performance-based RSUs with a grant date of August 18, 2008 that vest 1/3 per year over three years depending upon our relative shareholder return as compared to certain peer companies.
(19)	Performance-based RSUs with a grant date of June 6, 2008 that vest based on us achieving certain non-GAAP EPS goals in fiscal 2011.
(20)	Calculated using the closing price on March 31, 2009 of $33.00.

Fiscal 2009 Option Exercises and Stock Vested

The following table provides information on stock options exercised and stock awards vested during fiscal 2009.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Robert E. Beauchamp	345,000	5,139,293	125,000	4,762,500
Stephen B. Solcher	80,000	966,806	80,600	3,070,128
James W. Grant	65,000	917,936	70,000	2,667,000
John D. McMahon	66,434	1,831,898	—	—
William D. Miller	47,250	579,837	70,000	2,667,000

(1)	Represents the difference between the market price of our Common Stock on the date of exercise and the exercise price of the applicable option.
(2)	Represents the product of the market price of our Common Stock on the vesting date and the number of shares vested.

Fiscal 2009 Nonqualified Deferred Compensation

The following table provides certain information with respect to our Non-Qualified Deferred Compensation Plan, which is described above in “Compensation Discussion and Analysis – Compensation Elements – Benefits and Perquisites.”

Name	Executive Contributions in Last FY ($)		Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Robert E. Beauchamp	—		—	(760,354)	—	1,610,796
Stephen B. Solcher	—		—	(70,719)	10,245	186,112
James W. Grant	—		—	—	—	—
John D. McMahon	422,950	(1)	—	2,258	—	425,208
William D. Miller	113,026	(2)	—	2,726	—	418,555

(1)	Contributions in fiscal 2009 are reported in 2009 in our Fiscal 2009 Summary Compensation Table above.

(2)	Contributions in fiscal 2009 include $45,122 reported in 2008 and $67,903 reported in 2009 in our Fiscal 2009 Summary Compensation Table above.
(3)	Represents the change in the value of the account from investment returns (including interest and dividends) based on the deemed investment choices as selected by the individual. Earnings are not reported in our Fiscal 2009 Summary Compensation Table because they are not above-market or preferential earnings.

Potential Payments Upon Termination or Change-in-Control

Termination Events

Our employment agreements with each of our Named Executive Officers provide that in the case of a termination of employment by us without cause, as defined in the agreement, or by the Named Executive Officer for Good Reason, as defined in the agreement, the Named Executive Officer would be entitled to a cash severance payment. The following table sets forth the amounts of such severance payments to the Named Executive Officer assuming the event that triggered the payment occurred March 31, 2009:

Name	Executive Benefits and Payments Upon Termination	Death ($)	Disability ($)	Involuntary For Cause Termination ($)	Involuntary Not For Cause Termination ($)(2)	Voluntary Termination with Good Reason ($)(2)	Voluntary Termination without Good Reason (e.g. Retirement) ($)
Robert E. Beauchamp	Severance Payments Vesting of Equity(1)	— 12,870,000	— 12,870,000	— —	4,750,000 —	4,750,000 —	— —
Stephen B. Solcher	Severance Payments Vesting of Equity(1)	— 3,260,400	— 3,260,400	— —	1,900,000 —	1,900,000 —	— —
James W. Grant	Severance Payments Vesting of Equity(1)	— 2,217,600	— 2,217,600	— —	967,500 —	967,500 —	— —
John D. McMahon	Severance Payments Vesting of Equity(1)	— 5,544,000	— 5,544,000	— —	1,000,000 —	1,000,000 —	— —
William D. Miller	Severance Payments Vesting of Equity(1)	— 3,154,800	— 3,154,800	— —	990,000 —	990,000 —	— —

(1)	Represents the value, calculated as of March 31, 2009 and assuming a stock price of $33.00 per share, of time-based restricted stock and RSUs which would accelerate vesting upon death or permanent disability. In addition, the Named Executive Officers would be entitled to a pro rata payment of earned amounts under the STIP in the case of death. No amounts are shown for such provision in the above table as such payments would be based on actual performance, which is unknown until the relevant performance period is completed. See “Grants of Plan-Based Awards in Fiscal 2009” for the potential range of such payments.
(2)	In the case of Messrs. Beauchamp and Solcher, the amount of severance is equal to two years of current base salary plus two times current cash bonus target amount, as of March 31, 2009. In the case of Messrs. Grant, McMahon and Miller, the amount of severance is equal to one year of current base salary plus one times current cash bonus target amount, as of March 31, 2009.

Termination Events During 12 months After a Change-in-Control

Our employment agreements with each of our Named Executive Officers also provide that in the event of a termination of employment without cause or for Good Reason within 12 months after a change-in-control, each Named Executive Officer would be entitled to a cash severance payment, would vest fully in outstanding options and restricted stock and would continue to receive medical insurance benefits at no cost, or a payment equal to the cost of COBRA coverage, for up to eighteen months. In consideration of the benefits bestowed under the employment agreement, the agreements restrict competitive activities for two years (18 months in the case of Messrs. Grant, McMahon and Miller) after termination, prohibit disclosure of our confidential information and prohibit solicitation of our employees.

The following table sets forth potential payments to the Named Executive Officers in the event of a termination without cause or termination for Good Reason by each of the Named Executive Officers within 12 months of a change-in-control, in each case assuming the events that triggered the payment occurred March 31, 2009. The amounts also assume a stock price of $33.00 per share, the closing price on March 31, 2009, for purposes of determining all equity values. The table includes amounts earned through March 31, 2009 and estimates of amounts that would be paid out to the Named Executive Officers upon their separation or termination. Unless otherwise noted, all cash benefits are stated as the total present value of the obligation. In circumstances where our obligation is service-based, the discounted present value of the obligation is included in the following table. However, these amounts are estimates only, as the actual obligation can only be determined at the time of the Named Executive Officer’s separation from us.

Name	Severance Amount ($)(1)	Acceleration of Time-Based Restricted Stock ($)(2)	Acceleration of Performance- Based Restricted Stock ($)(3)	Acceleration of Stock Options ($)(4)	Benefits ($)(5)	Total ($)(6)
Robert E. Beauchamp	4,750,000	12,870,000	10,279,500	137,067	20,373	28,056,940
Stephen B. Solcher	1,900,000	3,260,400	1,043,625	370,517	21,781	6,596,323
James W. Grant	967,500	2,217,600	948,750	247,023	6,582	4,387,455
John D. McMahon	1,000,000	5,544,000	—	495,627	20,373	7,060,000
William D. Miller	990,000	3,154,800	936,375	245,580	20,373	5,347,128

(1)	In the case of Messrs. Beauchamp and Solcher, the Severance Amount is equal to two years of current base salary plus two times current cash bonus target amount, as of March 31, 2009. In the case of Messrs. Grant, McMahon and Miller, the Severance Amount is equal to one year of current base salary plus one times current cash bonus target amount, as of March 31, 2009.
(2)	The Acceleration of Time-Based Restricted Stock represents the value of unvested restricted stock and RSUs that would have accelerated upon a post-change-in-control termination on March 31, 2009. Additional information regarding these awards is presented in the “Outstanding Equity Awards at Fiscal 2009 Year-End” table.
(3)	The Acceleration of Performance-Based Restricted Stock represents the value of unvested restricted stock and RSUs that would have accelerated upon a post-change-in-control termination on March 31, 2009. Additional information regarding these awards is presented in the “Outstanding Equity Awards at Fiscal 2009 Year-End” table.
(4)	The Acceleration of Stock Options is equal to the intrinsic value of unvested stock options as of March 31, 2009 which would have accelerated upon a post-change-in-control termination. Additional information regarding these awards is presented in the “Outstanding Equity Awards at Fiscal 2009 Year-End” table.
(5)	Benefits represent the cost of providing continued medical insurance coverage for a period of 18 months for Messrs. Beauchamp and Solcher. In the case of Messrs. Grant, McMahon and Miller, the amount in the table represents the cost of COBRA coverage for 18 months. In addition, Mr. Solcher is also provided 18 months of life insurance coverage.
(6)	Pursuant to existing executive employment agreements, we would compensate or “gross up” each of the Named Executive Officers for the Internal Revenue Code Section 4999 excise tax and any additional taxes on the gross-up payment. However, we would cut back the payments and benefits by as much as 10% if doing so would result in the total amount not being subject to these tax provisions. We have calculated whether any gross up payments would be due to the Named Executive Officers assuming a change-in-control occurred as of March 31, 2009 and such officer’s employment was terminated without cause or for Good Reason immediately thereafter. Based on such assumptions, none of the Named Executive Officers would be due any gross up payments.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members of the Compensation Committee were officers or employees or former officers or employees of ours or any of our subsidiaries during fiscal 2009, or had any relationship otherwise requiring disclosure.

EQUITY COMPENSATION PLANS

The table below provides information with respect to shares of Common Stock that may be issued under our equity compensation plans as of March 31, 2009. The table does not reflect the amendment to the 2007 Incentive Plan that is being submitted to stockholders at the Annual Meeting as Proposal Three.

We have assumed various incentive plans (the “Assumed Plans”) in connection with our acquisitions by merger of BGS Systems, Inc. in 1998, Boole & Babbage, Inc. in 1999, Evity, Inc. in 2000, Marimba, Inc. in 2004 and BladeLogic Inc. in 2008. With the exception of the BladeLogic, Inc. 2007 Stock Option and Incentive Plan (the “BladeLogic 2007 Plan”), no future awards will be issued under the Assumed Plans, and such other Assumed Plans are not included in the table below. We intend to issue new awards from the BladeLogic 2007 Plan in the future, and accordingly the table below includes information regarding such plan.

Plan Category	Number of Shares of Common Stock to be Issued upon Exercise of Outstanding Options and RSUs	Weighted-Average Exercise Price of Outstanding Options	Number of Shares of Common Stock Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Shares of Common Stock Reflected in Column (a))
	(a)(1)	(b)(2)	(c)
Equity compensation plans approved by security holders(3)	14,291,226	$29.70	14,957,309	(5)

Equity compensation plans not approved by security holders(4)	5,481,880	$26.44	909,600

Total	19,773,106	$28.73	15,866,909

(1)	Does not include options to purchase an aggregate of 692,945 shares of Common Stock at a weighted-average exercise price of $6.41 outstanding as of March 31, 2009 under the Assumed Plans other than the BladeLogic 2007 Plan. Includes 2,757,147 shares and 566,250 shares issuable in respect of outstanding RSUs under stockholder approved plans and plans not approved by stockholders, respectively, but does not include outstanding shares of restricted stock.
(2)	Weighted average price of outstanding options only, excluding the impact of RSUs.
(3)	Includes our 1994 Nonemployee Directors’ Stock Option Plan, 1994 Employee Incentive Plan, 2002 Nonemployee Director Stock Option Plan, 2002 Employee Incentive Plan and 2007 Incentive Plan. No further awards may be granted under the 1994 Non-employee Directors’ Stock Option Plan.
(4)	Our 2000 Employee Stock Incentive Plan, 2000 Stock Option Plan, and our assumption of the BladeLogic 2007 Stock Option and Incentive Plan, have not been approved by our stockholders. The material provisions of these plans are described below.
(5)	Includes 2,101,402 shares of Common Stock available for issuance pursuant to our 2006 Employee Stock Purchase Plan.

Material Features of Plan Not Approved by Stockholders

2000 Employee Stock Incentive Plan

Our 2000 Employee Stock Incentive Plan was adopted by the Board to enable us to recruit, retain and motivate our non-executive employees with equity-based incentives, primarily employee stock options. Our employees and consultants are eligible to receive grants under this plan, and the plan is administered by our Compensation Committee. We have not granted any awards to our executive officers under this plan. As of March 31, 2009, options to purchase 4,525,408 shares of Common Stock were outstanding under the plan and an aggregate of 876,153 shares of Common Stock remained available for awards under the plan. To date, no shares of restricted stock have been granted under the plan, and we are prohibited from doing so. The exercise price per share of Common Stock for options granted under the plan is determined by the Compensation Committee; provided, that the exercise price is not less than the fair market value of shares of Common Stock at the date the option is granted. The term of each stock option is specified by the Compensation Committee. In general, in the event of a change-in-control, the Compensation Committee will take one or more of the following four actions (which actions may vary among holders): accelerate the vesting of all outstanding and unexercised options; require the surrender of outstanding options and pay the holders of such options the difference between the change-in-control value and the exercise price of such options; make such adjustments to outstanding options as the Compensation Committee deems appropriate to reflect the change-in-control event; or provide that outstanding options shall be converted into options to receive shares of stock or securities or property to which the holder would have been entitled, pursuant to the terms of the change-in-control event (merger, sale of assets or otherwise), if immediately prior to such change-in-control event the holder had been a stockholder.

2000 Stock Option Plan

Our 2000 Stock Option Plan was adopted by the Board in connection with our acquisition by merger of Evity, Inc. Certain stockholders of Evity, including consultants of Evity, were granted options to purchase shares of Common Stock as additional consideration in connection with the acquisition. An aggregate of 600,000 shares of Common Stock were authorized under this plan, and options to purchase 400,000 shares of Common Stock were granted to former stockholders, employees and consultants of Evity at the closing of the merger on April 25, 2000. As of March 31, 2009, options to purchase 5,000 shares of Common Stock were outstanding under this plan. We will not issue any additional options under this plan. Only awards of stock options were available under the plan. The exercise price per share of Common Stock for options granted under the plan was equal to the fair market value of shares of Common Stock at the date such option was granted. All stock options granted under the plan have a ten-year term from the date of grant. In general, in the event of a change-in-control, the Compensation Committee will take one or more of the following four actions (which actions may vary among holders): accelerate the vesting of all outstanding and unexercised options; require the surrender of outstanding options and pay the holders of such options the difference between the change-in-control value and the exercise price of such options; make such adjustments to outstanding options as the Compensation Committee deems appropriate to reflect the change-in-control event; or provide that outstanding options shall be converted into options to receive shares of stock or securities or property to which the holder would have been entitled, pursuant to the terms of the change-in-control event (merger, sale of assets or otherwise), if immediately prior to such change-in-control event the holder had been a stockholder.

BladeLogic, Inc. 2007 Stock Option and Incentive Plan

In connection with our acquisition of BladeLogic, our Board approved our assumption of the BladeLogic 2007 Plan. We intend to make future awards of various equity-based incentives under such plan to those officers, employees, directors and key persons previously employed by and associated with BladeLogic. Accordingly, we have assumed the outstanding awards under the BladeLogic 2007 Plan as of the acquisition and have the authority to make additional grants thereunder, except that the rules of the NYSE provide that we may not grant awards under the BladeLogic 2007 Plan to any person who was employed by BMC (rather than BladeLogic) at the time of the acquisition. As of March 31, 2009, a total of 951,472 shares of our Common Stock are reserved for future issuance pursuant to outstanding awards under the BladeLogic 2007 Plan, of which 385,222 are reserved for issuance upon exercise of outstanding options and 566,250 are reserved for issuance upon vesting of outstanding RSUs, and 33,447 shares are available for future awards. Further, in general, shares subject to awards that are forfeited, canceled, or settled without the issuance of shares, or that are held back upon exercise to satisfy the exercise price of an option or tax withholding obligation upon settlement of an award under this plan also will be available for future awards. This plan is administered by our Compensation Committee. The exercise price of options and stock appreciation rights awarded under this plan is determined by the administrator; provided, that the exercise price is not less than the fair market value of Common Stock on the date of grant of the option or stock appreciation right. The term of each option may not exceed ten years from the date of grant. Restricted stock, RSUs and unrestricted stock awards may also be granted under this plan, subject to the administrator’s discretion regarding vesting conditions and restrictions, as well as performance shares, cash-based awards and dividend equivalent rights. In the event of a merger, sale of assets or dissolution, or a similar “sale event” in which all awards are not assumed or substituted by the successor entity, all options and stock appreciation rights that are unexercisable immediately prior to such event and all other unvested awards will terminate upon the effective time of such sale event following an exercise period for outstanding options and stock appreciation rights, unless such awards are assumed or continued by the successor entity. Other than in the event of a necessary adjustment in connection with a change in our Common Stock or a merger or similar transaction, the administrator may not “reprice” or otherwise reduce the exercise price of outstanding stock options.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD

The Audit Committee of the Board is composed of independent directors as defined by the listing standards of the NYSE and the rules of the SEC. In addition, the Board has determined that each member of the Audit Committee is an “audit committee financial expert” as defined by the rules of the SEC. The Audit Committee operates under a written charter adopted and approved by the Board, a copy of which is available on our website at www.bmc.com/investors.

The purpose of the Audit Committee is to assist the Board in fulfilling its responsibility to oversee (i) the quality and integrity of our financial statements and the processes that produce them, (ii) our compliance with legal and regulatory requirements, (iii) the quality and integrity of our risk management process, and (iv) the qualifications and independence of the independent registered public accountants. The Audit Committee also oversees the performance of BMC Software’s internal audit function. The Audit Committee has sole responsibility for the retention and termination of the independent registered public accountants. The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or certify the activities of management and the independent auditors.

The Audit Committee has met and reviewed and discussed our audited financial statements as of and for the year ended March 31, 2009, with our management, which has the primary responsibility for our financial statements, as well as with our independent registered public accountants, Ernst & Young LLP, who are responsible for performing an independent audit of BMC Software’s consolidated financial statements in accordance with auditing standards generally accepted in the United States and issuing a report thereon.

The Audit Committee has discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communicating with Audit Committees, as amended. The Audit Committee has received and reviewed the written disclosures from Ernst & Young LLP required by PCAOB Rule 3526, Communication with Audit Committees Concerning Independence, and has discussed with Ernst & Young LLP their independence. The Audit Committee also considered whether Ernst & Young LLP’s non-audit services to us were compatible with their independence and concluded their independence was not compromised by the provision of such services.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements referred to above be included in our Annual Report on Form 10-K for the year ended March 31, 2009, filed with the SEC.

Submitted by:

AUDIT COMMITTEE

Louis J. Lavigne, Jr., Chairman

Jon E. Barfield

Kathleen A. O’Neil

STOCKHOLDER PROPOSALS

Pursuant to the various rules promulgated by the SEC, stockholders interested in submitting a proposal for inclusion in our proxy materials and for presentation at the 2010 Annual Meeting of Stockholders may do so by following the procedures set forth in Rule 14a-8 under the Securities Exchange Act of 1934, as amended. To be eligible for inclusion in such proxy materials, stockholder proposals must be received by our Secretary no later than February 24, 2010.

In addition to the requirements of the SEC described in the preceding paragraph, and as more specifically provided for in our bylaws, in order for a nomination of persons for election to our Board or a proposal of business to be properly brought before our Annual Meeting of stockholders, it must be either specified in the notice of the meeting given by us or otherwise brought before the meeting by or at the direction of our Board or by a stockholder of ours entitled to vote at the meeting and who complies with the following notice procedures.

For nominations or other business to be properly brought before an Annual Meeting by a stockholder, the stockholder must give timely notice thereof in writing to our Secretary and such business must be a proper matter for stockholder action under the Delaware General Corporation Law. To be timely, a stockholder’s notice must be delivered to our Secretary at our principal executive offices not less than 45 days or more than 75 days prior to the first anniversary of the date on which we first mailed our proxy materials for the preceding year’s Annual Meeting. For a stockholder nomination for election to our Board or a proposal of business to be considered at the 2010 Annual Meeting of stockholders, it should be properly submitted to our Secretary no earlier than April 10, 2010 and no later than May 10, 2010. However, if the date of the 2010 Annual Meeting of stockholders is advanced by more than 30 days prior to or delayed by more than 30 days after the anniversary of this year’s Annual Meeting, notice by the stockholder to be timely must be delivered not later than the close of business on the later of the 90th day prior to such Annual Meeting and the 10th day following the day on which public announcement of the date of such meeting is first made.

For each individual that a stockholder proposes to nominate as a director, such notice must set forth all of the information required to be disclosed in solicitations of proxies for elections of directors, or is otherwise required, in each case under applicable law. For any other business that a stockholder desires to bring before an Annual Meeting, the stockholder must provide a brief description of such business, the reasons for conducting such business and any material interest in such business of the stockholder and any beneficial owner on whose behalf the stockholder has made the proposal. If a stockholder provides notice for either event described above, such notice must include the following information:

•	the name and address of the stockholder as it appears on our books;

•	the name and address of the beneficial owner, if any, as it appears on our books; and

•	the class or series and the number of shares of our stock that are owned beneficially and of record by the stockholder and the beneficial owner.

If we increase the number of directors to be elected at an Annual Meeting and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board made by us at least 55 days prior to the anniversary of the date the previous year’s proxy statement was first mailed to stockholders, a stockholder’s notice regarding the nominees for the new positions created by such increase will be considered timely if it is delivered to our Secretary at the address indicated on page 1 of this proxy statement not later than the close of business on the 10th day following the day on which the public announcement is first made.

ANNUAL REPORT ON FORM 10-K

We have furnished a copy of our Annual Report, as filed with the SEC, including the financial statements thereto to each person whose proxy is being solicited. Our Annual Report may be viewed on the Internet at http://materials.proxyvote.com/055921 or at www.sec.gov. We will furnish, upon written request, any exhibit described in the list accompanying the Annual Report. Requests for copies of such report and/or exhibit(s) should be directed to Denise M. Clolery, Secretary, BMC Software, Inc., 2101 CityWest Blvd., Houston, Texas 77042.

OTHER INFORMATION

Transfer Agent. Stockholders should direct communications regarding change of address, transfer of stock ownership or lost stock certificates to: Computershare Investor Services, N.A., P.O. Box 43078, Providence, RI 02940-3078. Our transfer agent may also be reached via the Internet at http://www.computershare.com or by telephone at (877)282-1168.

The cost of soliciting proxies in the accompanying form will be borne by us. In addition to solicitations by mail, a number of officers, directors and regular employees of ours may, if necessary to ensure the presence of a quorum and at no additional expense to us, solicit proxies in person or by telephone. We also will make arrangements with brokerage firms, banks and other nominees to forward proxy materials to beneficial owners of shares and will reimburse such nominees for their reasonable costs.

The persons designated to vote shares covered by proxies intend to exercise their judgment in voting such shares on other matters that may come before the Annual Meeting. Management does not expect, however, that any matters other than those referred to in this proxy statement will be presented for action at the Annual Meeting.

By Order of the Board of Directors

Denise M. Clolery

Senior Vice President, General Counsel and

Secretary

Houston, Texas

June 24, 2009

APPENDIX A

BMC SOFTWARE, INC.

2007 INCENTIVE PLAN

(as amended to date and including the amendment for which stockholder approval is sought)

BMC SOFTWARE, INC. 2007 INCENTIVE PLAN

BMC SOFTWARE, INC.

2007 INCENTIVE PLAN

SECTION I

DEFINITIONS

1.1 Definitions. Whenever used herein, the masculine pronoun will be deemed to include the feminine, and the singular to include the plural, unless the context clearly indicates otherwise, and the following capitalized words and phrases are used herein with the meaning thereafter ascribed:

(a) “Affiliate” means:

(1) Any Subsidiary or Parent,

(2) An entity that directly or through one or more intermediaries controls, is controlled by, or is under common control with the Company, as determined by the Company, or

(3) Any entity in which the Company has such a significant interest that the Company determines it should be deemed an “Affiliate”, as determined in the sole discretion of the Company.

(b) “Award” means, individually and collectively, an Incentive Stock Option, Non-Qualified Stock Option, Dividend Equivalent Right, Performance Award, Restricted Stock Unit, Stock Appreciation Right, Stock Award, and Phantom Stock.

(c) “Award Agreement” means an agreement between the Company and a Participant or other documentation evidencing any Award granted under the Plan.

(d) “Award Program” means a written program established by the Committee, pursuant to which Awards are granted under the Plan under uniform terms, conditions and restrictions set forth in such written program.

(e) “Board of Directors” means the board of directors of the Company.

(f) “Code” means the Internal Revenue Code of 1986, as amended.

(g) “Committee” means the one or more committees appointed by the Board of Directors to administer the Plan. The Board of Directors shall consider the advisability of whether the members of the Committee shall consist solely of two or more members of the Board of Directors who are both Outside Directors. Notwithstanding the foregoing, with respect to Awards granted by an officer or officers of the Company and/or the Chairperson of the Compensation Committee pursuant to Section 2.3(b), the “Committee” as used in the Plan shall mean such officer or officers and/or such Chairperson, unless the context would clearly indicate otherwise.

(h) “Company” means BMC Software, Inc., a Delaware corporation.

(i) “Disability” has the same meaning as provided in the long-term disability plan or policy maintained or, if applicable, most recently maintained, by the Company or, if applicable, any Affiliate of the Company for the Participant. If no long-term disability plan or policy was ever maintained on behalf of the Participant or, if the determination of Disability relates to an Incentive Stock Option, Disability means that condition described in Code Section 22(e)(3), as amended from time to time. In the event of a dispute, the determination of Disability will be made by the Committee and will be supported by advice of a physician competent in the area to which such Disability relates.

(j) “Dividend Equivalent Rights” means certain rights to receive cash payments as described in Section 3.5.

(k) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

(l) “Fair Market Value” refers to the determination of the value of a share of Stock as of a date, determined as follows:

(1) if the shares of Stock are actively traded on any national securities exchange or any nationally recognized quotation or market system (including, without limitation Nasdaq), Fair Market Value shall mean the price at which Stock shall have been sold on such date or on the trading day immediately preceding such date, as reported by any such exchange or system selected by the Committee on which the shares of Stock are then traded;

(2) if the shares of Stock are not actively traded on any such exchange or system, Fair Market Value shall mean the price for the Stock on such date, or on the trading day immediately preceding such date, as reported by such exchange or system; or

(3) if the shares of Stock are not actively traded or reported on any exchange or system on such date or on the business day immediately preceding such date, Fair Market Value shall mean the fair market value of a share of Stock as determined by the Committee taking into account such facts and circumstances deemed to be material by the Committee to the value of the Stock in the hands of the Participant.

Notwithstanding the foregoing, for purposes of Paragraph (1), (2), or (3) above, the Committee may use the closing price as of the indicated date, the average of the high and low prices or value as of the indicated date or for a period certain ending on the indicated date, the price determined at the time the transaction is processed, the tender offer price for shares of Stock, or any other method which the Committee determines is reasonably indicative of the fair market value of the Stock; provided further, that for purposes of granted Non-Qualified Stock Options or Stock Appreciation Rights, Fair Market Value of Stock shall be determined in accordance with the requirements of Code Section 409A, and for purposes of granting Incentive Stock Options, Fair Market Value of Stock shall be determined in accordance with the requirements of Code Section 422.

(m) “Incentive Stock Option” means an incentive stock option within the meaning of Section 422 of the Internal Revenue Code.

(n) “Non-Qualified Stock Option” means a stock option that is not an Incentive Stock Option.

(o) “Option” means a Non-Qualified Stock Option or an Incentive Stock Option.

(p) “Outside Director” means an outside director as defined in Treas. Reg. § 1.162-27(e) as promulgated by the Internal Revenue Service and “non-employee directors” as defined in Rule 16b-3(b)(3) as promulgated under the Exchange Act, and if applicable, who satisfies the requirements of the national securities exchange or nationally recognized quotation or market system on which the Stock is then traded.

(q) “Over 10% Owner” means an individual who at the time an Incentive Stock Option to such individual is granted owns Stock possessing more than 10% of the total combined voting power of the Company or one of its Subsidiaries, determined by applying the attribution rules of Code Section 424(d).

(r) “Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if, with respect to Incentive Stock Options, at the time of the granting of the Option, each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A Parent shall include any entity other than a corporation to the extent permissible under Section 424(f) or regulations and rulings thereunder.

(s) “Participant” means an individual who receives an Award hereunder.

(t) “Performance Goals” means any one or more of the following performance goals, intended by the Committee to constitute objective goals for purposes of Code Section 162(m), either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or Affiliate, either individually, alternatively or in combination, and measured either quarterly, annually or cumulatively over a period of quarters or years, on an absolute basis or relative to a pre-established target, to previous quarter’s or years’ results or to a designated comparison group, in each case as specified by the Committee in the Award:

(i) earnings per share;

(ii) operating cash flow;

(iii) cash available;

(iv) net income;

(v) revenue, including but not limited to maintenance revenue, deferred revenue, or ratable license revenue;

(vi) total shareholder return;

(vii) return on invested capital;

(viii) return on shareholder equity;

(ix) return on assets;

(x) return on common book equity;

(xi) market share;

(xii) economic value added;

(xiii) stock price;

(xiv) operating income;

(xv) operating margin;

(xvi) EBIT, or EBITDA;

(xvii) sales, including but not limited to the linearity of sales or the percentage of sales before a specified time period in a quarter or fiscal year;

(xviii) cost reduction goals;

(xix) expenses or operating expenses;

(xx) productivity of employees as measured by revenues, costs or earnings per employee; or

(xxi) any combination of the foregoing.

The Committee may appropriately adjust any evaluation of performance under a Performance Goal to remove the effect of equity compensation expense under FAS 123R, amortization of acquired technology and intangibles, asset write-downs; litigation or claim judgments or settlements; the effect of changes in or provisions under tax law, accounting principles or other such laws or provisions affecting reported results; accruals for reorganization and restructuring programs; discontinued operations; and any items that are extraordinary, unusual in nature, non-recurring or infrequent in occurrence, except where such action would result in the loss of the otherwise available exemption of the Award under Section 162(m) of the Code, if applicable.

(u) “Performance Period” means, with respect to an Award, a period of time within which the Performance Goals relating to such Award are to be measured. The Performance Period will be established by the Committee at the time the Award is granted.

(v) “Performance Award” refers to a performance award as described in Section 3.6.

(w) “Phantom Stock” refers to the rights described in Plan Section 3.8.

(x) “Plan” means the BMC Software, Inc. 2007 Incentive Plan.

(y) “Restricted Stock Units” refers to the rights described in Section 3.7.

(z) “Stock” means the Company’s common stock.

(aa) “Stock Appreciation Rights” refers to the rights described in Section 3.3.

(bb) “Stock Award” means a stock award described in Section 3.4.

(cc) “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the time of the granting of the Option, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain. A “Subsidiary” shall include any entity other than a corporation to the extent permissible under Section 424(f) or regulations or rulings thereunder.

(dd) “Termination of Employment” means the termination of the employment relationship between a Participant and the Company and its Affiliates, regardless of whether severance or similar payments are made to the Participant for any reason, including, but not by way of limitation, a termination by resignation, discharge, death, Disability or retirement. The Committee will, in its absolute discretion, determine the effect of all matters and questions relating to a Termination of Employment as it affects an Award, including, but not by way of limitation, the question of whether a leave of absence constitutes a Termination of Employment. With respect to directors, “Termination of Employment” shall mean the termination of services by such director for the Company and its Affiliates.

SECTION 2

THE INCENTIVE PLAN

2.1 Purpose of the Plan. The Plan is intended to (a) provide incentives to certain officers, employees, and directors of the Company and its Affiliates to stimulate their efforts toward the continued success of the Company and to operate and manage the business in a manner that will provide for the long-term growth and profitability of the Company; (b) encourage stock ownership by certain officers, employees, and directors by providing them with a means to acquire a proprietary interest in the Company, acquire shares of Stock, or to receive compensation which is based upon appreciation in the value of Stock; and (c) provide a means of obtaining, rewarding and retaining officers, employees, and directors.

2.2 Stock Subject to the Plan. Subject to adjustment in accordance with Section 5.2, Thirty-Four Million, Two Hundred and Fifty Thousand (34,250,000) shares of Stock (the “Maximum Plan Shares”) are hereby reserved exclusively for issuance upon exercise or payment pursuant to Awards, all or any of which may be pursuant to any one or more Award, including without limitation, Incentive Stock Options. Any shares of Stock made subject to Awards of Options or Stock Appreciation Rights shall be counted against this number as one (1) share of Stock for every one (1) share of Stock issued. Any shares of Stock granted as an Award other than Options or Stock Appreciation Rights shall be counted against this number as two and one-quarter (2.25) shares of Stock for every one (1) share of Stock issued. Shares of Stock shall not be deemed to have been issued pursuant to the Plan with respect to any portion of an Award that is settled in cash. The shares of Stock attributable to the nonvested, unpaid, unexercised, unconverted or otherwise unsettled portion of any Award that is forfeited or cancelled or expires or terminates for any reason without becoming vested, paid, exercised, converted or otherwise settled in full will again be available for purposes of the Plan. For purposes of determining the number of shares of Stock issued upon the exercise, settlement or grant of an Award under this Section, any shares of Stock withheld to satisfy tax withholding obligations shall be considered issued under the Plan.

2.3 Administration of the Plan.

(a) The Plan is administered by the Committee. The Committee has full authority in its discretion to determine the officers, employees, and directors of the Company or its Affiliates to whom Awards will be granted and the terms and provisions of Awards, subject to the Plan. Subject to the provisions of the Plan, the Committee has full and conclusive authority to interpret the Plan; to prescribe, amend and rescind rules and regulations relating to the Plan; to determine the terms and provisions of the respective Award Agreements and to make all other determinations necessary or advisable for the proper administration of the Plan. The Committee’s determinations under the Plan need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, Awards under the Plan (whether or not such persons are similarly situated). The Committee’s decisions are final and binding on all Participants. Each member of the Committee shall serve at the discretion of the Board of Directors and the Board of Directors may from time to time remove members from or add members to the Committee. Vacancies on the Committee shall be filled by the Board of Directors.

(b) Notwithstanding any other provision of this Plan, the Compensation Committee of the Board of Directors may by resolution authorize one or more officers of the Company and/or the Chairman of the Compensation Committee of the Board of Directors to do one or both of the following: (1) designate individuals (other than officers or directors of the Company or any Affiliate who are subject to Section 16 of the Securities Exchange Act of 1934, as amended) to receive Awards under the Plan, and (2) determine the number of shares of Stock subject to such Awards; provided however, that the resolution shall specify the total number of shares of Stock that may be awarded subject to such Awards.

2.4 Eligibility and Limits. Awards may be granted only to officers, employees, and directors of the Company or any Affiliate of the Company; provided, however, that an Incentive Stock Option may only be granted to an employee of the Company or any Parent or Subsidiary. In the case of Incentive Stock Options, the aggregate Fair Market Value (determined as of the date an Incentive Stock Option is granted) of Stock with respect to which stock options intended to meet the requirements of Code Section 422 become exercisable for the first time by an individual during any calendar year under all plans of the Company and its Subsidiaries may not exceed $100,000; provided further, that if the limitation is exceeded, the Incentive Stock Option(s) which cause the limitation to be exceeded will be treated as Non-Qualified Stock Option(s). To the extent required under Section 162(m) of the Code and the regulations thereunder, for compensation to be treated as qualified performance-based compensation, subject to adjustment in accordance with Section 5.2, the maximum number of shares of Stock with respect to which (a) Options, (b) Stock Appreciation Rights, and (c) other Awards (other than Performance Awards) to the extent they are granted with the intent that they qualify as qualified performance-based compensation under Section 162(m) of the Code may be granted during any calendar year to any employee may not exceed One Million (1,000,000). To the extent required under Section 162(m) of the Code and the regulations thereunder, for compensation to be treated as qualified performance-based compensation, the maximum aggregate dollar amount that may be paid in any calendar year to an employee with respect to Performance Awards may not exceed Ten Million Dollars ($10,000,000). If, after grant, an Option is cancelled, the cancelled Option shall continue to be counted against the maximum number of shares for which options may be granted to an employee as described in this Section 2.4.

2.5 Outside Director Awards. Each Outside Director may be granted Awards (each an “Outside Director Award”) each fiscal year for up to Seventy-Five Thousand (75,000) shares of Stock, as determined by the Board of Directors. Notwithstanding anything to the contrary in this Plan, the foregoing limitation shall be subject to adjustment under Section 5.2. The number of shares of Stock subject to each Outside Director Award or the formula pursuant to which such number shall be determined, the type or types of Awards included in the Outside Director Awards, the date of grant and the vesting, expiration and other terms applicable to such Outside Director Awards shall be specified from time to time by the Board of Directors, subject to the terms of this Plan, including the terms specified in Section 3.

SECTION 3

TERMS OF AWARDS

3.1 Terms and Conditions of All Awards.

(a) The number of shares of Stock as to which an Award may be granted will be determined by the Committee in its sole discretion, subject to the provisions of Section 2.2 as to the total number of shares available for grants under the Plan and subject to the limits in Section 2.4.

(b) Each Award will be evidenced by an Award Agreement in such form and containing such terms, conditions and restrictions as the Committee may determine to be appropriate, including without limitation, Performance Goals, if any, that must be achieved as a condition to vesting or settlement of the Award, or be made subject to the terms of an Award Program, containing such terms, conditions and restrictions as the Committee may determine to be appropriate, including without limitation, Performance Goals that must be achieved as a condition to vesting or settlement of the Award. Performance Goals, if any, attributable to any Award which is intended to be “performance-based” compensation under Code Section 162(m) shall be established before twenty-five percent (25%) of the Performance Period has elapsed, but in no event later than ninety (90) days after the first day of a Performance Period. At the time any Performance Goals are established, the outcome as to whether the Performance Goals will be met must be substantially uncertain. If any Performance Goals are established as a condition to vesting or settlement of an Award, the Committee shall certify in writing that the applicable Performance Goals were in fact satisfied before such Award is vested or settled, as applicable. Each Award Agreement or Award Program is subject to the terms of the Plan and any provisions contained in the Award Agreement or Award Program that are inconsistent with the Plan are null and void. To the extent an Award is subject to Performance Goals with the intent that the Award constitute performance-based compensation under Code Section 162(m), the Committee shall comply with all applicable requirements under Code Section 162(m) and the rules and regulations promulgated thereunder in granting and settling such Award. The Committee may, but is not required to, structure any Award so as to qualify as performance-based compensation under Code Section 162(m).

(c) The date as of which an Award is granted will be the date on which the Committee has approved the terms and conditions of the Award and has determined the recipient of the Award and the number of shares, if any, covered by the Award, and has taken all such other actions necessary to complete the grant of the Award or such later date as may be specified in the approval of such Award.

(d) Any Award may be granted in connection with all or any portion of a previously or contemporaneously granted Award. Exercise or vesting of an Award granted in connection with another Award may result in a pro rata surrender or cancellation of any related Award, as specified in the applicable Award Agreement or Award Program.

(e) Awards are not transferable or assignable except by will or by the laws of descent and distribution and are exercisable, during the Participant’s lifetime, only by the Participant; or in the event of the Disability of the Participant, by the legal representative of the Participant; or in the event of death of the Participant, by the legal representative of the Participant’s estate or if no legal representative has been appointed, by the successor in interest determined under the Participant’s will; except to the extent that the Committee may provide otherwise as to any Awards other than Incentive Stock Options.

(f) After the date of grant of an Award, the Committee may, in its sole discretion, modify the terms and conditions of an Award, except to the extent that such modification would be inconsistent with other provisions of the Plan or would adversely affect the rights of a Participant under the Award (except as otherwise permitted under the Plan).

3.2 Terms and Conditions of Options. Each Option granted under the Plan must be evidenced by an Award Agreement. At the time any Option is granted, the Committee will determine whether the Option is to be an Incentive Stock Option described in Code Section 422 or a Non-Qualified Stock Option, and the Option must be clearly identified as to its status as an Incentive Stock Option or a Non-Qualified Stock Option. Incentive Stock

Options may only be granted to employees of the Company or any Subsidiary or Parent. At the time any Incentive Stock Option granted under the Plan is exercised, the Company will be entitled to legend the certificates representing the shares of Stock purchased pursuant to the Option to clearly identify them as representing the shares purchased upon the exercise of an Incentive Stock Option. An Incentive Stock Option may only be granted within ten (10) years from the earlier of the date the Plan is adopted or approved by the Company’s stockholders.

(a) Option Price. Subject to adjustment in accordance with Section 5.2 and the other provisions of this Section 3.2, the exercise price (the “Exercise Price”) per share of Stock purchasable under any Option must be as set forth in the applicable Award Agreement, but in no event may it be less than the Fair Market Value on the date the Option is granted. With respect to each grant of an Incentive Stock Option to a Participant who is an Over 10% Owner, the Exercise Price may not be less than 110% of the Fair Market Value on the date the Option is granted. Except as provided in Section 5.2, without approval of the Company’s stockholders the exercise price of an Option may not be amended or modified after the grant of the Option, and an Option may not be surrendered in consideration of, or in exchange for, the grant of a new Option having an exercise price below that of the Option that was surrendered, Stock or cash.

(b) Option Term. Any Incentive Stock Option granted to a Participant who is not an Over 10% Owner is not exercisable after the expiration of eight (8) years after the date the Option is granted. Any Incentive Stock Option granted to an Over 10% Owner is not exercisable after the expiration of five (5) years after the date the Option is granted. The term of any Non-Qualified Stock Option shall be as specified in the applicable Award Agreement but shall be no greater than eight (8) years after the date the Option is granted.

(c) Payment. Payment for all shares of Stock purchased pursuant to exercise of an Option will be made in any form or manner authorized by the Committee in the Award Agreement or by amendment thereto, including, but not limited to, cash or, if the Award Agreement provides:

(i) by delivery to the Company of a number of shares of Stock which have been owned by the holder for at least six (6) months prior to the date of exercise having an aggregate Fair Market Value of not less than the product of the Exercise Price multiplied by the number of shares the Participant intends to purchase upon exercise of the Option on the date of delivery;

(ii) in a cashless exercise through a broker; or

(iii) by having a number of shares of Stock withheld, the Fair Market Value of which as of the date of exercise is sufficient to satisfy the Exercise Price.

Payment must be made at the time that the Option or any part thereof is exercised, and no shares may be issued or delivered upon exercise of an Option until full payment has been made by the Participant. The holder of an Option, as such, has none of the rights of a stockholder.

(d) Conditions to the Exercise of an Option. Each Option granted under the Plan is exercisable by whom, at such time or times, or upon the occurrence of such event or events, and in such amounts, as the Committee specifies in the Award Agreement; provided, however, that subsequent to the grant of an Option, the Committee, at any time before complete termination of such Option, may modify the terms of an Option to the extent not prohibited by the terms of the Plan, including, without limitation, accelerating the time or times at which such Option may be exercised in whole or in part, including, without limitation, upon a change in control and may permit the Participant or any other designated person to exercise the Option, or any portion thereof, for all or part of the remaining Option term, notwithstanding any provision of the Award Agreement to the contrary.

(e) Termination of Incentive Stock Options. With respect to an Incentive Stock Option, in the event of Termination of Employment of a Participant, the Option or portion thereof held by the Participant which is unexercised will expire, terminate, and become unexercisable no later than the expiration of three (3) months after the date of Termination of Employment; provided, however, that in the case of a holder whose Termination of Employment is due to death or Disability, one (1) year will be substituted for such three (3) month period; provided, further that such time limits may be exceeded by the Committee under the terms of the grant, in which case, the Incentive Stock Option will be a Non-Qualified Option if it is exercised after the time limits that would otherwise apply. For purposes of this Subsection (e), Termination of Employment of the Participant will not be deemed to have occurred if the Participant is employed by another corporation (or a parent or subsidiary corporation of such other corporation) which has assumed the Incentive Stock Option of the Participant in a transaction to which Code Section 424(a) is applicable.

(f) Special Provisions for Certain Substitute Options. Notwithstanding anything to the contrary in this Section 3.2, any Option issued in substitution for an option previously issued by another entity, which substitution occurs in connection with a transaction to which Code Section 424(a) is applicable, may provide for an exercise price computed in accordance with such Code Section and the regulations thereunder and may contain such other terms and conditions as the Committee may prescribe to cause such substitute Option to contain as nearly as possible the same terms and conditions (including the applicable vesting and termination provisions) as those contained in the previously issued option being replaced thereby.

(g) No Reload Grants. Options shall not be granted under the Plan in consideration for and shall not be conditioned upon the delivery of shares of Stock to the Company in payment of the exercise price and/or tax withholding obligation under any other option held by a Participant.

(h) No Repricing. Except as provided in Section 5.2, without the approval of the Company’s stockholders the exercise price of an Option may not be amended or modified after the grant of the Option and an Option may not be surrendered in consideration of, or in exchange for, the grant of a new Option having an exercise price below that of the Option that was surrendered, Stock, cash, or any other Award.

3.3 Terms and Conditions of Stock Appreciation Rights. Each Stock Appreciation Right granted under the Plan must be evidenced by an Award Agreement. A Stock Appreciation Right entitles the Participant to receive the excess of (1) the Fair Market Value of a specified or determinable number of shares of the Stock at the time of payment or exercise over (2) a specified or determinable price which may not be less than the Fair Market Value of the Stock on the date of grant. A Stock Appreciation Right granted in connection with another Award may only be exercised to the extent that the related Award has not been exercised, paid or otherwise settled.

(a) Settlement. Upon settlement of a Stock Appreciation Right, the Company must pay to the Participant the appreciation in cash or shares of Stock (valued at the aggregate Fair Market Value on the date of payment or exercise) as provided in the Award Agreement or, in the absence of such provision, as the Committee may determine.

(b) Term. The term of any Stock Appreciation Right shall be as specified in the applicable Award Agreement but shall be no greater than eight (8) years after the date the Stock Appreciation Right is granted.

(c) Conditions to Exercise. Each Stock Appreciation Right granted under the Plan is exercisable or payable at such time or times, or upon the occurrence of such event or events, and in such amounts, as the Committee specifies in the Award Agreement; provided, however, that subsequent to the grant of a Stock Appreciation Right, the Committee, at any time before complete termination of such Stock Appreciation Right, may accelerate the time or times at which such Stock Appreciation Right may be exercised or paid in whole or in part.

(d) No Repricing. Except as provided in Section 5.2, without the approval of the Company’s stockholders the price of a Stock Appreciation Right may not be amended or modified after the grant of the Stock Appreciation Right, and a Stock Appreciation Right may not be surrendered in consideration of, or in exchange for, the grant of a new Stock Appreciation Right having a price below that of the Stock Appreciation Right that was surrendered, Stock, cash, or any other Award.

3.4 Terms and Conditions of Stock Awards. The number of shares of Stock subject to a Stock Award and restrictions or conditions on such shares, if any, will be as the Committee determines, and the certificate for such shares will bear evidence of any restrictions or conditions. Subsequent to the date of the grant of the Stock Award, the Committee has the power to permit, in its discretion, an acceleration of the expiration of an applicable restriction period with respect to any part or all of the shares awarded to a Participant. The Committee may require a cash payment from the Participant in an amount no greater than the aggregate Fair Market Value of the shares of Stock awarded determined at the date of grant in exchange for the grant of a Stock Award or may grant a Stock Award without the requirement of a cash payment.

3.5 Terms and Conditions of Dividend Equivalent Rights. A Dividend Equivalent Right entitles the Participant to receive payments from the Company in an amount determined by reference to any cash dividends paid on a specified number of shares of Stock to Company stockholders of record during the period such rights are effective. The Committee may impose such restrictions and conditions on any Dividend Equivalent Right as the Committee in its discretion shall determine, including the date any such right shall terminate and may reserve the right to terminate, amend or suspend any such right at any time.

(a) Payment. Payment in respect of a Dividend Equivalent Right may be made by the Company in cash or shares of Stock (valued at Fair Market Value as of the date payment is owed) as provided in the Award Agreement or Award Program, or, in the absence of such provision, as the Committee may determine.

(b) Conditions to Payment. Each Dividend Equivalent Right granted under the Plan is payable at such time or times, or upon the occurrence of such event or events, and in such amounts, as the Committee specifies in the applicable Award Agreement or Award Program; provided, however, that subsequent to the grant of a Dividend Equivalent Right, the Committee, at any time before complete termination of such Dividend Equivalent Right, may accelerate the time or times at which such Dividend Equivalent Right may be paid in whole or in part.

3.6 Terms and Conditions of Performance Awards. A Performance Award shall entitle the Participant to receive, at a specified future date, payment of an amount equal to all or a portion of either (i) the value of a specified or determinable number of units (stated in terms of a designated or determinable dollar amount per unit) granted by the Committee, or (ii) a percentage or multiple of a specified amount determined by the Committee. At the time of the grant, the Committee must determine the base value of each unit; the number of units subject to a Performance Award, the specified amount and the percentage or multiple of the specified amount, as may be applicable; and the Performance Goals applicable to the determination of the ultimate payment value of the Performance Award. The Committee may provide for an alternate base value for each unit or an alternate percentage or multiple under certain specified conditions.

(a) Payment. Payment in respect of Performance Awards may be made by the Company in cash or shares of Stock (valued at Fair Market Value as of the date payment is owed) as provided in the applicable Award Agreement or Award Program or, in the absence of such provision, as the Committee may determine.

(b) Conditions to Payment. Each Performance Award granted under the Plan shall be payable at such time or times, or upon the occurrence of such event or events, and in such amounts, as the Committee may specify in the applicable Award Agreement or Award Program; provided, however, that subsequent to the grant of a Performance Award, the Committee, at any time before complete termination of such Performance Award, may accelerate the time or times at which such Performance Award may be paid in whole or in part.

3.7 Terms and Conditions of Restricted Stock Units. Restricted Stock Units shall entitle the Participant to receive, at a specified future date or event, payment of an amount equal to all or a portion of the Fair Market Value of a specified number of shares of Stock at the end of a specified period. At the time of the grant, the Committee will determine the factors which will govern the portion of the Restricted Stock Units so payable, including, at the discretion of the Committee, any performance criteria that must be satisfied as a condition to payment. Restricted Stock Unit awards containing performance criteria may be designated as performance share awards.

(a) Payment. Payment in respect of Restricted Stock Units may be made by the Company in cash or shares of Stock (valued at Fair Market Value as of the date payment is owed) as provided in the applicable

Award Agreement or Award Program, or, in the absence of such provision, as the Committee may determine.

(b) Conditions to Payment. Each Restricted Stock Unit granted under the Plan is payable at such time or times, or upon the occurrence of such event or events, and in such amounts, as the Committee may specify in the applicable Award Agreement or Award Program; provided, however, that subsequent to the grant of a Restricted Stock Unit, the Committee, at any time before complete termination of such Restricted Stock Unit, may accelerate the time or times at which such Restricted Stock Unit may be paid in whole or in part.

3.8 Terms and Conditions of Phantom Stock. Phantom Stock shall entitle the Participant to receive, at a specified future date, payment of an amount equal to all or a portion of the Fair Market Value of a specified number of shares of Stock at the end of a specified period. At the time of the grant, the Committee shall determine the factors which will govern the portion of the rights so payable, including, at the discretion of the Committee, any Performance Goals that must be satisfied as a condition to payment.

(a) Payment. Payment in respect of Phantom Stock may be made by the Company in cash or shares of Stock (valued at Fair Market Value on the date of payment) as provided in the Award Agreement, or, in the absence of such provision, as the Committee may determine.

(b) Conditions to Payment. Each grant of Phantom Stock under the Plan shall be payable at such time or times, or upon the occurrence of such event or events, and in such amounts, as the Committee shall specify in the applicable Award Agreement or Award Program; provided, however, that subsequent to the grant of a Phantom Stock, the Committee, at any time before complete termination of such Phantom Stock, may accelerate the time or times at which such Phantom Stock may be paid in whole or in part.

3.9 Treatment of Awards Upon Termination of Employment. Except as otherwise provided by Plan Section 3.2(e), any award under this Plan to a Participant who has experienced a Termination of Employment or termination of some other service relationship with the Company and its Affiliates may be cancelled, accelerated, paid or continued, as provided in the applicable Award Agreement or Award Program, or, as the Committee may otherwise determine to the extent not prohibited by the Plan. The portion of any Award exercisable in the event of continuation or the amount of any payment due under a continued Award may be adjusted by the Committee to reflect the Participant’s period of service from the date of grant through the date of the Participant’s Termination of Employment or other service relationship or such other factors as the Committee determines are relevant to its decision to continue the Award.

SECTION 4

RESTRICTIONS ON STOCK

4.1 Escrow of Shares. Any certificates representing the shares of Stock issued under the Plan will be issued in the Participant’s name, but, if the applicable Award Agreement or Award Program so provides, the shares of Stock will be held by a custodian designated by the Committee (the “Custodian”). Each applicable Award Agreement or Award Program providing for transfer of shares of Stock to the Custodian must appoint the Custodian as the attorney-in-fact for the Participant for the term specified in the applicable Award Agreement or Award Program, with full power and authority in the Participant’s name, place and stead to transfer, assign and convey to the Company any shares of Stock held by the Custodian for such Participant, if the Participant forfeits the shares under the terms of the applicable Award Agreement or Award Program. During the period that the Custodian holds the shares subject to this Section, the Participant is entitled to all rights, except as provided in the applicable Award Agreement or Award Program, applicable to shares of Stock not so held. Any dividends declared on shares of Stock held by the Custodian must, as provided in the applicable Award Agreement or Award Program, be paid directly to the Participant or, in the alternative, be retained by the Custodian or by the Company until the expiration of the term specified in the applicable Award Agreement or Award Program and shall then be delivered, together with any proceeds, with the shares of Stock to the Participant or to the Company, as applicable.

4.2 Restrictions on Transfer. The Participant does not have the right to make or permit to exist any disposition of the shares of Stock issued pursuant to the Plan except as provided in the Plan or the applicable Award Agreement or Award Program. Any disposition of the shares of Stock issued under the Plan by the Participant not made in accordance with the Plan or the applicable Award Agreement or Award Program will be void. The Company will not recognize, or have the duty to recognize, any disposition not made in accordance with the Plan and the applicable Award Agreement or Award Program, and the shares so transferred will continue to be bound by the Plan and the applicable Award Agreement or Award Program.

SECTION 5

GENERAL PROVISIONS

5.1 Withholding. The Company must deduct from all cash distributions under the Plan any taxes required to be withheld by federal, state or local government. Whenever the Company proposes or is required to issue or transfer shares of Stock under the Plan or upon the vesting of any Award, the Company has the right to require the recipient to remit to the Company an amount sufficient to satisfy any federal, state and local tax withholding requirements prior to the delivery of any certificate or certificates for such shares or the vesting of such Award. A Participant may pay the withholding obligation in cash, or, if and to the extent the applicable Award Agreement or Award Program so provides, a Participant may elect to have the number of shares of Stock he is to receive reduced by, or tender back to the Company, the smallest number of whole shares of Stock which, when multiplied by the Fair Market Value of the shares of Stock determined as of the Tax Date (defined below), is sufficient to satisfy federal, state and local, if any, withholding obligation arising from exercise or payment of an Award (a “Withholding Election”).

5.2 Changes in Capitalization; Merger; Liquidation.

(a) The number of shares of Stock reserved for the grant of Awards under the Plan; the number of shares of Stock reserved for issuance pursuant to Awards granted under the Plan; the Exercise Price of each outstanding Option; the strike price of each outstanding Stock Appreciation Right; the specified number of shares of Stock to which each Award pertains; and the maximum number of shares as to which Awards may be granted, shall be proportionately adjusted for any nonreciprocal transaction between the Company and the holders of capital stock of the Company that causes the per share value of the shares of Stock underlying an Award to change, such as a stock dividend, stock split, spin-off, rights offering, or recapitalization through a large, nonrecurring cash dividend (each, an “Equity Restructuring”). Any adjustment described in the preceding sentence may include a substitution in whole or in part of other equity securities of the issuer and the class involved in such Equity Restructuring in lieu of the shares of Stock that are subject to the Award.

(b) In the event of a merger, consolidation, reorganization, extraordinary dividend, spin-off, sale of substantially all of the Company’s assets, other change in capital structure of the Company, tender offer for shares of Stock, or a change in control of the Company (as defined by the Committee in the applicable Award Agreement) that in each case does not constitute an Equity Restructuring, the Committee may make such adjustments with respect to Awards and take such other action as it deems necessary or appropriate, including, without limitation, the substitution of new Awards, or the adjustment of outstanding Awards, the acceleration of Awards, the removal of restrictions on outstanding Awards, or the termination of outstanding Awards in exchange for the cash value determined in good faith by the Committee of the vested and/or unvested portion of the Award, all as may be provided in the applicable Award Agreement or, if not expressly addressed therein, as the Committee subsequently may determine in its sole discretion. Any adjustment pursuant to this Section 5.2 may provide, in the Committee’s discretion, for the elimination without payment therefor of any fractional shares that might otherwise become subject to any Award, but except as set forth in this Section may not otherwise diminish the then value of the Award.

(c) The existence of the Plan and the Awards granted pursuant to the Plan shall not affect in any way the right or power of the Company to make or authorize any adjustment, reclassification, reorganization or other change in its capital or business structure, any merger or consolidation of the Company, any issue of debt or equity securities having preferences or priorities as to the Stock or the rights thereof, the dissolution or liquidation of the Company, any sale or transfer of all or any part of its business or assets, or any other corporate act or proceeding.

5.3 Awards to Non-U.S. Employees. The Committee shall have the power and authority to determine which Affiliates shall be covered by this Plan and which employees outside the U.S. shall be eligible to participate in the Plan. The Committee may adopt, amend or rescind rules, procedures or sub-plans relating to the operation and administration of the Plan to accommodate the specific requirements of local laws, procedures, and practices. Without limiting the generality of the foregoing, the Committee is specifically authorized to adopt rules, procedures and sub-plans with provisions that limit or modify rights on death, disability or retirement or on termination of employment; available methods of exercise or settlement of an award; payment of income, social insurance contributions and payroll taxes; the withholding procedures and handling of any stock certificates or other indicia of ownership which vary with local requirements. The Committee may also adopt rules, procedures or sub-plans applicable to particular Affiliates or locations.

5.4 Compliance with Code.

(a) Code Section 422. All Incentive Stock Options to be granted hereunder are intended to comply with Code Section 422, and all provisions of the Plan and all Incentive Stock Options granted hereunder must be construed in such manner as to effectuate that intent.

(b) Code Section 409A. Except to the extent specifically provided otherwise by the Committee, Awards under the Plan are intended to satisfy the requirements of Section 409A of the Code (and the Treasury Department guidance and regulations issued thereunder) so as to avoid the imposition of any additional taxes or penalties under Code Section 409A. If the Committee determines that an Award, Award Agreement, Award Program, payment, distribution, deferral election, transaction or any other action or arrangement contemplated by the provisions of the Plan would, if undertaken, cause a Participant to become subject to any additional taxes or other penalties under Code Section 409A, then unless the Committee specifically provides otherwise, such Award, Award Agreement, Award Program, payment, distribution, deferral election, transaction or other action or arrangement shall not be given effect to the extent it causes such result and the related provisions of the Plan, Award Agreement, and / or Award Program will be deemed modified, or, if necessary, suspended in order to comply with the requirements of Code Section 409A to the extent determined appropriate by the Committee, in each case without the consent of or notice to the Participant. To the extent any provision in the Plan, Award Agreement, or Award Program gives the Committee discretion to modify the terms and conditions of an Award, and the mere possession (as opposed to the exercise) of such discretion would result in adverse tax consequences to any Participant, then unless the Committee specifically provides otherwise, the Committee shall not have such power.

5.5 Right to Terminate Employment or Service. Nothing in the Plan or in any Award Agreement confers upon any Participant the right to continue as an officer, employee, or director of the Company or any of its Affiliates or affect the right of the Company or any of its Affiliates to terminate the Participant’s employment or services at any time.

5.6 Non-Alienation of Benefits. Other than as provided herein, no benefit under the Plan may be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge; and any attempt to do so shall be void. No such benefit may, prior to receipt by the Participant, be in any manner liable for or subject to the debts, contracts, liabilities, engagements or torts of the Participant.

5.7 Restrictions on Delivery and Sale of Shares; Legends. Each Award is subject to the condition that if at any time the Committee, in its discretion, shall determine that the listing, registration or qualification of the shares covered by such Award upon any securities exchange or under any state or federal law is necessary or desirable as a condition of or in connection with the granting of such Award or the purchase or delivery of shares thereunder, the delivery of any or all shares pursuant to such Award may be withheld unless and until such listing, registration or qualification shall have been effected. If a registration statement is not in effect under the Securities Act of 1933 or any applicable state securities laws with respect to the shares of Stock purchasable or otherwise deliverable under Awards then outstanding, the Committee may require, as a condition of exercise of any Option or as a condition to any other delivery of Stock pursuant to an Award, that the Participant or other recipient of an Award represent, in writing, that the shares received pursuant to the Award are being acquired for investment and not with a view to distribution and agree that the shares will not be disposed of except pursuant to an effective registration statement, unless the Company shall have received an opinion of counsel that such disposition is exempt from such requirement under the Securities Act of 1933 and any applicable state securities laws. The Company may include on certificates representing shares delivered pursuant to an Award such legends referring to the foregoing representations or restrictions or any other applicable restrictions on resale as the Company, in its discretion, shall deem appropriate.

5.8 Listing and Legal Compliance. The Committee may suspend the exercise or payment of any Award so long as it determines that securities exchange listing or registration or qualification under any securities laws is required in connection therewith and has not been completed on terms acceptable to the Committee.

5.9 Termination and Amendment of the Plan. The Board of Directors at any time may amend or terminate the Plan without shareholder approval; provided, however, that the Board of Directors shall obtain shareholder approval for any amendment to the Plan that increases the number of shares of Stock available under the Plan, materially expands the classes of individuals eligible to receive Awards, materially expands the type of awards available for issuance under the Plan, or would otherwise require shareholder approval under the rules of the applicable exchange. No such termination or amendment without the consent of the holder of an Award may adversely affect the rights of the Participant under such Award.

5.10 Stockholder Approval. The Plan must be submitted to the stockholders of the Company for their approval within twelve (12) months before or after the adoption of the Plan by the Board of Directors of the Company. If such approval is not obtained, any Award granted hereunder will be void.

5.11 Choice of Law. The laws of the State of Delaware shall govern the Plan, to the extent not preempted by federal law, without reference to the principles of conflict of laws.

5.12 Effective Date of Plan. The Plan shall become effective as of the date the Plan was approved by the Board of Directors.

IN WITNESS WHEREOF, the Company has executed this Plan, and the Plan has become effective as of June 15, 2007.

BMC SOFTWARE, INC.

By: /s/ MICHAEL A. VESCUSO

Title: Senior Vice President, Administration

ATTN: MARY HAYES 2101 CITYWEST BLVD. HOUSTON, TX 77042-2827

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by BMC Software, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to BMC Software, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M15619-P81737	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

BMC SOFTWARE, INC. Vote On Directors				For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
1.	Election of nine directors to serve until the Company’s 2010 Annual Meeting:			☐	☐	☐
Nominees:
	01) Robert E. Beauchamp	06) P. Thomas Jenkins
	02) B. Garland Cupp	07) Louis J. Lavigne, Jr.
	03) Jon E. Barfield	08) Kathleen A. O’Neil
	04) Gary L. Bloom	09) Tom C. Tinsley
05) Meldon K. Gafner

Vote On Proposals									For	Against	Abstain
2.	Proposal to ratify the appointment of Ernst & Young LLP as independent registered public accountants of the Company for the fiscal year ending March 31, 2010.								☐	☐	☐
3.

Proposal to approve an amendment to the BMC Software, Inc. 2007 Incentive Plan to increase the number of shares of BMC Software, Inc. Common Stock reserved for issuance under such plan by 16,000,000 shares.

									☐	☐	☐
4.

By my signature below, I confer to the named proxies discretionary authority on any other business that may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

Note: Joint owners must each sign. Please sign your name exactly as it appears on the stock certificate. When signing as attorney, executor, administrator, trustee or guardian, please give full title. If held by a corporation, please sign in the full corporate name by the president or other authorized officer.

For address changes and/or comments, please check this box and write them on the back where indicated.						☐
Please indicate if you plan to attend this meeting.				☐	☐
				Yes	No

Signature [PLEASE SIGN WITHIN BOX]			Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Proxy Statement and Annual Report are available at http://materials.proxyvote.com/055921

M15620-P81737

PROXY

BMC SOFTWARE, INC.

PROXY FOR 2009 ANNUAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints Robert E. Beauchamp and Denise M. Clolery and each of them, with or without the other, with full power of substitution, to vote all shares of stock that the undersigned is entitled to vote, with all the powers which the undersigned would possess if personally present, at the 2009 Annual Meeting of Stockholders of BMC Software, Inc. (the “Company”), to be held in the Eden Vale room at The Westin Waltham - Boston, 70 Third Avenue, Waltham, Massachusetts on July 28, 2009, at 8:00 a.m., local time, and all adjournments and postponements thereof.

If shares of BMC Software, Inc. Common Stock are issued to or held for the account of the undersigned under employee plans and voting rights attach to such shares (any of such Plans, a “Voting Plan”), then the undersigned hereby directs the respective fiduciary of each applicable Voting Plan to vote all shares of BMC Software, Inc. Common Stock in the undersigned’s name and/or account under such Voting Plan in accordance with the instructions given herein, at the Annual Meeting and at any adjournments or postponements thereof, on all matters properly coming before the Annual Meeting, including but not limited to the matters set forth on the reverse side.

This proxy will be voted as you specify on the reverse side. If no specification is made, this proxy will be voted with respect to item (1) FOR the nominees listed, (2) FOR ratification of the appointment of Ernst and Young LLP as independent registered public accountants of the Company for the fiscal year ending March 31, 2010, and (3) FOR approval of an amendment to the BMC Software, Inc. 2007 Incentive Plan to increase the number of shares of BMC Software, Inc. Common Stock reserved for issuance under such plan by 16,000,000 shares.

(PLEASE RETURN THIS SIGNED PROXY CARD IN THE ACCOMPANYING ADDRESSED ENVELOPE)

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE